UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Carrier Global Corporation
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

February 25, 2025
NOTICE OF 2025 ANNUAL MEETING OF SHAREOWNERS

Meeting Information		DATE AND TIME April 9, 2025 8:30 a.m. Eastern time		LOCATION Virtual Meeting www.virtualshareholdermeeting.com/CARR2025

Agenda	1	2		3	4	5

	Election of the 10 Director Nominees Named in the Proxy Statement	Advisory Vote to Approve Named Executive Officer Compensation		Approve an Amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan	Ratify Appointment of Pricewaterhouse-Coopers LLP to Serve as Independent Auditor for 2025	Shareowner Proposal, if Properly Presented at the Meeting

	FOR each Director Nominee	FOR		FOR	FOR	AGAINST

	▶	Page 6 ▶	Page 28	▶ Page 68	▶ Page 78	▶ Page 80

Four voting methods are available to you.		BY THE INTERNET Visit the website on your proxy card.				BY MAIL Sign, date and return your proxy card in the enclosed envelope.

Please review your Proxy Statement and vote in one of the ways described here.		BY TELEPHONE Call the telephone number on your proxy card.				ONLINE DURING THE MEETING Vote online during the meeting by going to: www.virtualshareholdermeeting.com/CARR2025.

Your vote is important.
WHO MAY VOTE
You are entitled to receive this Notice and to vote at the Annual Meeting if you owned shares of Carrier common stock at the close of business on February 13, 2025 (the record date for this Annual Meeting).

Please submit your proxy or voting instructions as soon as possible.
VIRTUAL MEETING FORMAT
The 2025 Annual Meeting of Shareowners will be conducted in a virtual format to facilitate attendance and to provide a consistent experience to all shareowners, regardless of location. The format is designed to ensure a level of participation commensurate with an in-person meeting and allows shareowners to:
▪vote and submit questions in advance of the Annual Meeting; and
▪access a live webcast, vote and submit questions during the Annual Meeting on April 9, 2025.
Please see “Frequently Asked Questions About the Annual Meeting” on page 83 for more information about participating in the virtual meeting.
By Order of the Board of Directors.
Erin O’Neal
Corporate Secretary

i	Carrier Global Corporation

MESSAGE FROM OUR LEAD INDEPENDENT DIRECTOR

John J. Greisch
Lead Independent Director
Following a year of transformative change, the Board’s priorities remain the same: providing strong governance and oversight and supporting management as it executes its strategy and vision to deliver long-term value to Carrier’s customers, employees and shareowners.”

Dear Fellow Shareowners,
2024 was a defining year for Carrier, marked by significant transformation and operational success. Under the strong and visionary leadership of David Gitlin, Carrier has not only reshaped its portfolio, but also strengthened its position as a simpler, more focused and customer-centric provider of intelligent climate and energy solutions. With a clear vision for the future, Carrier enters 2025 uniquely poised to benefit from the megatrends driving sustainable growth and innovation.
As Carrier continues its transformation journey, the Board remains deeply committed to maintaining robust oversight and ensuring that management’s strategy aligns with the long-term interests of our shareowners. Over the past year, we welcomed two outstanding new directors. Maximillian (Max) Viessmann’s expertise in digitalization and alternative energy solutions will continue to drive Carrier’s transition to a digitally enabled, climate and energy solutions company. Amy Miles is a proven leader in customer excellence and operational efficiency, who brings invaluable cross-industry perspective.
The recent refreshment of our Board also enabled us to infuse fresh viewpoints into key committees, including Audit, Governance and Technology & Innovation. This reflects our steadfast commitment to ensuring our committees are enriched by innovative perspectives that drive sustained, long-term value for our shareowners. I am proud to serve on a Board that includes such a broad and complementary mix of talent, experience and perspective.
Our Board’s commitment to maintaining a strong governance framework continued in 2024. As described in greater detail within this Proxy Statement, to facilitate shareowner engagement and increase Board oversight, our Board implemented updates to our Bylaws, Corporate Governance Guidelines and Committee Charters. Members of our Board, including our Compensation Committee Chair and I as Lead Independent Director, also participated in shareowner meetings to discuss a range of matters in furtherance of our focus on transparency and shareowner engagement.
Following a year of transformative change, the Board’s priorities remain the same: providing strong governance and oversight and supporting management as it executes its strategy and vision to deliver long-term value to Carrier’s customers, employees and shareowners. We thank you for your continued investment in Carrier and for sharing in our passion and excitement for what lies ahead.
Sincerely,
John J. Greisch
Lead Independent Director

2025 Proxy Statement	ii

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareowners to be held on April 9, 2025. This Notice of the 2025 Annual Meeting of Shareowners and Proxy Statement as well as Carrier’s 2024 Annual Report are available free of charge at www.proxyvote.com or at www.corporate.carrier.com. References in either document to our website are for the convenience of readers, and information available at or through our corporate website is not a part of nor is it incorporated by reference in the Proxy Statement or Annual Report.
The Board of Directors of Carrier Global Corporation (the “Board”) is soliciting proxies to be voted at our 2025 Annual Meeting of Shareowners on April 9, 2025, and at any postponed or reconvened meeting. We expect that the Proxy materials or a notice of internet availability will be mailed and made available to shareowners beginning on or about February 25, 2025. At the meeting, votes will be taken on the matters listed in the Notice of 2025 Annual Meeting of Shareowners.

iii	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

OUR COMPANY
At Carrier, our purpose is clear – enhancing the lives we live and the world we share.
And every day, we are taking action. Reinventing the industry we pioneered more than 120 years ago. Creating breakthrough solutions that improve the human condition. Rethinking indoor environments to help people thrive today while building a more sustainable tomorrow. Reimagining homes and buildings to foster resilience. Connecting the cold chain to move food and lifesaving medicine around the globe. Strategically innovating to address the world’s most critical challenges.
We have transformed our business and portfolio while delivering results along the way. Now, as a stronger and more focused Carrier, we are entering the next phase of our journey. We are deepening customer centricity and accelerating innovation, guided by a clear purpose and vision, and driven by bold action. Because what we do matters.
With every product, every space and every solution, we are uniquely positioned to create a better future – for people, for our planet and for generations to come. For the world we share.
About Carrier
Carrier is a global leader in intelligent climate and energy solutions, with a focus on providing differentiated, digitally enabled lifecycle solutions to our customers. Through our performance-driven culture, we anticipate creating long-term shareowner value by investing strategically to strengthen our product position in homes and buildings and across the cold chain in order to drive profitable growth.

$22.5B Net sales	~160 Countries	35+ Brands	~48,000 Employees

Our People & Culture
We are an employer of choice, and we focus on our Build Best Teams cultural behavior priority through the deployment of our talent ecosystem that connects strategy; embeds talent in our culture; and activates it through people programs, processes and leadership. One of our core values in The Carrier Way, inclusion, is fundamental to who we are and what we do. We aspire to have an inclusive culture where each and every employee can come to work, every day, feeling like they belong and can contribute to their fullest and greatest potential. We continuously evaluate, modify and enhance our recruitment and retention strategies as part of the overall management of our business.
We measure the Pulse of our workforce three times per year through company-wide employee surveys to help us understand how employees feel about working at Carrier and what we can do to improve their experience.
Operating Fundamentals
The Carrier Way, Leading People The Carrier Way and Carrier Excellence serve as a basis for how we operate our company and drive success – as One Team.

2025 Proxy Statement	1

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
The Carrier Way
The Carrier Way outlines our vision, values and cultural behaviors.

VISION Our aspiration; why we come to work every day. To be the global leader in intelligent climate and energy solutions.

VALUES Our absolutes; always do the right thing.
Respect	Integrity	Inclusion	Innovation	Excellence

CULTURE Our behaviors; how we work and win together, while never compromising our values.

Passion for Customers We win when our customers win. Play to Win We strive to be #1 in everything we do. Choose Speed We focus and move with a bias for action.			Achieve Results We perform, with integrity. Dare to Disrupt We innovate and pursue sustainable solutions. Build Best Teams We develop diverse teams, and empower to move faster.

Leading People The Carrier Way
Leading People The Carrier Way sets expectations for people leaders and how we build the best teams.

OUR TALENT PHILOSOPHY Our guiding principles for how People Leaders develop talent and Build Best Teams.
OUR LEADER SUCCESS MODEL
Our expectations for how
People Leaders lead others.
Think “Outside In”
Seek market-leading solutions.
One Carrier always.
Know and amaze your customers.
Define the Future Boldly
Think big, take risks, inspire ideas.
Make change comfortable.
Try, learn, celebrate.
Generate Energy
Connect people to purpose, empower.
Lead inclusively, ignite optimism.
Choose mission over self.
Own Outcomes
Simplify, prioritize and focus.
Anticipate, adjust, clear the path.
Make it happen, together.

We value BEHAVIORS while achieving results.
We use the “what” and the “how” to assess performance and potential.
We role model The Carrier Way behaviors and hold each other accountable to do the same.
We DEVELOP and help our people grow.
We support a culture of growth, valuing experiences and cross-company movement to accelerate development. Employees own their development, with support from their leader.
We are TRANSPARENT and give real-time feedback.
We discuss performance and potential, so all employees can grow and succeed.
Leaders and employees give and receive two-way feedback candidly and constructively.
We PERFORM by setting stretch goals and holding individuals and teams accountable.
We coach for higher performance, raising the bar every year, and take timely action.
We DIFFERENTIATE based on contributions.
We recognize and reward both high performance and high potential through differentiated investment, development, compensation and career progression.

2	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Carrier Excellence
Carrier Excellence is our continuous improvement operating system, a mindset that focuses the organization on enhancing efficiency and delivering high-quality outcomes across all facets of our business.
Sustainability
Carrier is developing breakthrough climate and energy solutions today to help create a better, more sustainable tomorrow. Our innovations help customers achieve their sustainability targets while driving economic value. We are committed to embedding sustainable practices across our global operations, ensuring that we continue to lead the way toward a more sustainable future.
Our 2030 sustainability and impact goals reinforce Carrier’s dedication to continuous improvement – challenging ourselves to think bigger and be better. Building on three decades of environmental targets, these goals focus on reducing our impact on the planet; supporting our people and communities; and delivering solutions that enhance efficiency, resilience and long-term value.
Through innovation, empowering our people and operating with integrity, we strive to be a catalyst for lasting, positive change. That is The Carrier Way.
Learn about our goals and progress at www.corporate.carrier.com/SIR.
Corporate Social Responsibility
Carrier supports organizations that promote the planet, people and the communities in which we live, work and operate. We encourage you to visit the Corporate Responsibility section of our website (www.corporate.carrier.com/our-communities) to learn more.

2025 Proxy Statement	3

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
2024 Performance and Business Highlights
In 2024, Carrier underwent incredible change, transforming our company into a pure-play climate solutions provider, while we delivered on our commitments to customers, employees and shareowners. Our results demonstrated strong financial performance and operational excellence. With our portfolio transformation complete, we are now a simpler, more focused, intelligent climate and energy solutions provider with leading positions in all major geographies and a comprehensive suite of sustainable and innovative solutions.
Looking ahead, our focus, increased scale and leading innovation will allow our team to double down on providing our customers with differentiated solutions to drive the critically important outcomes they desire while achieving outsized operational excellence.

Financial Highlights
Achieved strong financial performance in 2024, while delivering on large-scale transformation, driven by Carrier Excellence:
▪Increased 2024 net sales by 19% year-over-year, with 3% organic sales growth. Carrier gained market share in nearly every business, achieving outsized growth in key verticals.
▪Increased GAAP operating profit margins by 40 basis points and significantly increased adjusted operating profit margins by 180 basis points driven by organic sales growth and strong productivity.
▪GAAP diluted earnings per share decreased 25% year-over-year driven by higher interest and tax expense. Adjusted diluted earnings per share increased by 16% year-over-year driven by strong operating performance.
▪Delivered on our Viessmann Climate Solutions cost synergy targets.
▪Grew aftermarket sales double digits in 2024. Our aftermarket business has grown by a double-digit CAGR since 2020.[2]
▪Achieved our fourth consecutive year of double-digit growth in the global Commercial HVAC business, an area where increased investments continue to pay dividends. We achieved nearly 200% data center orders growth in 2024.
[1]See Appendix A beginning on page 92 for information regarding non-GAAP measures and a reconciliation of each non-GAAP measure to the most comparable GAAP measure.
[2]Excluding NORESCO.

Innovation and Differentiation, Digitally Enabled
Introduced sustainable, digitally enabled new products to customers, enhancing differentiation:
▪Introduced over 80 innovative new products to the market.
▪Navigated the North America EPA regulatory A2L refrigerant transition successfully in the Residential and Light Commercial HVAC businesses.
▪Investment in Strategic Thermal Labs, known for groundbreaking technology for liquid cooling solutions for data centers.
▪Matured digital offerings and now have more than 45,000 chillers and hundreds of thousands of refrigeration units connected.

Mergers and Acquisitions and Capital Deployment
Executed a dynamic capital allocation strategy:
▪Divested our Global Access Solutions, Industrial Fire, Commercial Refrigeration and Commercial & Residential Fire businesses, simplifying and focusing the portfolio, for an aggregate value exceeding $10 billion, achieving a blended mid-teen EBITDA multiple.
▪Acquired Viessmann Climate Solutions, the premier residential and light commercial HVAC provider in Europe, expanding our portfolio to offer a global, comprehensive suite of sustainable and innovative building and cold-chain solutions for a total enterprise value of €12 billion.
▪As committed, returned to approximately 2x net leverage at year-end 2024.
▪Returned approximately $2.6 billion in capital to shareowners through dividends and share repurchases.

4	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
PROXY SUMMARY
This summary highlights selected information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Proposal 1: Election of Directors		Our Board recommends a vote FOR each nominee

What are you voting on? At the 2025 Annual Meeting, 10 director nominees are to be elected to hold office until the 2026 Annual Meeting and until their successors have been elected and qualified.	All nominees are current directors of Carrier and were elected by shareowners at the 2024 Annual Meeting, except for Amy E. Miles who joined the Board in January 2025.

Proposal 2: Advisory Vote to Approve Named Executive Officer (NEO) Compensation	Our Board recommends a vote FOR the say-on-pay proposal

What are you voting on?
We are asking our shareowners to approve, on an advisory basis, the compensation paid to Carrier’s named executive officers disclosed in this Proxy Statement. We hold say-on-pay votes annually.

The Board believes that our compensation policies and practices are effective in achieving the goals of the compensation program, and that our actions have been responsive to shareowner feedback related to last year’s say-on-pay vote.

Proposal 3: Approve an Amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan	Our Board recommends a vote FOR the amendment to the LTIP.

What are you voting on?
We are asking shareowners to approve an amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “Plan” or the “LTIP”). Our Board of Directors (the “Board”) approved this amendment on February 6, 2025, subject to shareowner approval as required by the New York Stock Exchange (“NYSE”).

If shareowners approve this proposal, the Plan will be amended to authorize 17,000,000 additional shares for future issuance under the Plan. Approximately 7,484,000 shares (as of February 13, 2025) previously approved by shareowners for issuance under the Plan also will remain available.

Proposal 4: Ratify Appointment of Independent Auditor for 2025	Our Board recommends a vote FOR the ratification of the appointment of PwC to serve as the company’s independent auditor for 2025.

What are you voting on?
We are asking our shareowners to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as Carrier’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Audit Committee and the Board believe that the continued retention of PwC as our independent auditor is in the best interest of the company and our shareowners.

Proposal 5: Shareowner Proposal Requesting a Lobbying Transparency Report		Our Board recommends a vote AGAINST the shareowner proposal.

What are you voting on? A shareowner has submitted a proposal requesting production of an annual lobbying transparency report.	The Board recommends a vote against this proposal for the reasons outlined on page 81.

2025 Proxy Statement	5

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

PROPOSAL 1:
ELECTION OF DIRECTORS
WHAT ARE YOU VOTING ON?
The Board presents 10 nominees for election as directors at the 2025 Annual Meeting. Each director nominee has consented to being named as a nominee in the Proxy materials and to serve if elected. Each director elected at the Annual Meeting will serve until the 2026 Annual Meeting or until a successor is duly qualified and elected.
Our director nominees hold or have held senior positions as leaders of various large and complex global businesses. Our nominees are or have been chief executive officers, chief financial officers, chief accounting officers and members of senior management. Through these roles, our nominees have developed expertise in finance, human capital management, innovation, digital and technology, international business operations, risk management, sustainability and strategic planning. With this blend of skills and experience, our directors bring a seasoned and practical understanding of governance, public policy, compensation and sustainable practices to the Board’s deliberations.
Detailed biographical information for each director nominee follows. We have included career highlights, other directorships and other leadership and service experience. Our Board considered all of the below described attributes as well as the results of our annual self-evaluation process when deciding to renominate each of the nominees.

Board Recommendation:	Vote FOR each director nominee

David L. Gitlin, 55 Chairman & Chief Executive Officer, Carrier Global Corporation Director Since: 2020 Other Current Directorships: The Boeing Company

John J. Greisch, 69
Lead Independent Director
Former President & Chief Executive Officer, Hill-Rom Holdings, Inc.
Director Since: 2020
Other Current Directorships: Discovery Life Sciences, Catalent, Inc., Viant Medical

Jean-Pierre Garnier, 77 Independent Former Chief Executive Officer, GlaxoSmithKline plc Director Since: 2020 Other Current Directorships: BioAge Labs, Inc., Cellectis S.A.

Charles M. Holley, Jr., 68
Independent
Former Executive Vice President & Chief Financial Officer, Wal-Mart Stores, Inc.
Director Since: 2020
Other Current Directorships: Amgen, Inc., Phillips 66, Sunrise Group Holdings, LLC

Michael M. McNamara, 68 Independent Co-Founder & Chief Executive Officer, Samara Former Chief Executive Officer, Flex Ltd. Director Since: 2020 Other Current Directorships: Workday, Inc.

Amy E. Miles, 58 Independent Former Chair of the Board & Chief Executive Officer, Regal Entertainment Group Director Since: 2025 Other Current Directorships: The Gap, Inc., Amgen Inc., Suntex Marinas

Susan N. Story, 65 Independent Former President & Chief Executive Officer, American Water Works Company, Inc. Director Since: 2023 Other Current Directorships: Dominion Energy, Inc., Newmont Corporation

Michael A. Todman, 67
Independent
Former Vice Chairman, Whirlpool Corporation
Director Since: 2020
Other Current Directorships: Brown-Forman Corporation, Prudential Financial, Inc., Mondelez International, Inc.

Max Viessmann, 36
Chief Executive Officer & Member of the Executive Board, Viessmann Generations Group GmbH & Co. KG
Director Since: 2024
Other Current Directorships: Viessmann Generations Group GmbH & Co. KG

Virginia M. Wilson, 70
Independent
Former Senior Executive Vice President & Chief Financial Officer, Teachers Insurance and Annuity Association of America
Director Since: 2020
Other Current Directorships: Charles River Laboratories International, Inc.

6	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Criteria for Board Membership
Through its annual self-evaluation process, the Board has identified the following key attributes, skills and experience of directors that it believes are essential to the oversight and implementation of Carrier’s business and strategy requirements and to promoting the long-term interests of Carrier, its shareowners and other stakeholders.

Key Attributes

▪Objectivity and independence ▪Sound judgment ▪High integrity ▪Effective collaboration
▪Loyalty to the interests of Carrier and its shareowners
▪Ability and willingness to devote the time necessary to fulfill a director’s duties
▪Ability to contribute to the diversity of perspectives in the Board’s deliberations

Key Skills and Experience

Financial	We place paramount importance on accurate financial reporting and robust financial controls and compliance. Therefore, we seek directors who have served in senior leadership roles of a financial function and/or the management of a large business that has resulted in a proficiency with complex financial management, financial reporting, capital allocation, capital markets, and mergers and acquisitions.

Human Capital Management	Experience in effectively recruiting, engaging, developing and retaining a talented workforce is crucial. We believe that our employees are our most important asset and that, in turn, our success and growth depend in large part on our ability to attract, retain and develop talented and high-performing employees at all levels of the company.

Innovation, Digital, Technology and Cybersecurity
Experience with or oversight of innovation (including developing and adopting new technologies), digital solutions, engineering, information systems and cybersecurity are skill sets that are vital as Carrier moves forward as a digitally enabled and end-to-end sustainable climate and energy solutions provider.

International Business Operations	International business experience ensures that valued business, political and cultural perspectives are included in the Board’s deliberations. Carrier has operations around the world, and a significant portion of our sales derive from outside the United States.

Knowledge of Company/Industry
Knowledge or experience with Carrier’s businesses and/or products and services, whether acquired through service as a senior leader or as a board member of a relevant business, affords a deeper understanding of Carrier’s strategic, operating, regulatory and competitive environment.

Marketing/Sales	Marketing and sales experience is beneficial as we focus on forming and strengthening customer relationships to provide our digitally enabled lifecycle solutions that create recurring revenue opportunities.

Risk Management/ Oversight
Risk management experience is critical to the Board’s role in overseeing and understanding enterprise risk exposures, including compliance, cybersecurity, financial, human capital, operational, political, regulatory, reputational and strategic risks.

Senior Leadership	Extensive leadership experience with a significant enterprise provides a practical understanding of Carrier’s organization, processes and strategic planning, and the challenges associated with developing talent and driving change and long-term growth.

2025 Proxy Statement	7

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Board Nominee Highlights

TENURE		AGE	INDEPENDENCE

3.9 years average tenure
Our 10-member Board of Directors includes our Chairman & Chief Executive Officer, one additional non-independent director and eight independent directors.
All independent directors meet the heightened independence standards for our Audit Committee and Compensation Committee.

7 members on Board since inception	3 new Board members in last 3 years

Board Composition

4 of 10 (40%) Board nominees are diverse	2 of 5 (40%) Board leadership positions are held by diverse members
Our policy is to build a board representing a diverse range of perspectives.
3 Female (30%) Amy E. Miles, Susan N. Story, Virginia M. Wilson
1 Racially Diverse (10%) Michael A. Todman
3 Born Outside U.S. (30%) Jean-Pierre Garnier,
Michael A. Todman, Max Viessmann
Director Skills and Experience
Our director nominees’ most significant skills and experience are highlighted in the following matrix. The matrix is intended as a high-level summary and not an exhaustive list of each director’s skills or contributions to the Board. Board committees reflect committee memberships as of the date of this Proxy Statement.

	SKILLS, EXPERIENCES AND ATTRIBUTES	BOARD COMMITTEES

NAME		A	C	G	T

David L. Gitlin

John J. Greisch

Jean-Pierre Garnier

Charles M. Holley, Jr.

Michael M. McNamara

Amy E. Miles

Susan N. Story

Michael A. Todman

Max Viessmann

Virginia M. Wilson

ATTENDANCE	QUALIFICATIONS AND ATTRIBUTES		COMMITTEES
Directors attended 98% of the meetings of the Board and 97% of the meetings of the committees on which they served in 2024. Each director attended more than 83% of the meetings of the Board and the committees on which he or she served during 2024.
	Financial	Knowledge of Company/Industry	A	Audit Committee	Member
	Human Capital Management	Marketing/Sales	C	Compensation Committee	Chair
	Innovation, Digital Technology and Cybersecurity	Risk Management/ Oversight	G	Governance Committee
	International Business Operations	Senior Leadership	T	Technology & Innovation Committee

8	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
The Board’s Self-Evaluation Process

The Board believes that robust and constructive self-evaluation is an essential element of good corporate governance. To this end, each year the Board evaluates its own performance and that of the standing committees and individual directors.
The self-evaluation informs the Board’s consideration of the following:
▪Board leadership and structure
▪Membership criteria
▪Refreshment objectives, including committee assignments and succession planning
▪Opportunities to increase the Board’s overall effectiveness, including the addition of new skills and experience and diverse perspectives
John Greisch, our Lead Independent Director, and Virginia Wilson, our Governance Committee Chair, led the 2024 evaluation process and met with each of the directors individually to allow for their candid assessments of peer contributions and performance as well as Board and committee effectiveness. Mr. Greisch and Ms. Wilson provided a summary of their conversations to the Board, which included feedback regarding the following topics:
Our Lead Independent Director and Governance Committee Chair lead the annual self-evaluation.

▪The skills and experience of individual directors and the Board as a whole
▪The Board’s engagement with management and shareowners
▪The structure and composition of the Board’s Committees and their respective areas of oversight

▪The combined Chairman and CEO role, and whether it continues to provide the most effective leadership and oversight for the company and its growth strategy
▪The Board’s role in, and adequateness of, succession planning for CEO and senior leadership

Director Independence
Under Carrier’s Corporate Governance Principles, a substantial majority of our directors must be independent, meaning that the director does not have a direct or indirect material relationship with Carrier other than as a director. The Governance Committee assesses director independence pursuant to the NYSE listing standards, applicable law and Carrier’s Director Independence Policy (the “Policy”), which is available on the Corporate Responsibility section of our website (see page 3).
Before joining the Board, and annually thereafter, each director completes a questionnaire seeking information about relationships and transactions that may require disclosure or affect their director responsibilities that may affect the independence determination, or that may affect the heightened independence standards that apply to members of the Audit Committee and Compensation Committee. The Governance Committee’s assessment considers all known relevant facts and circumstances about any relationships bearing on the independence of a director or nominee. The assessment also considers sales and purchases of products and services between Carrier, including its subsidiaries, and other companies or charitable organizations where a director and a nominee (and immediate family members) may have relationships that are pertinent to the independence determination.
Based on this assessment, the Board has determined that all of the nominees for election at the 2025 Annual Meeting, except for Messrs. Gitlin and Viessmann, are independent under NYSE listing standards and the Policy, because none of them has a business, financial, family or other relationship with Carrier that is considered material. With respect to the two non-independent nominees, Mr. Gitlin is currently an employee of Carrier, and Mr. Viessmann is the Chief Executive Officer, a member of the Executive Board and a significant beneficial owner of Viessmann Generations Group GmbH & Co. KG (the “Viessmann Generations Group”), from which Carrier acquired the Viessmann Climate Solutions business and with which Carrier has entered into various related agreements as discussed on page 89.
Additionally, the Board has determined that each member of the Audit Committee meets the independence requirements for audit committee membership under the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, each member of the Compensation Committee and Governance Committee meets the independence and other requirements for compensation committee and governance committee membership as set forth in the NYSE listing standards, the company’s Corporate Governance Principles and Director Independence Policy and the rules of the Securities and Exchange Commission (“SEC”) applicable to boards of directors in general, and compensation committees and governance committees in particular.

2025 Proxy Statement	9

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Board Refreshment and Nomination Process
The Board’s annual evaluation of its effectiveness encompasses the following questions, actions and outcomes, and plays an integral role in the refreshment and nomination process.

Does the Board have the most effective leadership and committee structure?
Does the Board have the right membership criteria?
Do the directors reflect the most effective mix of skills, experience and diversity of perspectives?
}	Based on these considerations, the Board adjusts as necessary its structure, composition, recruitment and nominations to enhance its effectiveness on a continual basis.	}
2024-2025 Outcomes
▪Nominated 10 candidates for election at the 2025 Annual Meeting.
▪Appointed Max Viessmann a director. He brings valuable expertise in digitalization, sustainability and technology, and in the climate and energy industries.
▪Appointed Amy E. Miles a director. She brings valuable experience in increasing shareowner value by driving customer, operational and financial excellence.
▪Refreshed committee membership assignments in our Audit, Governance and Technology & Innovation committees.

The Board’s self-evaluation process is expected to contribute to the consideration of each incumbent as part of the refreshment and nomination process. A shareowner may recommend a director candidate by writing to Carrier’s Corporate Secretary (see “How Do I Contact the Corporate Secretary’s Office” on page 88). The Governance Committee or Board also may engage search firms to assist in identifying and evaluating candidates and to ensure that the Board is considering a large and diverse pool of candidates.
The Board believes that new ideas and perspectives are critical to a forward-looking board, as are the valuable experiences and deep understanding of Carrier’s business that a longer serving director offers. Our Corporate Governance Principles and Bylaws do not impose term limits on directors because the Board believes that a director who serves for an extended period will often be uniquely positioned to provide insight and perspective regarding Carrier’s operations and strategic direction.
Our Corporate Governance Principles provide that directors retire at the Annual Meeting after reaching age 75, unless the Board makes an exception to the policy in special circumstances. Upon the recommendation of the Governance Committee, the Board approved this exception for Dr. Garnier and nominated him for election at the 2025 Annual Meeting. As a founding member of the Carrier Board and its first Lead Independent Director, Dr. Garnier’s deep and unique understanding of Carrier’s core business and customers gained during his tenure as a director of Carrier’s prior parent company, United Technologies Corporation (“UTC”), (renamed RTX Corporation [“RTX”]), has been invaluable to the Board. Coupled with his extensive experience with international businesses and leading companies through critical growth phases, the Board continues to believe that Dr. Garnier’s unique experience and continuity of leadership will be critical as Carrier moves forward as a climate and energy solutions provider.
Nominees for the 2025 Annual Meeting
The Board, upon the recommendation of the Governance Committee, has nominated for election to the Board the 10 individuals presented in this Proxy Statement. All are current directors of Carrier and were elected by the shareowners at the 2024 Annual Meeting, except for Amy E. Miles who joined the Board in January 2025.
Ms. Miles joined the Board as the former Chair of the Board and Chief Executive Officer of Regal Entertainment Group, bringing extensive experience in business, innovation and operational leadership. After reviewing her qualifications and discussing her nomination, the Governance Committee recommended Ms. Miles to the Board. Upon the recommendation of the Governance Committee and considering her qualifications, the Board elected Ms. Miles as an independent director effective January 15, 2025, with a term expiring at the 2025 Annual Meeting. The Board also appointed Ms. Miles to serve on the Audit and Governance committees.
If, prior to the 2025 Annual Meeting, any nominee becomes unavailable to serve, the Board may select a replacement nominee or reduce the number of directors to be elected. If the Board selects a replacement nominee before the 2025 Annual Meeting, the proxy holders will vote the shares for which they serve as proxy for that replacement nominee.

Our Board of Directors recommends a vote FOR the election of each of the nominees presented in the Proxy Statement.

10	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

David L. Gitlin | 55

Chairman & Chief Executive Officer Carrier Global Corporation	Director Since: 2020	Committees: None

CAREER HIGHLIGHTS
▪Carrier Global Corporation
▪Chairman, since 2021
▪President & Chief Executive Officer, since 2019
▪United Technologies Corporation (diversified manufacturer)
▪President & Chief Operating Officer, Collins Aerospace Systems, 2018 to 2019
▪President, UTC Aerospace Systems, 2015 to 2018
▪President, Aircraft Systems, UTC Aerospace Systems, 2013 to 2015
▪Various senior positions since joining United Technologies in 1997, including:
▪President, Aerospace Customers & Business Development, Hamilton Sundstrand

▪President, Auxiliary Power, Engine & Control Systems, Hamilton Sundstrand
▪Vice President & General Manager, Power Systems, Hamilton Sundstrand
▪Vice President, Pratt & Whitney Programs, Hamilton Sundstrand
▪General Manager, Rolls-Royce/General Electric Programs, Hamilton Sundstrand
▪Various positions at UTC headquarters and Pratt & Whitney
OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪The Boeing Company, since 2022 (aerospace safety; finance)

John J. Greisch | 69		Lead Independent Director

Former President & Chief Executive Officer Hill-Rom Holdings, Inc.	Director Since: 2020	Committees: Compensation, Technology & Innovation

CAREER HIGHLIGHTS
▪Hill-Rom Holdings, Inc. (medical technology)
▪President & Chief Executive Officer, 2010 to 2018
▪Baxter International, Inc. (healthcare)
▪President, International Operations, 2006 to 2009
▪Chief Financial Officer, 2004 to 2006
▪President, Bioscience, 2003 to 2004
▪FleetPride Corporation (truck and trailer parts distributor)
▪President & Chief Executive Officer, 1998 to 2001
▪The Interlake Corporation (metal products), various positions, 1986 to 1997
▪Price Waterhouse (public accounting), various positions, 1978 to 1985

OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Discovery Life Sciences (non-public) (Chairman), since 2024
▪Catalent, Inc. (non-public) (non-executive Chairman), since 2023
▪Viant Medical (non-public) (non-executive Chairman), since 2018
FORMER DIRECTORSHIPS
▪Cerner Corporation, 2019 to 2022
▪Idorsia Pharmaceuticals Ltd., 2017 to 2020
▪Actelion Ltd., 2013 to 2017
▪Hill-Rom Holdings, Inc., 2010 to 2018
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Board of Directors, Ann & Robert H. Lurie Children’s Hospital of Chicago

2025 Proxy Statement	11

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

Jean-Pierre Garnier, Ph.D. | 77		Independent

Former Chief Executive Officer GlaxoSmithKline plc	Director Since: 2020	Committees: Compensation, Technology & Innovation

CAREER HIGHLIGHTS
▪Advent International (global private equity)
▪Operating Partner, since 2011
▪Pierre Fabre S.A. (pharmaceuticals)
▪Chief Executive Officer, 2008 to 2010
▪GlaxoSmithKline plc (pharmaceuticals)
▪Chief Executive Officer and Executive Member of the Board of Directors, 2000 to 2008
▪SmithKline Beecham plc (pharmaceuticals)
▪Chief Executive Officer, 2000
▪Chief Operating Officer and Executive Member of the Board of Directors, 1996 to 2000
OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪BioAge Labs, Inc. (Chair), since 2024
▪Cellectis S.A. (non-executive Chairman), since 2020

FORMER DIRECTORSHIPS
▪Carmat (non-executive Chairman), 2018 to 2022
▪Idorsia Pharmaceuticals Ltd. (non-executive Chairman), 2017 to 2020
▪Radius Health, Inc., 2015 to 2022
▪Alzheon, Inc. (non-public), 2015 to 2018
▪Actelion Ltd. (non-executive Chairman), 2011 to 2017
▪Renault S.A., 2009 to 2016
▪United Technologies Corporation, 1997 to 2020
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Advisory Board of Newman’s Own Foundation
▪Knight Commander of the Order of the British Empire
▪Officier de la Légion d’Honneur of France
▪Member, Board of Directors, Max Planck Institute, 2013 to 2019

Charles M. Holley, Jr. | 68	Independent

Former Executive Vice President & Chief Financial Officer Wal-Mart Stores, Inc.	Director Since: 2020	Committees: Audit (Chair), Governance

CAREER HIGHLIGHTS
▪Wal-Mart Stores, Inc. (retail and eCommerce)
▪Executive Vice President, 2016
▪Executive Vice President & Chief Financial Officer, 2010 to 2015
▪Executive Vice President, Finance and Treasurer, 2007 to 2010
▪Senior Vice President, Finance, 2005 to 2007
▪Senior Vice President & Controller, 2003 to 2005
▪Various roles with Wal-Mart International, 1994 to 2002
▪Deloitte LLP (public accounting)
▪Independent Senior Advisor, U.S. CFO Program, 2016 to 2019
▪Tandy Corporation (electronics retailer), various roles
▪Ernst & Young LLP (public accounting), various roles

OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Sunrise Group Holdings, LLC (non-public), since 2023
▪Phillips 66, since 2019 (audit; public policy and sustainability)
▪Amgen, Inc., since 2017 (audit, chair; governance)
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Dean’s Advisory Board, McCombs School of Business, The University of Texas at Austin
▪Member, Presidents’ Development Board, The University of Texas at Austin
▪Member, MSB Foundation, The University of Texas at Austin

12	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

Michael M. McNamara | 68		Independent

Co-Founder & Chief Executive Officer Samara	Former Chief Executive Officer Flex Ltd.	Director Since: 2020 Committees: Governance, Technology & Innovation (Chair)

CAREER HIGHLIGHTS
▪Samara (backyard home manufacturer)
▪Co-Founder and Chief Executive Officer, since 2022
▪Airbnb, Inc. (Samara division)
▪Head, 2020 to 2022
▪Eclipse Ventures (venture capital)
▪Venture Partner, 2019 to 2022
▪Flex Ltd. (product development firm)
▪Chief Executive Officer, 2006 to 2018
▪Various roles since joining Flex Ltd. in 1994, including Chief Operating Officer
OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Workday, Inc., since 2011 (audit; governance)

FORMER DIRECTORSHIPS
▪PCH International Holdings (non-public) (non-executive Chairman), 2019 to 2023
▪Skyryse (non-public), 2019 to 2022
▪Slack Technologies, Inc., 2019 to 2021
▪Delphi Corporation, 2009 to 2012
▪MEMC Corporation, 2007 to 2011
▪Flex Ltd., 2005 to 2018
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Advisory Board, New Legacy Opportunity Fund
▪Member, Visiting Committee Advisory Board, MIT Sloan School of Management

Amy E. Miles | 58	Independent

Former Chair of the Board & Chief Executive Officer Regal Entertainment Group	Director Since: 2025	Committees: Audit, Governance

CAREER HIGHLIGHTS
▪Regal Entertainment Group
▪Chair, 2015 to 2018
▪Chief Executive Officer, 2009 to 2018
▪Treasurer and Chief Financial Officer, 2000 to 2009
▪Senior Vice President of Finance, 1999 to 2000
▪Deloitte
▪Senior Manager, 1998 to 1999
▪PricewaterhouseCoopers
▪Various positions, 1989 to 1998

OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Suntex Marinas (non-public) (Independent Board Chair), since 2022
▪The Gap, Inc., since 2020 (audit, chair; governance and sustainability)
▪Amgen Inc., since 2020 (audit; governance)
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Advisory Board, LIV Development, LLC
▪Former Independent Director, Norfolk Southern Corporation
▪Former Lead Director, ASM Global

2025 Proxy Statement	13

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

Susan N. Story | 65	Independent

Former President & Chief Executive Officer American Water Works Company, Inc.	Director Since: 2023	Committees: Audit, Compensation

CAREER HIGHLIGHTS
▪American Water Works Company, Inc. (water and wastewater utility)
▪President and Chief Executive Officer, 2014 to 2020
▪Senior Vice President and Chief Financial Officer, 2013 to 2014
▪Southern Company (gas and electric utility holding company)
▪Chief Executive Officer, Southern Company Services, Inc., and Executive Vice President, Southern Company, 2011 to 2013
▪President and Chief Executive Officer, Gulf Power Company, Inc., 2003 to 2010
▪Executive Vice President, Engineering and Construction, 2001 to 2003
▪Senior Vice President, Southern Power Company, 2001 to 2003

OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Newmont Corporation, since 2020 (compensation and talent development)
▪Dominion Energy, Inc. (Independent Lead Director), since 2017 (safety, technology, nuclear and operations; compensation and talent development)
FORMER DIRECTORSHIPS
▪American Water Works Company, Inc., 2014 to 2020
▪Raymond James Financial, Inc. (former Lead Independent Director), 2008 to 2023
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Board of Advisors, H. Lee Moffitt Cancer Center & Research Institute

Michael A. Todman | 67	Independent

Former Vice Chairman Whirlpool Corporation	Director Since: 2020	Committees: Compensation (Chair), Technology & Innovation

CAREER HIGHLIGHTS
▪Whirlpool Corporation (home appliances and related products)
▪Vice Chairman, 2014 to 2015
▪President, Whirlpool International, 2006 to 2007 and 2009 to 2014
▪President, Whirlpool North America, 2007 to 2009
▪Executive Vice President, Whirlpool Corporation, and President, Whirlpool Europe, 2001 to 2005
▪Various capacities since joining Whirlpool in 1993, including management, operations, sales and marketing positions in North America and Europe
▪Wang Laboratories, Inc., (computers), various roles
▪Price Waterhouse (public accounting), various roles
OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Mondelez International, Inc., since 2020 (people and compensation, chair; governance)

▪Prudential Financial, Inc. (Lead Independent Director), since 2016 (compensation and human capital, chair; executive, chair; finance)
▪Brown-Forman Corporation (Lead Independent Director), since 2014 (audit; governance and nominating; executive)
FORMER DIRECTORSHIPS
▪Newell Brands, Inc., 2007 to 2020
▪Whirlpool Corporation, 2006 to 2015
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Chairman, Board of Directors, Boys & Girls Clubs of Southwest Michigan
▪Vice Chair, Board of Directors, Corewell Health

14	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

Max Viessmann | 36

Chief Executive Officer & Member of the Executive Board Viessmann Generations Group GmbH & Co. KG	Director Since: 2024	Committees: Technology & Innovation

CAREER HIGHLIGHTS
▪Viessmann Generations Group GmbH & Co. KG, since 2015
▪Chief Executive Officer & Member of the Executive Board, since 2017
▪The Boston Consulting Group, 2013-2015
▪Angel investor in Europe and Asia, since 2011

OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Viessmann Generations Group GmbH & Co. KG (non-public), since 2017
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Chairman, Advisory Council of the German Cancer Research Center
▪Advisory Board, FGTC

Virginia M. Wilson | 70	Independent

Former Senior Executive Vice President & Chief Financial Officer Teachers Insurance and Annuity Association of America	Director Since: 2020	Committees: Audit, Governance (Chair)

CAREER HIGHLIGHTS
▪Teachers Insurance and Annuity Association of America (financial services)
▪Senior Executive Vice President & Chief Financial Officer, 2010 to 2019
▪Wyndham Worldwide (hospitality)
▪Executive Vice President & Chief Financial Officer, 2006 to 2009
▪Cendant Corporation (consumer services in real estate and travel industries)
▪Executive Vice President & Chief Accounting Officer, 2003 to 2006
▪MetLife, Inc. (insurance)
▪Senior Vice President & Controller, 1999 to 2003

▪Transamerica Life Insurance Companies
▪Senior Vice President & Controller and other finance roles, life insurance division, 1995 to 1999
▪Deloitte & Touche LLP (public accounting)
▪Audit partner
OTHER CURRENT DIRECTORSHIPS AND COMMITTEES
▪Charles River Laboratories International, Inc., since 2019 (audit, chair; governance; compensation)
FORMER DIRECTORSHIPS
▪Conduent, Inc., 2017 to 2020
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Board of Trustees, Catholic Charities of the Archdiocese of New York
▪Cardinal McCloskey Community Services

2025 Proxy Statement	15

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Corporate Governance
Highlights

  Regular reviews of strategic direction and priorities
  Regular reviews of significant risks; active oversight of Enterprise Risk Management (“ERM”) program
  Annual review of Board policies, governance practices and committee charters
  Annual Board, committee and director evaluations; regular refreshment actions
  80% of director nominees are independent
  Robust Lead Independent Director with explicit responsibilities

  Regular meetings of independent directors led by Lead Independent Director
  Annual election of all directors
  Majority voting for directors in uncontested elections
  Rigorous share ownership requirements for directors and senior management
  Directors required to hold company-granted equity until retirement
  Hedging, short sales and pledging of Carrier securities prohibited

  Eligible shareowners can nominate directors through proxy access
  Shareowners may act by written consent
  15% of shareowners may call special meetings
  No supermajority shareowner voting requirements
  98% attendance at Board meetings in 2024
  97% attendance at committee meetings in 2024

Our Commitment to Sound Corporate Governance Practices
As the highlights above demonstrate, Carrier is committed to strong corporate governance practices. Our governance framework enables our experienced and accomplished directors to provide advice, insight and oversight that promotes the long-term interests of the company, our shareowners and other stakeholders.
We encourage you to visit the Corporate Responsibility section of our website (see page 3), where you can access Carrier’s governance documents. These documents reflect our commitment to integrity, transparent financial reporting and strong financial controls, our approach to corporate governance and risk management, and our commitment to the environment and sustainability. These documents include:

▪Certificate of Incorporation
▪Bylaws
▪Corporate Governance Principles
▪Board Committee Charters
▪Director Independence Policy
▪Related Person Transactions Policy
▪Share Ownership Requirements
▪Code of Ethics and excerpts from Carrier’s Corporate Policy Manual

▪Information about the Carrier Integrity Line for Anonymous Reporting that allows employees and other stakeholders to ask questions or raise concerns confidentially and outside the usual management channels
▪Information about how to communicate concerns with our Board, Lead Independent Director or one or more independent directors
▪2024 Sustainability and Impact Report
▪2030 Sustainability Goals

Significant Corporate Governance Actions
The Board consistently demonstrates its commitment to sound corporate governance practices, policies and procedures designed to ensure that our Board effectively exercises its oversight role. We have implemented a number of actions over time to increase shareowner rights, enhance the Board’s structure and augment our commitment to sustainability and corporate responsibility. Since 2024, these actions included adding new members to the Board and refreshing committee membership, expanding our disclosures related to political activities undertaken by the company, enhancing Board oversight of director outside commitments, and updates to our Bylaws.

16	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Increased Diversity of Perspectives: Changes to Board and Committee Composition
During 2024 and 2025, Ms. Miles and Mr. Viessmann were appointed to the Board. Their diverse skills, experience and backgrounds bring new perspectives and expertise to our Board and to the committees on which they serve. We also realigned committee assignments in our Technology & Innovation, Audit and Governance committees following the elections of the new Board members, changes that we believe add new experience and perspectives to our committees.
Strengthened Political Activities Disclosures
The Board believes that it is in the best interests of our shareowners and other stakeholders for Carrier to be an effective participant in the legislative and regulatory process, and understands the importance of maintaining policies and procedures to ensure transparent and compliant engagement. As a result of feedback received while engaging with shareowners leading up to and following the 2024 Annual Meeting, the Board oversaw the development of a dedicated Political Activities page on the Carrier website to create one central location for shareowners to access comprehensive information regarding Carrier’s engagement in political activity and public policy advocacy.
This page provides extensive information regarding the policies and procedures governing political activity and public policy advocacy, including the Board’s role in providing oversight over such matters, links to the federal database where Carrier’s historical lobbying disclosures can be located and a list of trade associations and other tax-exempt organizations to which Carrier is a member or has made contributions. The Board believes that this page provides enhanced transparency and accountability to our shareowners. This page can be accessed at www.corporate.carrier.com/Political_Activities.
Enhanced Oversight of Director Outside Commitments
In June 2024, the Board, upon the Governance Committee’s recommendation, adopted the following amendments to our Corporate Governance Principles and Governance Committee Charter to strengthen provisions regarding Director outside time commitments, reflective of governance best practices and major investors’ expectations:
▪formalizing an annual review by the Governance Committee of all Director outside time commitments (including public company committee memberships and leadership roles);
▪requiring Governance Committee recommendation regarding continued service following any material changes to a Director’s outside time commitments; and
▪limiting Director public boards to four (including the Carrier Board).
Updated Bylaws
In June 2024, the Governance Committee conducted its annual review of our primary governance documents. As a result of the review, the Board, upon the Governance Committee’s recommendation, made certain changes to the Bylaws which included:
▪removing certain limitations on shareowners’ ability to act by written consent;
▪updating the procedural and information requirements for director nominations and other proposals submitted by shareowners under the company’s “advance notice” provisions, director nominations included in the company’s proxy materials pursuant to the company’s “proxy access” provisions, and demands to call special meetings of shareowners; and
▪removing certain limitations on, and clarifying the procedures regarding, shareowners’ ability to request special meetings, which included clarifying the circumstances under which such meetings may be canceled or postponed.
Board Leadership Structure
Chairman and CEO Roles
The Board does not have a policy about whether the roles of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate or combined. Rather, under our Corporate Governance Principles, the Board has flexibility to annually choose the leadership structure that it believes will provide the most effective leadership and oversight for the company and its growth strategy. The Governance Committee routinely reviews our governance practices and Board leadership structure, and the Board selects the structure that it believes provides the most effective leadership and oversight for the company. In making this decision, the Board considers a range of factors, including the company’s operating and financial performance, recent or anticipated changes in the CEO role, the effectiveness of the processes and structures for Board interaction with and oversight of management, and the importance of maintaining a single voice in leadership communications and Board oversight, both internally and externally, including with investors.

2025 Proxy Statement	17

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Combined Role of Chairman and CEO under David Gitlin
David Gitlin, Carrier’s CEO, has served in the position of Chairman of the Board since April 2021. The Board again elected Mr. Gitlin to this role in April 2024, and it continues to believe that the interests of shareowners are best served at this time if the roles of Chairman and CEO remain combined in Mr. Gitlin. The Board’s belief is based on the following:
▪Mr. Gitlin has served as President & CEO of Carrier since June 2019 and as a director since UTC, renamed RTX, completed the spinoff of Carrier (the “Separation”) into an independent publicly traded company.
▪Before joining Carrier, he had been a 22-year veteran of UTC and held numerous senior positions, including President & Chief Operating Officer of Collins Aerospace Systems, which in 2019 had annual net sales of $26 billion, and President of UTC Aerospace Systems.
▪Through the Separation from UTC, the transformation of Carrier into an independent public company and throughout the COVID-19 pandemic, Mr. Gitlin demonstrated strong and effective leadership.
▪During 2023 and 2024, Mr. Gitlin’s leadership and vision were critical to the architecture and execution of Carrier’s transformation into a pure-play global leader in intelligent climate and energy solutions through the acquisition of Viessmann Climate Solutions and divestiture of the Global Access Solutions, Industrial Fire, Commercial Refrigeration and Commercial & Residential Fire businesses.
▪Throughout the portfolio transformation, Mr. Gitlin and the strong executive team that he has built delivered strong and consistent year-over-year growth (see “2024 Performance and Business Highlights” on page 4).
▪Mr. Gitlin has the requisite strategic vision, experience and business acumen to lead this simpler, more focused and customer-centric Carrier moving forward.
▪He has fostered a strong working relationship between the Board and management through transparency and receptiveness to new ideas and approaches, active and effective engagement with investors and other stakeholders, and by cultivating accessibility to the management team.
▪The combined roles of Chairman and CEO promote decisive, unified leadership as Carrier enters the next critical stage of its long-term growth strategy.
▪As delineated in the Corporate Governance Principles, the Board has maintained a robust role for the Lead Independent Director, and Mr. Greisch (and Dr. Garnier before him) has exhibited strong and consistent leadership fulfilling that role and, along with the other independent directors, exercised active oversight of the Chairman and CEO.
▪As demonstrated on pages 16 through 23, the Board has maintained and continually refined strong governance practices that ensure robust independent oversight, shareowner feedback and Board and management accountability.
Lead Independent Director Responsibilities
As expressly set forth in our Corporate Governance Principles, the independent directors of the Board designate a non-employee director to serve as Lead Independent Director when the Chairman is not independent. The Lead Independent Director’s responsibilities include the following and essentially mirror a non-executive Chairman’s responsibilities:

▪May call and preside over private sessions of the independent directors
▪May call special meetings of the Board and preside over such meetings when the Chairman is not present
▪Serves as liaison between the non-employee directors and the Chairman
▪Engages with significant constituencies, as requested
▪Works with the Chairman to plan and set the agenda for Board meetings

▪Oversees the performance evaluation and compensation of the CEO
▪Facilitates succession planning and management development
▪Facilitates the Board’s annual self-evaluation process in connection with the Chair of the Governance Committee
▪Authorizes the retention of outside advisors and consultants who report to the Board on board-wide issues

The Board believes that a Lead Independent Director with well-defined responsibilities enhances the effectiveness of the independent directors, improves risk management and oversight and provides a channel for independent directors to candidly raise issues or concerns for the Board’s consideration.

18	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Board Responsibilities and Meetings
The Board and our directors operate pursuant to Carrier’s Certificate of Incorporation, Bylaws, Corporate Governance Principles, Director Independence Policy, Related Persons Transaction Policy, Share Ownership Requirements Policy and Code of Ethics – all of which are available on the Corporate Responsibility section of our website (see page 3).

Chair: David L. Gitlin Lead Independent Director: John J. Greisch Meetings: 6 Stated Meetings (additional Special Meetings as required)
Primary Responsibilities:
▪Oversees Carrier’s strategy, business and affairs in the best interests of Carrier and its shareowners
▪Advances the long-term interests of Carrier and its shareowners while also responsibly addressing the concerns of other stakeholders, including Carrier employees, customers, suppliers and communities
▪Oversees Carrier’s environmental, social and governance programs, including climate-related matters, and delegates to one or more standing committees oversight of certain program elements
▪Reviews, approves and monitors business strategies and objectives
▪Oversees significant risks and risk management activities, pursuant to Carrier’s Enterprise Risk Management (“ERM”) program
▪Selects, evaluates and plans succession of senior executive management, including the CEO
▪Elects/designates Board and committee leadership and committee members
▪Undertakes annual self-evaluation and regular refreshment actions, and selects director nominees for annual election
▪Establishes and enhances corporate policies and governance practices that promote and maintain the integrity of Carrier and respect the interests of our shareowners

Our Board engages with, provides informed and meaningful guidance and feedback to, and maintains an open dialogue with management primarily through stated meetings and additional special meetings where required. At each stated meeting, the agenda typically includes a review of the company’s financial results and outlook, a briefing on aspects of our long-term strategy, committee reports and other matters whether requested by the directors or deemed pertinent by management. In addition, the Board and senior management hold an annual strategic planning session in October.
The Board met six times in 2024. Together, directors attended 98% of the meetings of the Board and 97% of meetings of committees on which they served during 2024.
Carrier’s directors meet in executive sessions regularly without management and in additional sessions when requested. These sessions are led by our Lead Independent Director and typically occur before and/or after Board meetings. The Board met in executive session without management present during all six of its meetings in 2024. Independent directors also met in 2024.
To prepare for Board and committee meetings, the directors receive the agenda and materials in advance to facilitate more informed discussion and decision-making.
Directors are encouraged to attend the Annual Meeting. All our directors at the time attended the 2024 Annual Meeting, which was held virtually.

2025 Proxy Statement	19

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Committee Responsibilities, Composition and Meetings
The Board has four standing committees: Audit, Compensation, Governance and Technology & Innovation. The Audit, Compensation and Governance committees are composed exclusively of independent directors. All four committees operate pursuant to a written charter – all of which are available on the Corporate Governance section of our website (see page 16). Each charter is periodically reviewed by the respective committee to determine whether it should be updated to reflect best practices and/or director feedback. Committee meetings are generally held in conjunction with stated Board meetings, and additional meetings of the Audit Committee are held to review quarterly reports before filing with the SEC. The committees may meet more frequently, if necessary. Each committee has the authority to retain independent advisors to assist in the performance of its responsibilities.
Audit Committee

Chair: Charles M. Holley, Jr. Amy E. Miles Susan N. Story Virginia M. Wilson Meetings: 8
Primary Responsibilities:
▪Assists the Board in overseeing the integrity of Carrier’s financial statements and disclosures in Carrier’s Form 10-Q and 10-K, including climate- and cybersecurity-related disclosures; the independence, qualifications and performance of Carrier’s independent auditors and internal audit function; the company’s compliance with its policies and procedures, internal controls, Code of Ethics and applicable laws and regulations; and the policies and practices of Carrier’s ERM program; financial risks and other significant areas of risk, including compliance- and cybersecurity-related risks
▪Recommends to the Board the appointment of the independent auditor for ratification by shareowners
▪Responsible for compensation, retention and oversight of the independent auditor
▪Preapproves all audit services and permitted non-audit services to be performed for Carrier by its independent auditor
▪Reviews and approves the appointment and replacement of the senior Internal Audit executive

In February 2025, the Board determined that each of Mr. Holley and Mses. Miles, Story and Wilson are “audit committee financial experts” as that term is defined in SEC rules, and that each has accounting and financial management expertise as provided under the rules of the NYSE.
Compensation Committee

Chair: Michael A. Todman Jean-Pierre Garnier John J. Greisch Susan N. Story Meetings: 5
Primary Responsibilities:
▪Reviews Carrier’s executive compensation plans, practices and policies to ensure that they adequately and appropriately align executive and shareowner interests, and mitigate compensation-based risk
▪Establishes and determines the satisfaction of performance goals for Carrier’s bonus plans for executives, including performance goals for senior executives
▪Approves the annual objectives of the CEO and leads an evaluation of the CEO’s performance against such objectives
▪Approves the compensation of the CEO, executive officers and certain other senior executives
▪Reviews and approves Carrier’s practices for annual and LTI awards
▪Reviews a risk assessment of Carrier’s compensation policies, plans and practices
▪Reviews and monitors Carrier’s employee engagement programs, and related initiatives and goals of Carrier’s environmental, social and governance programs, and conducts regular pay equity reviews of Carrier’s compensation programs
▪Reviews and approves the Compensation Discussion and Analysis, Compensation Committee Report and statements regarding shareowner advisory votes on executive compensation and frequency of such votes in Carrier’s proxy statement.

In February 2025, the Board determined that each of Messrs. Garnier, Greisch and Todman and Ms. Story are “non-employee directors” as that term is defined in the SEC rules.

20	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Governance Committee

Chair: Virginia M. Wilson Charles M. Holley, Jr. Michael M. McNamara Amy E. Miles Meetings: 3
Primary Responsibilities:
▪Identifies and recommends qualified candidates for election to the Board
▪Reviews and recommends appropriate amendments to Corporate Governance Principles and other Board policies
▪Recommends appropriate compensation of non-employee directors
▪Submits to the Board recommendations for committee assignments and leadership
▪Reviews director outside professional time commitments and responsibilities
▪Oversees the orientation of new Board members and the continuing education of all directors
▪Assists the Board in its oversight responsibilities related to Carrier’s corporate governance framework, charitable and philanthropic activities, environmental, health and safety programs and related goals and initiatives, government relations (including the Carrier Political Action Committee [“Carrier PAC”] and political expenditures), product integrity programs, and positions on significant public issues

Technology & Innovation Committee

Chair: Michael M. McNamara Jean-Pierre Garnier John J. Greisch Michael A. Todman Max Viessmann Meetings: 3
Primary Responsibilities:
▪Monitors technology and digital developments and trends, including those in the field of sustainability that could have a material impact on Carrier, its customers and suppliers
▪Oversees Carrier’s innovation strategy and its impact on Carrier’s performance, growth and competitive position
▪Evaluates Carrier’s competitiveness from a technology, digital and innovation standpoint
▪Assists the Board in overseeing Carrier’s strategy, risk management and environmental, social and governance programs, including technology, innovation and sustainability initiatives and risks
▪Supports, as requested, the Governance Committee in its oversight of Carrier’s environmental, health and safety and product integrity programs, and the Audit Committee in its oversight of information technology and cybersecurity programs

How We Manage Risk
Our Risk Management Framework
Carrier encounters an extensive range of risks, including compliance, financial, geopolitical, legal, operational, regulatory, reputational and strategic. Within these broad categories, specific risks include: government actions (including related to developments in trade policy and the imposition of tariffs and climate regulations); cybersecurity; the competitive landscape (including disruptive technologies); human capital management (including talent acquisition, development and retention); logistics and supply chain; and the impact of disruptive events (including natural disasters and pandemics).
To manage these and other risks, we have implemented an ERM program, which is a companywide effort that is managed by senior executives and overseen by the Audit Committee and Board to identify, assess, manage, report and monitor enterprise risks that may affect our ability to achieve the company’s objectives and strategy.
As part of the ERM program, ownership of enterprise risk is assigned to the appropriate business segment or corporate function that is responsible for developing and implementing comprehensive mitigation plans. The Board reviews these risks and mitigation plans on an annual basis in conjunction with Carrier’s strategic plan. Mitigation plans are reviewed for effectiveness and include a broad range of measures to manage and reduce risk, including adjustments to strategic and business initiatives, research and development, product design, increased protections for our facilities and supply chain and enhanced internal controls, including employee and contractor training.

2025 Proxy Statement	21

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
The Board and committees also review enterprise risks with senior management on an on-going basis throughout the year. Each committee has primary risk oversight responsibility in the areas that align with its focus and charter responsibilities as described in the table below. At each regular meeting, or more frequently as needed, the Board receives and considers committee reports that provide additional detail on risk management issues and management’s response to them. For example, cybersecurity risk is an enterprise risk that the Audit Committee and the Board oversee and review, with four briefings to the Audit Committee and one briefing to the Board in 2024.
The Board’s Role in Risk Management
The full Board is responsible for Carrier’s strategic risks, while the Audit Committee oversees the company’s ERM policies and practices. Responsibility for the oversight of specific risk categories is allocated among the Board and its committees as follows:

Full Board of Directors

▪Major strategies and business objectives ▪Significant risks and risk management activities pursuant to Carrier’s ERM program ▪Succession planning

Audit Committee	Compensation Committee	Governance Committee	Technology & Innovation Committee

▪ERM policies and practices
▪Capital structure and significant capital appropriations
▪Compliance program
▪Cybersecurity risks
▪Financial reporting and related internal controls
▪Foreign exchange, interest rates and raw material hedging
▪Significant operational risks

▪Compensation and benefit policies
▪Compensation of select senior leaders
▪Compensation plan design and compensation-related risk
▪Employee engagement and inclusion
▪Incentive plan performance metrics and goals
▪Pay equity

▪Charitable and philanthropic policies
▪Conflicts of interest
▪Corporate governance
▪Director independence
▪Environment, health and safety
▪Government relations, including Carrier PAC and political expenditures
▪Positions on public issues
▪Product integrity

▪Developments and trends in technology and digital, including sustainability
▪Disruption risk by technology and digital developments
▪Effectiveness of Carrier’s technology and digital strategy and innovation programs

Government Relations and Public Policy Activities
Carrier engages in political activity and public policy advocacy on issues that impact the company’s business – whether at the local, state or federal level in the United States, or with foreign governments and international governmental organizations.
The Board believes that participating in the legislative and regulatory process is an important part of responsible corporate citizenship, and that Carrier and its employees have a legitimate interest in public policy debates. The Governance Committee and Board review and monitor the company’s government relations activities, including those of the Carrier PAC. These activities are governed by and conducted in accordance with the standards articulated in our Code of Ethics and corporate policy on Government Relations, both of which are available on the company’s website.
Carrier’s government relations initiatives are intended to educate and inform officials and the public on a broad range of public policy issues that are important to our business and consistent with the best interests of the company, our shareowners and our other stakeholders. These initiatives are not based on the personal agendas of individual shareowners or Carrier’s directors, officers or employees. In 2024, Carrier launched a Political Activities page on the Carrier website to increase the visibility of our lobbying policies and procedures, provide links to our publicly filed lobbying expenditure reports and provide a list of the trade associations and organizations of which we are members. We encourage you to visit the Political Activities page on the Carrier website at www.corporate.carrier.com/Political_Activities.
The company does not make political contributions to candidates for U.S. federal office and, as a matter of policy, does not contribute to candidates for state or local office in the United States or for offices in foreign countries. The Carrier PAC, which is entirely funded by voluntary contributions from Carrier employees, is nonpartisan and contributes to candidates for federal office who are supportive of Carrier’s corporate business interests and public policy goals, regardless of political party.

22	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Shareowner Engagement
The Board and management believe in transparent and open communication with investors. David Gitlin, Chairman & CEO, and Patrick Goris, Senior Vice President & Chief Financial Officer (“CFO”), as well as other senior leaders, engage extensively with current and prospective institutional investors and analysts to discuss a broad range of topics. The Board receives frequent reports from management summarizing feedback and key focus areas from those meetings. In order to better understand investor views specifically on the 2024 advisory vote on executive compensation and gather feedback on how to address shareowners’ expectations going forward, the Lead Independent Director and the Compensation Committee Chair led a targeted stewardship-focused engagement effort in the second half of 2024 and in early 2025 as described in more detail on page 33. These meetings were particularly important to us as we wanted explicit feedback on items that were voted on at the 2024 Annual Meeting of Shareowners.

Carrier 2024 Shareowner Engagement Key Statistics

▪We met with approximately 340 unique investors, including shareowners representing over 70% of our outstanding shares.
▪David Gitlin and Patrick Goris collectively met with approximately 275 unique investors, including shareowners representing over 50% of our outstanding shares.
▪We held over 300 meetings with shareowners, including 11 industry conferences, 3 non-deal roadshows, as well as onsite meetings, video conferences and teleconferences.

▪We hosted shareowners representing roughly 25% of outstanding shares at Viessmann Climate Solution’s Allendorf, Germany, facility.
▪Members of the Board met with shareowners representing over 35% of our outstanding shares. See additional details on Board member engagement with investors on page 33.

Topics Discussed Included

▪Carrier’s portfolio transformation ▪Company strategy including M&A	▪Financial performance ▪Capital allocation	▪Sustainability and Impact programs and efforts ▪Executive compensation

Succession Planning
The Board is very active in the succession planning process for the CEO and Executive Leadership Team (“ELT”) roles and conducts a formal annual succession planning review. The Board discusses succession planning for the CEO and other senior leaders at each of its Board meetings and plays an active role in mentoring key senior leaders identified through the annual succession planning review, supplementing these efforts with formal coaching and development opportunities, as appropriate.
Additionally, our independent Board members have direct access to all senior leaders and regularly interact through a variety of mechanisms, including management presentations at Board meetings, personal one-on-one meetings and other informal corporate events. These interactions allow our independent directors to form their own assessment of our senior leaders’ readiness and to identify potential leadership development opportunities.
Director Orientation and Education
New directors participate in an orientation to familiarize them with Carrier and the roles and responsibilities of the Board, including topics tailored to each director’s committee assignments. New directors also learn about the company’s product and service offerings, strategy, business segments, financial statements, significant financial, accounting and risk management issues and compliance programs.
Continuing education offerings on a wide variety of Board-relevant topics also are made available to all directors. In 2024, an external corporate governance legal expert presented to our directors on topics ranging from government relations and the current regulatory requirements to shifts in Delaware and corporate law and institutional investor governance trends. Directors also visited our manufacturing facilities in Monterrey, Mexico, where they had the opportunity to meet with its employees. In addition, members of the Audit Committee attended training on regulatory trends, cybersecurity, governance, emerging technology and tax policy updates.
Directors are encouraged to attend outside continuing education programs and are reimbursed by the company for the cost of such programs and related expenses. Additional presentations and materials, including updates on recent governance developments, are provided to directors as appropriate.

2025 Proxy Statement	23

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Compensation of Directors
Pay Structure
Annual Retainer

Under the terms of the Carrier Board of Directors Deferred Stock Unit Plan (“Carrier Director DSU Plan”), annual base retainers for non-employee directors are payable 40% in cash and 60% in Deferred Stock Units (“DSUs”). A director may elect to receive the cash retainer in DSUs. The table below shows the retainers for the Board cycle that began on April 18, 2024, and ends on April 9, 2025.

Non-Employee Director Annual Retainer for 2024-2025 Board Cycle

ROLE	CASH ($)	DEFERRED STOCK UNITS ($)	TOTAL ($)
All Non-Employee Directors (base retainer)	124,000	186,000	310,000
Additional Compensation for Services as1
Lead Independent Director	14,000	21,000	35,000
Audit Committee Chair	10,000	15,000	25,000
Audit Committee Member	6,000	9,000	15,000
Compensation Committee Chair	8,000	12,000	20,000
Governance Committee Chair	8,000	12,000	20,000
Technology & Innovation Committee Chair	8,000	12,000	20,000
1Directors serving in multiple leadership roles receive incremental compensation for each role.
Non-employee directors do not receive additional compensation for attending regularly scheduled Board or committee meetings, but they do receive an additional $5,000 cash payment for each special meeting attended in person. There were no such special meetings in fiscal year 2024.
Annual retainers are paid each year following the Annual Meeting. New non-employee directors joining the Board between the Annual Meeting and the end of September receive 100% of the annual retainer. Directors joining the Board between October and the next Annual Meeting receive 50% of the annual retainer.
DSUs are 100% vested at the time of grant (which occurs on the date of the Annual Meeting or upon an initial appointment to the Board, as applicable), but settlement does not occur until after a non-employee director leaves the Board. At that time, DSUs are converted into shares of Carrier common stock, distributed either in a lump sum or in 10- or 15-year installments in accordance with the non-employee director’s prior elections. When Carrier pays a dividend on its common stock, each non-employee director is credited with additional DSUs equal in value to the dividend paid on the corresponding number of shares of Carrier common stock.
Under the terms of the Carrier 2020 LTIP, the maximum annual compensation (cash and equity awards) that may be paid by the company to any non-employee director is $1.5 million.
Our non-employee directors are subject to the stock ownership requirements discussed under “Share Ownership Requirements” which begins on page 26.

24	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
2024 Director Compensation
The following table sets forth information regarding the 2024 compensation paid to our non-employee directors.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)[1]	ALL OTHER COMPENSATION ($)[2]	TOTAL ($)
Jean-Pierre Garnier	124,000	186,000	972	310,972
John J. Greisch	—	345,000	3,084	348,084
Charles M. Holley, Jr.	134,000	201,000	6,343	341,343
Michael M. McNamara	132,000	198,000	685	330,685
Amy E. Miles[3]	—	—	—	—
Susan N. Story	—	325,000	4,263	329,263
Michael A. Todman	138,000	207,000	3,171	348,171
Max Viessmann[4]	186,000	279,000	1,260	466,260
Virginia M. Wilson	138,000	207,000	25,000	370,000
Beth A. Wozniak	124,000	186,000	549,017	859,017
1Stock Awards consist of the grant date fair value of the DSU awards credited to the non-employee director’s account, including any portion of the annual cash retainer that the non-employee director elected to receive as DSUs. The value of the DSU awards was calculated in accordance with FASB ASC Topic 718 using assumptions described in Note 14 – Stock-Based Compensation to the accompanying Notes to the Consolidated Financial Statements in Carrier’s 2024 Annual Report on Form10-K. The number of units credited to each non-employee director in 2024 was calculated by dividing the value of the award by $53.38, the NYSE closing price per share of Carrier common stock on April 18, 2024, the date of the 2024 Annual Meeting. For Mr. Viessmann, the number of units credited for the April 2023 to April 2024 Board cycle was calculated by dividing the value of the award by $56.45, the NYSE closing price per share of Carrier common stock on January 2, 2024, the effective date of his appointment to the Board.
2Amounts in this column include incidental benefits, matching contributions on behalf of Mr. Greisch ($2,500) and Ms. Wilson ($25,000) to an eligible nonprofit organization under the company’s matching gift program, which covers non-employee directors as well as company employees, and spousal travel on the corporate aircraft for Mr. Holley in January, and for Messrs. Holley and Todman and Ms. Story for the December meeting of the Board of Directors. Ms. Wozniak resigned from the Board of Directors effective June 19, 2024. Per the terms of the Carrier Director DSU Plan, accumulated DSUs were distributed following her departure according to the prior distribution elections for each award.
3Ms. Miles was appointed to Carrier’s Board effective January 15, 2025, and so did not have compensation for 2024. As disclosed under “Annual Retainer” on page 24, the Carrier Director DSU Plan provides that new non-employee directors joining the Board between October and the next Annual Meeting receive 50% of the annual retainer.
4Mr. Viessmann was appointed to Carrier’s Board effective January 2, 2024. As disclosed under “Annual Retainer” on page 24, the Carrier Director DSU Plan provides that new non-employee directors joining the Board between October and the next Annual Meeting receive 50% of the annual retainer and therefore received 50% of the retainer for the April 2023 to April 2024 Board cycle ($62,000) and the full retainer for the April 2024 to April 2025 Board cycle ($124,000) in 2024.

2025 Proxy Statement	25

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
SHARE OWNERSHIP
Share Ownership Requirements
To encourage the alignment among the Board, management and shareowners, effective January 1, 2024, the Compensation Committee on behalf of the Board expanded the existing share ownership requirements. Prior to the change, the share ownership requirements extended to Carrier’s non-employee directors, the Chairman & CEO and only certain ELT members. Beginning January 1, 2024, the share ownership requirements were extended to all ELT members and Carrier’s Controller. The share ownership requirements vary by position and range from 1x to 6x base salary or the annual cash retainer for non-employee directors. The share ownership requirements may be satisfied by ownership of company common stock, Deferred Stock Units (“DSUs”) and Restricted Stock Units (“RSUs”), but excludes stock options, Stock Appreciation Rights (“SARs”) and unvested Performance Share Units (“PSUs”). Individuals who do not meet the foregoing share ownership requirements within the applicable five-year period from becoming subject to the requirements will not be permitted to sell shares of company common stock until satisfying these requirements. Each of the Directors and Named Executive Officers (NEOs) currently exceed their respective ownership requirements as outlined below or are on track to meet them within the five-year period.
Non-Employee Director and NEO Share Ownership Requirements

6x	5x	4x	3x
Chairman & CEO	Non-employee directors	Chief Financial Officer (“CFO”); President, HVAC Americas & CHVAC EMEA; Former President, Fire & Security	SVP, Global Services, Business Development & Chief Strategy Officer; Chief Legal Officer (“CLO”)
Beneficial Share Ownership of Directors and Executive Officers
The following table provides information known to the company as of February 13, 2025, regarding the beneficial ownership of our common stock by: (i) each director and nominee; (ii) NEOs identified in “Compensation Discussion and Analysis” that begins on page 31; and (iii) the directors and executive officers as a group. Unless otherwise noted, each person named in the table below has sole voting and investment power for the referenced shares.

DIRECTORS AND NAMED EXECUTIVE OFFICERS	SARs EXERCISABLE WITHIN 60 DAYS[1]	DSUs CONVERTIBLE TO SHARES WITHIN 60 DAYS[2]	TOTAL SHARES BENEFICIALLY OWNED[3]	PERCENT OF CLASS[4]
Jean-Pierre Garnier		131,318	149,428	*
David Gitlin	1,512,004		2,305,949	*
John J. Greisch		49,927	85,344	*
Charles M. Holley, Jr.		32,727	32,756	*
Michael M. McNamara		35,507	35,507	*
Amy E. Miles		1,417	1,703	*
Susan N. Story		17,189	17,189	*
Michael A. Todman		29,409	29,409	*
Max Viessmann[5]		5,193	58,614,152	6.78%
Virginia M. Wilson		29,197	29,197	*
Ajay Agrawal	225,545		336,999	*
Patrick Goris	165,262		269,293	*
Kevin O'Connor[6]	89,006		134,573	*
Gaurang Pandya	29,727		35,717	*
Jurgen Timperman[7]			19,784	*
Current Directors & Executive Officers as a group (16 in total)[8]	2,304,591	331,884	62,429,094	7.20%

26	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
1The SARs in the table reflect the net number of shares of Carrier common stock that would be issued to the executive officers if their vested SARs were exercised within 60 days of February 13, 2025. Once vested, each SAR can be exercised for the number of shares of Carrier common stock having a value equal to the increase in value of a share of Carrier common stock from the date the SAR was granted through the exercise date. The net number of shares of Carrier common stock was calculated using $63.67 per share, which was the closing price on February 13, 2025.
2The non-employee director DSUs are converted into Carrier common stock upon termination of service. The table reflects the number of shares that the director has the right to acquire at any time within 60 days of February 13, 2025, following the director’s separation from the Board. Dr. Garnier acquired a portion of the DSUs reflected in the table in connection with the Separation and his prior service on the UTC Board of Directors.
3This includes shares for which voting and investment power is jointly held by Mr. Gitlin (278,711 shares) and Ms. Miles (286 shares).
4Ownership percentage is based on 863,987,572 shares of Carrier common stock issued and outstanding as of the record date, February 13, 2025.
5For Mr. Viessmann, total shares beneficially owned includes 58,608,959 shares of Carrier common stock received as part of the purchase price in the acquisition of the Viessmann Climate Solutions business and previously reported on Form 4 filed on January 2, 2024, of which he has shared voting power through his affiliation with Viessmann Generations Group as described below.
6Mr. O'Connor's employment with the company ended on January 1, 2025.
7Mr. Timperman's employment with the company ended on July 1, 2024.
8This reflects, as of February 13, 2025, the holdings of the current directors and executive officers of the company.
* Represents less than 1% of the issued and outstanding shares of the company's common stock as of February 13, 2025.
Principal Shareowners
The following table shows all shareowners known to Carrier to beneficially own more than 5% of the outstanding shares of Carrier common stock.

NAME AND ADDRESS	SHARES	PERCENT OF CLASS[1]
BlackRock, Inc.[2]	55,209,169	6.39%
Capital International Investors[3]	76,962,593	8.91%
Capital Research Global Investors[4]	75,499,505	8.74%
Capital World Investors[5]	48,732,716	5.64%
The Vanguard Group[6]	93,816,461	10.86%
Viessmann Generations Group GmbH & Co. KG7	58,608,959	6.78%
1Ownership percentage is based on 863,987,572 shares of Carrier common stock issued and outstanding as of the record date, February 13, 2025.
2A report on Schedule 13G/A, filed November 8, 2024, disclosed that BlackRock, Inc., was the beneficial owner of 55,209,169 shares of common stock as of September 30, 2024. BlackRock, Inc., reported that it held sole voting power with respect to 49,899,368 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 55,209,169 shares and shared dispositive power with respect to zero shares. The address of BlackRock, Inc., is 50 Hudson Yards, New York, NY 10001. All information regarding BlackRock, Inc., is based on that entity’s report on Schedule 13G/A, filed with the SEC on November 8, 2024.
3A report on Schedule 13G/A, filed February 14, 2025, disclosed that Capital International Investors was the beneficial owner of 76,962,593 shares of common stock as of December 31, 2024, which beneficial ownership was disclaimed pursuant to Rule 13d-4 under the Exchange Act. Capital International Investors reported that it held sole voting power with respect to 76,653,225 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 76,962,593 shares and shared dispositive power with respect to zero shares. The address of Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. All information regarding Capital International Investors is based on that entity’s report on Schedule 13G/A filed with the SEC on February 14, 2025.
4A report on Schedule 13G/A, filed February 13, 2025, disclosed that Capital Research Global Investors was the beneficial owner of 75,499,505 shares of common stock as of December 31, 2024, which beneficial ownership was disclaimed pursuant to Rule 13d-4 under the Exchange Act. Capital Research Global Investors reported that it held sole voting power with respect to 75,472,301 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 75,499,505 shares and shared dispositive power with respect to zero shares. The address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. All information regarding Capital Research Global Investors is based on that entity’s report on Schedule 13G/A filed with the SEC on February 13, 2025.
5A report on Schedule 13G/A, filed November 13, 2024, disclosed that Capital World Investors was the beneficial owner of 48,732,716 shares of common stock as of September 30, 2024, which beneficial ownership was disclaimed pursuant to Rule 13d-4 under the Exchange Act. Capital World Investors reported that it held sole voting power with respect to 48,440,531 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 48,732,716 shares and shared dispositive power with respect to zero shares. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. All information regarding Capital World Investors is based on that entity’s report on Schedule 13G/A filed with the SEC on November 13, 2024.
6A report on Schedule 13G/A, filed February 13, 2024, disclosed that The Vanguard Group was the beneficial owner of 93,816,461 shares of common stock as of December 29, 2023. The Vanguard Group reported that it held sole voting power with respect to zero shares, shared voting power with respect to 1,041,864 shares, sole dispositive power with respect to 90,285,868 shares and shared dispositive power with respect to 3,530,593 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. All information regarding The Vanguard Group is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 13, 2024.
7A report on Schedule 13D, filed November 29, 2024, disclosed that Viessmann Generations Group, its sole general partner, Viessmann Komplementär B.V. (“Viessmann GP”), its managing limited partner, Viessmann Zweite Beteiligungs B.V. (“Viessmann LP”), Max Viessmann, as a director and the controlling stockholder of each of Viessmann GP and Viessmann LP, and Viessmann Traeger HoldCo GmbH (“Viessmann HoldCo”), were the beneficial owners of 58,608,959 shares of common stock as of November 26, 2024. Each of Viessmann Generations Group, Viessmann GP, Viessmann LP, Max Viessmann and Viessmann HoldCo reported that it held sole voting power with respect to zero shares, shared voting power with respect to 58,608,959 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 58,608,959 shares. The address of each of Viessmann Generations Group, Viessmann GP, Viessmann LP, Max Viessmann and Viessmann HoldCo is Im Birkenried 1, 35088 Battenberg, Germany. All information regarding Viessmann Generations Group, Viessmann GP, Viessmann LP, Max Viessmann and Viessmann HoldCo appearing in this footnote is based on such persons’ report on Schedule 13D, filed with the SEC on November 29, 2024.

2025 Proxy Statement	27

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
WHAT ARE YOU VOTING ON?
We are asking our shareowners to approve, on an advisory basis, the compensation of Carrier’s NEOs disclosed in the Compensation Discussion and Analysis (“CD&A”), the compensation tables and in the related notes and narrative in this Proxy Statement.

Board Recommendation:	Vote FOR

Why Should You Vote For This Proposal?
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareowners have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which include the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables. The advisory vote on executive compensation is commonly referred to as the “say-on-pay” vote. While this vote is advisory and therefore not binding on the Board, the outcome of the vote and discussions with investors in the coming year will inform the Compensation Committee’s evaluation of Carrier’s compensation practices and the Committee’s future decisions regarding compensation. We also expect that investor feedback regarding the clarity and transparency of compensation disclosures, if any, will be reflected in future proxy statements to the extent appropriate. We currently hold annual say-on-pay votes, and the next say-on-pay vote will occur at the 2026 Annual Meeting of Shareowners.
The Board and the Compensation Committee believe that Carrier’s executive compensation program has effectively aligned pay with performance, while facilitating the retention of highly talented executives who are critical to our long-term success. Accordingly, the Board recommends that shareowners vote FOR the following resolution:
“RESOLVED, that the compensation of Carrier’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related information provided in this Proxy Statement, is hereby APPROVED on an advisory basis.”

Our Board of Directors recommends a vote FOR this proposal.

28	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Message from Our Compensation Committee
Dear Fellow Shareowners,
Thank you for your investment in Carrier. Carrier’s Board of Directors (the “Board”) takes seriously its responsibility to serve your best interests and ensure the creation of superior, sustainable value for shareowners.
We are incredibly proud that since the company’s Separation in 2020, Carrier has delivered an almost $47 billion increase in the company’s market value with a total shareholder return of 330%, far outperforming the S&P 500 and the S&P Industrials indices by over 175% each, and the Dow Jones Industrial average by over 200%.1 During this timeframe, Carrier’s Price/Earnings (P/E) ratio has more than doubled, from 9.4x to approximately 22x.
These outstanding returns reflect the collective efforts of the company’s employees around the world under the leadership of David Gitlin, Carrier’s Chairman & Chief Executive Officer, and the strategy he architected for the company. Mr. Gitlin’s strategic vision, proven track record of success and the strong executive team he has built have been widely recognized throughout the industry.
As part of the advisory vote to approve executive compensation at this year’s Annual Meeting of Shareowners, Carrier is asking you to support the Supplemental Equity Award (the “Award”) that the Board unanimously approved last year. As the members of the Board’s Compensation Committee (the “Committee”), we are writing to share why we believe this Award was critical to Mr. Gitlin’s retention at a pivotal moment in the execution of Carrier’s strategy. Notably, Carrier has never previously issued an award of this size, underscoring the unique circumstances underpinning the Committee’s decision.
After guiding Carrier through its initial public offering in April 2020, and navigating through substantial market turbulence, Mr. Gitlin launched a portfolio transformation to establish Carrier as a higher growth, more focused global leader in intelligent climate and energy management solutions. Over the past three years alone, Carrier has exited four businesses, generating more than $10 billion in proceeds – well above industry analysts’ expectations – and completed multiple transformative acquisitions, including Toshiba Carrier and Viessmann Climate Solutions, to position Carrier in the fastest growing, most attractive market segments. New, differentiated digital platforms and industry leading products have been introduced. Carrier Excellence, a comprehensive business framework to drive operational efficiency, customer satisfaction and business performance, has invigorated the company’s culture.
In the midst of this transformative work and exceptional financial performance, the Board became aware that Mr. Gitlin was being solicited, as was widely publicly reported, in what was already a competitive market for high-performing executive talent. The Committee determined that it was critical to proactively retain Mr. Gitlin before any potential recruitment efforts became too advanced.
Working with its independent compensation consultant, the Committee developed and approved a supplemental, exclusively performance-based, equity award to support Mr. Gitlin’s retention and continued contributions to superior value creation. The Committee strongly believes that the Award is in shareowners’ best interests given the importance of ensuring the company remains on course with its ongoing transformation, while continuing to deliver superior results, and that retaining Mr. Gitlin as CEO was essential to that. In approving the Award, the Committee also considered shareowner feedback, which consistently conveyed the importance and criticality of ensuring Mr. Gitlin remain at the helm of Carrier, particularly at this unique moment in time, and their belief that retaining him for the long-term would support continued strategic execution and shareowner confidence.
The exclusively performance-based award is composed of a mix of performance share units (PSUs) and stock appreciation rights (SARs). The PSUs have a three-year performance period, subject to achieving rigorous performance goals over that period. Any earned PSUs are then subject to an additional service-based vesting requirement, with annual ratable vesting through the fifth anniversary of the grant date in 2029. The SARs cliff vest on the fifth anniversary of the grant date and deliver value only if our stock price appreciates. The long-term nature of the Award ties to Carrier’s strategic priorities, ensuring alignment between performance and the company’s value creation goals. The Board is firmly committed to holding executives accountable to these performance metrics, ensuring that compensation outcomes reflect sustained business achievements and continued superior value creation for shareowners.
Importantly, through the Award, the Committee is achieving its objective to incentivize continued progress on Carrier’s transformation goals and key executive retention. Since the Award was approved in January 2024, under Mr. Gitlin’s leadership, Carrier’s stock has increased 22% and continued to outperform the S&P 500, the S&P Industrials and the Dow Jones Industrial Average.2 In 2024, the company achieved share gains across major segments and geographies, expanded adjusted operating margin by 180 basis points and increased Adjusted Earnings Per Share (EPS) by 16% compared to 2023. Carrier’s integration of Viessmann also is yielding substantial synergies. In addition, as part of its broader capital allocation strategy, the company announced an 18% increase to its quarterly dividend, effective February 2025, having paid out $670 million in dividends in 2024, while repurchasing approximately $2 billion of shares.
1Source: Bloomberg Financial L.P. As of December 31, 2024. Total shareholder return for Carrier, the S&P 500 Index, the S&P Industrials Index and the Dow Jones Industrial Average was 330%, 154%, 153% and 122%, respectively, from April 3, 2020, through December 31, 2024.
2Source: Bloomberg Financial L.P. As of December 31, 2024. Total shareholder return for Carrier, the S&P 500 Index, the S&P Industrials Index and the Dow Jones Industrial Average was 22.6%, 21.0%, 17.0% and 12.6% respectively, from January 30, 2024, through December 31, 2024.

2025 Proxy Statement	29

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
The Committee and the Board consider shareowners’ views as a meaningful input in our deliberations. Following the 2024 vote on executive compensation, the Board engaged directly with shareowners to better understand their perspectives regarding Carrier’s executive compensation program. The Board is grateful to all shareowners who met with Board members and offered their perspectives. In response to the feedback conveyed, this year’s Compensation Discussion and Analysis (CD&A) reflects expanded disclosures on the Board’s considerations for the Award, the rigor of the performance hurdles and reaffirmation that the performance goals were not duplicative of normal annual awards.
Through various outreach initiatives, the Board will continue to seek your input and ensure our compensation practices remain aligned with shareowner interests, governance best practices and Carrier’s long-term vision and strategic priorities.
Thank you for your trust, partnership and support as Carrier continues its journey to become the global leader in intelligent climate and energy solutions. The Board is excited about the momentum in our business and the substantial upside value creation that lies ahead for the company’s shareowners.
On behalf of the Board, we respectfully request your support for this year’s executive compensation proposal.
Sincerely,
The Compensation Committee
Michael A. Todman, Chair
Jean-Pierre Garnier
John J. Greisch
Susan N. Story

30	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides important information about Carrier’s executive compensation philosophy and programs for fiscal year 2024. In addition, this CD&A describes compensation decisions made by the Compensation Committee of the Board (sometimes referred to within this CD&A as the “Committee”), which is responsible for overseeing the compensation programs for all executives for 2024, including Carrier’s NEOs:

NAMED EXECUTIVE OFFICERS (NEOs)	TITLE
David Gitlin	Chairman & Chief Executive Officer
Patrick Goris	Senior Vice President & Chief Financial Officer
Gaurang Pandya	President, HVAC Americas and CHVAC EMEA
Ajay Agrawal	Senior Vice President, Global Services, Business Development & Chief Strategy Officer
Kevin O’Connor[1]	Former Senior Vice President & Chief Legal Officer
Jurgen Timperman[1]	Former President, Fire & Security
1Mr. O’Connor’s employment ended on January 1, 2025. Mr. Timperman’s employment ended on July 1, 2024.
Executive Summary
The overall objective of the compensation program is to encourage and reward the creation of sustainable, long-term shareowner value. The current elements of the executive compensation program directly align the interests of the executives and shareowners, are competitive, motivate achievement of short- and long-term financial goals and strategic objectives, and align realized pay with performance.
Philosophy and Guiding Principles
Carrier’s compensation programs are designed with a focus on long-term, sustained winning through customer commitment and operational excellence. We will drive performance against short- and long-term financial goals while executing the company’s strategic vision to create exceptional shareowner value.
Carrier’s guiding principles for executive compensation were established as follows:
▪We create compensation plans that are simple and transparent to employees and shareowners.
▪We strive to attract and retain the best talent and build teams that are motivated through compensation programs that are market competitive.
▪We pay for performance and ensure that incentive plans have a clear connection between increasing shareowner value and exceeding customer commitments.
▪We clearly align compensation programs to business priorities and shareowner interests, underpinned by a culture strongly tied to the Carrier Code of Ethics and The Carrier Way.

2025 Proxy Statement	31

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Governance Practices
The Committee believes Carrier’s executive compensation program reinforces its pay-for-performance culture and includes corporate governance practices that are considered by investors to reflect market best practices.

What We Do	What We Do Not Do

  Use an independent executive compensation consultant to advise the Committee
  Annually review and update the composition of our Compensation Peer Group, as appropriate
  Emphasize long-term, performance-based compensation and meaningful share ownership guidelines, applicable to all ELT members, to align executive and shareowner interests
  Align a portion of PSU payouts with stock price performance through a relative Total Shareholder Return “Relative TSR” metric
  Design transparent, formulaic incentive plans to promote short- and long-term business success
  Have “double-trigger” provisions for severance payable in the event of a change in control
  Have a standalone Clawback Policy applicable to Section 16 officers in accordance with the New York Stock Exchange listing requirements
  Have additional clawback provisions in both the Annual and Long-Term Incentive plans to recover cash and equity incentive payments from executives for misconduct and other circumstances
  Maintain a three-year vesting schedule for annual equity awards
  Perform annual compensation risk assessment to ensure program does not encourage excessive risk-taking

  Provide excise tax gross-ups on severance/change-in-control payments
  Permit repricing of stock options or other equity-based awards without shareowner approval
  Pay dividends on SARs or PSUs during performance period
  Permit non-employee directors, executives or other employees to engage in short sales or enter into pledging, hedging, puts, calls or other “derivative” transactions with respect to company securities
  Provide excessive perquisites
  Provide “single-trigger” benefits under change-in-control agreements
  Provide time-based RSUs to NEOs

2024 Say-on-Pay Vote
Shareowner Engagement and Our 2024 Say-on-Pay Vote
Carrier remains steadfast in our commitment to proactive and transparent engagement with our shareowners. We engage with shareowners throughout the year to seek their feedback on our governance and executive compensation practices, in addition to other topics critical to our long-term growth and shareowner value creation.
Given the strong support we have historically received for our executive compensation program, with an average of 94% say-on-pay since our Separation, we were disappointed to receive approximately 58% say-on-pay support at our 2024 Annual Meeting.

Historical Say-on-Pay Results

2021	2022	2023	2024
94%	94%	94%	58%

32	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Throughout 2024, our management team maintained a broad investor engagement program, participating in investor meetings, conferences and individual conversations around key corporate announcements (see table below for additional details). Additionally, in the second half of 2024 and in early 2025, our Lead Independent Director and Compensation Committee Chair led a targeted stewardship-focused engagement effort with shareowners to better understand views on the 2024 say-on-pay vote and gather feedback on how to address shareowners’ expectations going forward. This engagement effort was supported by our senior leaders representing the investor relations, talent management and legal teams.
This robust engagement underscores our dedication to fostering an open and collaborative dialogue with our shareowners, ensuring their perspectives are thoughtfully considered as we work to drive sustainable, superior value creation.

2024 Targeted Director-Led Shareowner Engagement

Invited	Met
We invited 100% of our Top 20 shareowners, representing ~65% of our shares outstanding, to engage with us.
We met all Top 20 shareowners who accepted our invitation to engage, including
~40%
of our shares outstanding, or 12 of our Top 20 shareowners.
Our Lead Independent Director and Compensation Committee Chair met and directly engaged with 9 of these 12 shareowners, representing
~35%
of shares outstanding.

Our Compensation Committee closely evaluated the feedback from our shareowners on executive compensation. The majority of our shareowners who engaged with us expressed favorable views on the structure, design and governance of our regular annual executive compensation program and did not see a need for any compensation program changes. However, some shareowners conveyed that they voted against our say-on-pay proposal in 2024 primarily due to the Supplemental Equity Awards issued to our CEO, Dave Gitlin, and CFO, Patrick Goris, in January 2024.
Throughout many of these meetings, our shareowners acknowledged Carrier’s strong performance and exceptional execution of the transformation strategy, with some sharing their awareness of the extensive public reports surrounding the solicitation of Mr. Gitlin for a CEO role with another company. They encouraged us to provide additional detail in this Proxy Statement to explain the extent to which these circumstances informed the Committee’s decision to approve the Supplemental Awards, which they viewed as a strong mitigating factor in support of the off-cycle supplemental awards. Below we summarize key shareowner feedback and the Committee’s actions taken in response to such feedback.
We believe the enhanced disclosures presented in this year’s Proxy Statement have been responsive to our shareowners’ expectations, providing transparent and comprehensive details of the unique circumstances and retention risks that informed the Committee’s decision regarding the Supplemental Awards. Our Board and the Compensation Committee remain committed to ongoing dialogue with our shareowners to ensure that our compensation program continues to effectively support our transformation strategy and incentivizes sustained momentum of value creation for the benefit of our shareowners.

2025 Proxy Statement	33

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

Shareowner Feedback and Our Response
FEEDBACK THEMES	WHAT WE HEARD	ACTIONS TAKEN IN RESPONSE

Rationale for the CEO Supplemental Award, and Size of the Award	Some shareowners desired to better understand the rationale for the award and the basis for the size of the award.
The key considerations behind the Committee’s approval of the Supplemental Awards were the unique moment in time in the company’s transformation, the criticality of having CEO continuity to remain on course with its ongoing transformation while delivering superior value to shareowners, and the significant concern about Mr. Gitlin’s retention against the background of numerous media speculations about the possibility of him taking on a CEO role with a different public company. The Committee also determined that it was critical to proactively retain Mr. Gitlin before any potential recruitment efforts became too advanced.
The Committee reviewed these unique retention risks and determined that it was essential to retain Mr. Gitlin, who is the architect of our large-scale transformation effort, to maintain the momentum of our strategy execution and ongoing strategic efforts designed to position the company for future growth.
Awarding supplemental awards is not our typical practice. The Committee viewed these as distinct circumstances, at a unique moment in time. The Committee reaffirms that it does not intend to make additional off-cycle awards of this nature to the CEO, or other NEOs, in the near-term, absent exceptional circumstances arising, which was the case for the Supplemental Awards issued last year.
We have included further details on the rationale and size of the Supplemental Equity Award in this Proxy, which can be found on page 29 (Message from our Compensation Committee), page 32 (Shareowner Engagement and Our 2024 Say-on-Pay Vote) and page 44 (2024 Supplemental Equity Awards to CEO David Gitlin and CFO Patrick Goris).

Performance Goals for the Award	Some shareowners requested that we disclose the performance targets for the Supplemental Equity Award to better understand the rigor of the performance goals.	Exceptionally rigorous EPS CAGR performance hurdles were set for the Supplemental Equity Awards. 2024 Supplemental Equity Award EPS CAGR Targets for CEO and CFO

			THRESHOLD	TARGET	MAX
		2024 – 2026	$3.22	$3.60	$3.95
		Three-year EPS CAGR	13.5%	17.8%	21.5%

The EPS CAGR target and maximum performance payout goals were set significantly higher than the 10% target and 14% maximum performance payout goal included for the recently vested 2022 EPS PSUs disclosed in this Proxy (see page 47), which is directly aligned with our transformational efforts aimed at driving higher profitability.

Paying Twice for the Same Performance	Some shareowners asked that we confirm that the Supplemental Equity Award performance metrics are not duplicative with the Annual LTIP Award payout metrics to ensure we are not paying twice for the same performance.	The 2024 Supplemental Equity Award consists of SARs and PSUs measured through an EPS-CAGR metric as noted above, while the 2024 Annual LTIP Awards provided to the CEO and CFO consists of SARs and PSUs measured solely on Relative TSR. The Supplemental Equity Awards were designed with distinct performance goals to ensure there was no overlap in the performance criteria, preventing any duplicative achievement measurements and payouts.

Board Succession Planning Process	Some shareowners asked for more information on the Board’s succession planning process for the CEO and other senior leadership roles.
The Board is very active in the succession planning process for the CEO and Executive Leadership Team roles and conducts a formal annual succession planning review. The Board discusses succession planning for the CEO and other senior leaders at each of its Board meetings and plays an active role in mentoring key senior leaders identified through the annual succession planning review. The Board supplements these efforts with formal coaching and development opportunities, as appropriate.
Additionally, our independent Board members have direct access to all senior leaders and regularly interact through a variety of mechanisms, including management presentations at Board meetings, personal one-on-one meetings and other informal corporate events. These interactions allow our independent directors to form their own assessment of our senior leaders’ readiness and to identify potential leadership development opportunities.

Alternative Metrics in our STI and LTI Program Design	Some shareowners asked if the Committee should consider whether other metrics should be included.
The Committee annually reviews our incentive plan metrics to ensure they align with our business strategy, drive shareowner value and reflect our guiding principles of simplicity, transparency and consistency. While the current incentive design is well suited for this stage of our portfolio transformation, we recognize the importance of evolving our metrics to support future business strategies and will consider alternatives for future incentive design.

34	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Section I: 2024 Financial Performance Summary
Our business strategy emphasizes driving strong top- and bottom-line growth. This includes establishing stretch, but attainable, goals for sales, adjusted operating profit, free cash flow and earnings per share to deliver sustainable shareowner value creation. Carrier’s executive compensation program is designed to motivate NEOs to execute this strategy.
2024 was a significant year for Carrier as we continued to deliver strong financial results and a compelling portfolio transformation which further positions the company as a global leader in intelligent climate and energy solutions. We are pleased to report that the company performed well against key financial, operational and strategic performance targets in 2024, many of which are incorporated into our performance-based compensation plans.

Financial Highlights	[1]See Appendix A beginning on page 92 for information regarding non-GAAP measures and a reconciliation of each non-GAAP measure to the most comparable GAAP measure.
Total Shareholder Return (TSR) (dollars per share)
▪TSR is a financial metric used in our LTIP.
▪The graph below compares the cumulative TSR of our common stock against the cumulative TSR of the S&P 500 Index and the Dow Jones Industrials Index for the period from April 3, 2020 (the date of Separation), to December 31, 2024, assuming in each case a fixed investment of $100 at the respective closing price of April 3, 2020, including reinvestment of dividends.
▪Our cumulative performance outpaced the S&P 500 Index and the Dow Jones Industrials Index over the same period.
Cumulative TSR ($ per share)

Carrier Global	S&P 500 Index	Dow Jones Industrial Index
Executive Compensation Program Overview
Carrier’s compensation programs are designed to reward strong financial performance that is aligned with long-term, sustainable shareowner value. The largest portion of compensation for the CEO and NEOs is at-risk compensation. As described in the table on page 36, both our annual bonus and LTI awards are contingent on company performance relative to key financial metrics and LTI awards are subject to multiyear cliff-vesting requirements.

2025 Proxy Statement	35

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
In accordance with the principle of aligning pay with performance, the Carrier Board, at the Committee’s recommendation, approved an annualized total target direct compensation package for the CEO for 2024, of which 90% was at risk. In addition, in 2024, 78% (on average) of total target direct compensation for other NEOs was at risk. Under the Annual Bonus and LTI plans, compensation is considered to be at risk because it is performance-based (payouts depend on achievement relative to preestablished performance goals) or may not have value in the case of a decrease in the company share price (even if vesting requirements are met) and is subject to restrictive covenants and clawback provisions.
The following table summarizes the principal components of the 2024 executive compensation program. These elements are intended to promote and reward financial performance through a variety of performance metrics and time horizons.
2024 Executive Compensation Program Principal Components

ELEMENT	FORM OF AWARD	PROGRAM COMPONENTS		2024 TOTAL TARGET DIRECT COMPENSATION MIX[1]
			PERIOD	CEO	OTHER NEOs
BASE SALARY
	Cash	Fixed compensation component payable in cash	One year

ANNUAL BONUS						At-Risk Pay	Performance- Based Pay
	Cash	Variable compensation component payable in cash based on performance against annually established goals and assessment of individual and business segment performance	One year

LONG-TERM INCENTIVES (LTI)
	Stock Appreciation Rights (SARs) 50%	Drive long-term stock price appreciation; align the interests of executives with shareowners; serve to retain executive talent	Three years

	Performance Share Units (PSUs) 50%	Incentivize focus on long-term shareowner value creation through profitable growth and increase in share price over time; promote retention through long-term performance achievement and vesting requirements	Three years

CEO 2024
Other NEOs 2024
1For the calculations above, total target direct compensation for 2024 includes annual base salary, the target value of annual bonus compensation and the target value of annual LTI awards (using the company’s methodology for determining LTI awards described on page 42 rather than the accounting value reflected in the Summary Compensation Table on page 52), but does not include the target value of other special, one-time grants (e.g., sign-on, retention or supplemental equity awards).

36	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Section II: Executive Compensation Governance Practices
Roles and Responsibilities
Carrier uses a collaborative process to make compensation decisions for executives. The table below summarizes the roles and responsibilities of the key participants that are involved in this process:

KEY PARTICIPANTS	PRIMARY ROLES AND RESPONSIBILITIES RELATING TO EXECUTIVE COMPENSATION DECISIONS

Compensation Committee (Composed of four independent, non-employee directors who report to the Board)
▪Sets financial, strategic and operational goals and objectives for the company, the business segments and the CEO as they relate to the annual and long-term incentive plans
▪Assesses company, business segment and NEO performance relative to the preestablished goals and objectives set for the year
▪Recommends CEO pay adjustments to the Board based on its assessment of CEO performance and market data
▪Reviews the CEO’s recommendations for pay changes for the ELT members and executive officers and makes adjustments, as appropriate
▪Evaluates the competitiveness of the compensation packages for the CEO, NEOs and non-NEO ELT members and executive officers
▪Approves all executive compensation program design changes, including incentive plans, severance, change in control, share ownership requirements, perquisites and supplemental benefit arrangements
▪Reviews risk assessments of Carrier’s compensation plans, policies and practices
▪Considers shareowner inputs regarding executive compensation decisions and policies
All decisions are subject to review by the other independent directors.

Independent Compensation Consultant[1] (Pearl Meyer)	▪Provides advice and guidance to the Committee concerning compensation levels and our compensation programs ▪Reports directly to the Committee

Management
▪Considers the performance of each NEO and non-NEO ELT member and executive officer, their business segment and/or function, market benchmarks, internal equity and retention risk when determining pay recommendations
▪Presents the Committee with recommendations for each principal element of compensation for ELT members and executive officers
▪Has no role in the Committee’s determination of CEO compensation
▪In consultation with the Committee’s independent compensation consultant, provides insight on program design and compensation market data to assist the Committee with its decisions

1During 2024, the Committee was assisted by Pearl Meyer, who reported directly to the Committee, attended all Compensation Committee meetings and communicated with the Committee Chair between meetings, as necessary. The Committee has reviewed Pearl Meyer’s qualifications, independence and any potential conflicts of interest. Pearl Meyer did not perform other services for or receive other fees from Carrier. The Committee therefore determined that Pearl Meyer qualified as an independent consultant. The Committee has the sole authority to modify or approve Pearl Meyer’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.
Compensation Setting Cycle
The Board and Committee generally follow an annual compensation cycle with respect to each new fiscal year as described below. The independent directors of the Board make all final compensation decisions for the CEO, based on the recommendation of the Committee. The Committee also reviews and approves compensation for NEOs, non-NEO ELT members and other executive officers. Additionally, the Committee approves incentive plan designs, which include establishing performance measures, weightings and targets for annual bonus and LTI, setting target compensation values, granting equity awards and determining payouts, as well as determining the types and levels of benefits.

2025 Proxy Statement	37

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

APPROVE JANUARY – MARCH	REVIEW AND ENGAGE APRIL – SEPTEMBER	EVALUATE OCTOBER – DECEMBER

▪Review CEO prior year performance
▪Approve annual base pay, annual bonus payouts (with respect to the prior year) and LTI grants and performance results for PSUs
▪Approve compensation program design
▪Set target compensation for CEO, ELT and executive officers
▪Conduct competitive market compensation review for NEOs and non-NEO ELT members
	▪Evaluate Compensation Peer Group ▪Consider compensation program changes ▪Review trends and developments related to compensation design and governance	▪Determine compensation program design changes for upcoming year ▪Establish performance measures, targets and individual performance objectives

Peer Benchmarking and Compensation Peer Group
To maintain a competitive executive compensation program, the Committee believes the target value of each principal element of compensation (i.e., base salary, target annual bonus and target LTI award value) should approximate the market median of the companies that Carrier views as competitors for executive talent. The Committee annually evaluates each compensation element relative to the market for each ELT member’s role and adjusts as necessary. However, individual compensation may vary from market median benchmarks based on the Committee’s assessment of other factors that it determines to be relevant, including business segment/function and individual performance, job scope, retention risk, internal pay equity, versatility of skills and experience in role.
To establish the competitive market rate for each of the principal components of CEO and ELT compensation, the Committee selects a group of publicly traded companies referred to as the “Compensation Peer Group.” The Committee annually reviews the Compensation Peer Group to maintain relevancy and to ensure the availability of data, while seeking to avoid significant changes in the Compensation Peer Group to ensure a level of year-over-year comparison.
2024 Compensation Peer Group Data1

	CARRIER	PERCENTILE	RANKING
Revenue ($M)	$22,486		8 of 16	2024 Compensation Peer Group

				3M Co. Caterpillar Inc. Cummins Inc. Deere & Company Eaton Corporation plc Emerson Electric Co. Honeywell International Inc. Illinois Tool Works Inc.	Johnson Controls International plc Otis Worldwide Corporation Parker Hannifin Corporation Stanley Black & Decker, Inc. TE Connectivity Ltd. Trane Technologies plc Whirlpool Corporation

Market Capitalization ($M)	$61,245		10 of 16

1Revenues are stated in millions for the latest four quarters ended on or prior to December 31, 2024. Market capitalizations are stated in millions as of December 31, 2024.

38	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Section III: 2024 CEO and NEO Compensation
The compensation program for the CEO and NEOs, and other executives, primarily consists of the following elements:
▪Base salary
▪Annual performance-based cash bonus
▪Long-term incentive compensation consisting of SARs and PSUs
2024 Base Salary
To attract and retain talented and qualified executives, we provide competitive base salaries, which we target at the market median. The Committee reviews the CEO’s recommendations for base salary adjustments for the ELT and other executive officers relative to market data for similar roles. The Committee has discretion to modify or approve the CEO’s recommendations, and the CEO has no involvement in the Board’s determination of his own compensation. Actual salaries may vary from market median based on factors such as job scope and responsibilities, experience in role, breadth of skills, tenure, individual performance, retention risk and internal pay equity. In 2024, the Committee recommended and the Board approved an increase in Mr. Gitlin’s base salary to $1,500,000 based on individual performance, market analysis of similar positions within our Compensation Peer Group and input from its independent compensation consultant to ensure appropriate external alignment.
The table below shows both the 2023 and 2024 annual base salary for each NEO. Base salary adjustments became effective on April 1, 2024, unless otherwise noted.

NEO	ANNUAL BASE SALARY AS OF 12/31/2023 ($)	ANNUAL BASE SALARY AS OF 12/31/2024 ($)	PERCENT INCREASE
David Gitlin	1,400,000	1,500,000	7.1%
Patrick Goris	800,000	850,000	6.3%
Gaurang Pandya[1]	700,000	700,000	—
Ajay Agrawal	560,000	582,400	4.0%
Kevin O’Connor	708,000	736,300	4.0%
Jurgen Timperman[2]	650,000	—	—
1Mr. Pandya received a base salary change on October 15, 2023, and did not receive a salary increase on April 1, 2024.
2Mr. Timperman did not receive a base salary change in 2024. His employment ended on July 1, 2024.
2024 Annual Bonus Plan
We provide our NEOs the opportunity to earn annual cash incentive compensation under our Annual Bonus Plan. The Committee believes its methodology for determining annual bonus awards accomplishes the following objectives:
▪Establishes challenging but achievable performance goals that are consistent with the Committee’s assessment of opportunities and risks for the upcoming year, as communicated to investors
▪Sets annual bonus targets for NEOs that are market competitive
▪Allows the Committee to assess both overall company performance and individual performance
Annual Bonus Plan Targets
The Committee approves annual bonus targets based on relevant market data for each NEO’s role, including market median levels in the context of total target compensation and the scope of the NEO’s role. Annual bonus targets are expressed as a percentage of base salary and generally approximate the Compensation Peer Group median.
The 2024 annual bonus targets for each NEO are shown below.

NEO	2024 ANNUAL BONUS TARGET VALUE (AS % OF BASE SALARY)	2024 ANNUAL BONUS TARGET VALUE ($)
David Gitlin	175%	2,625,000
Patrick Goris	100%	850,000
Gaurang Pandya	90%	630,000
Ajay Agrawal	70%	407,680
Kevin O’Connor	80%	589,040
Jurgen Timperman[1]	90%	585,000
1Mr. Timperman’s employment ended on July 1, 2024, and he was eligible for a prorated 2024 Annual Bonus payout.

2025 Proxy Statement	39

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Annual Bonus Plan Performance Metrics and Relative Weighting
Our 2024 Annual Bonus Plan was designed to reward NEOs for delivering top- and bottom-line growth and improving free cash flow (“FCF”), the results of which are used to establish a Company Performance Factor as calculated in the 2024 Annual Bonus Final Company Performance Factor Table (the “Company Performance Factor”), which establishes the overall annual bonus pool.

FINANCIAL METRIC[1]	DEFINITION	WEIGHT	WHY DID THE COMMITTEE SELECT THESE METRICS?

Sales	Sales (a GAAP measure) adjusted for the impact of foreign exchange, acquisitions and/or divestitures.	1/3
The Committee believes sales performance aligns with the company’s focus on organic growth which can be increased by improving market share, introducing new products and services, entering new markets and pricing effectively.

Adjusted Operating Profit
Operating profit (a GAAP measure), excluding restructuring costs, amortization of acquired intangibles and other significant items of a nonrecurring and/or nonoperational nature, and further adjusted for the impact of acquisitions, divestitures, foreign exchange and other items.
		1/3	The Committee believes that adjusted operating profit is an appropriate operating earnings goal because it measures the effectiveness and efficiency of our core operations.

Free Cash Flow (FCF)
Net cash flows provided by operating activities (a GAAP measure) less capital expenditures and further adjusted for the impact of foreign exchange, acquisitions and/or divestitures and related transaction costs and other items.
		1/3	The Committee believes that FCF performance is a relevant measure of the ability to generate cash to fund operations and key strategic and business investments.

1Performance goals and results are based on non-GAAP financial measures and additional adjustments as approved by the Committee. See Appendix A beginning on page 92 for more details.
For the 2024 Company Performance Factor, Messrs. Gitlin, Goris, Agrawal and O’Connor, as corporate NEOs, were measured on corporate financial metric goals. Mr. Pandya, as a business unit NEO, was measured on an equally weighted combination of corporate financial metric goals (50%) and the HVAC business segment financial metric goals (50%). Mr. Timperman, also a business unit NEO, was measured solely on the former Fire & Security business segment financial metric goals (100%) to ensure his focus on the successful divestiture of that business.

Corporate NEOs	Business Unit NEOs

In addition to the financial metrics, NEOs were assigned 2024 strategic and operational objectives in furtherance of Carrier’s priorities and goals. As a part of the individual performance factor portion of the 2024 Annual Bonus Plan (“Individual Performance Factor”), each NEO’s progress against these goals can result in upward or downward adjustments to the NEO’s calculated annual bonus payout determined by the financial metrics.

40	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
NEO Annual Bonus Payout Calculation

Base Salary $	x	Annual Bonus Target %	x	Company/Segment Performance Factor (1/3 Sales, 1/3 Adjusted Operating Profit, 1/3 FCF)	x	Individual Performance Factor %	=	Final Annual Bonus Payout $

The annual bonus award for each executive is calculated by first multiplying each executive’s annual base salary by his annual bonus target percentage, multiplied by the applicable Company Performance Factor approved by the Committee, which takes into account business segment performance results if applicable. An Individual Performance Factor is then applied, resulting in a participant’s final annual bonus payout. An individual participant’s annual bonus payout cannot exceed 200% of such participant’s annual bonus target value.
2024 Annual Bonus Plan Final Company Performance Factor
The Annual Bonus Plan financial targets are set in partnership with the Committee and the Board of Directors and represent the Committee’s desire for increases over prior year performance targets and results. 2024 Sales and Operating Profit targets were both set at levels higher than prior year actual results. The 2024 FCF target was slightly below the actual 2023 FCF performance because the 2024 FCF target reflected the expected impact of significant M&A fees related to the portfolio transformation business exits and the Viessmann Climate Solutions acquisition. These targets are aligned with shareowner value creation and are intended to be stretch but achievable. The Committee has the authority to reduce the final Company Performance Factor if it believes measured financial performance does not align with its assessment of overall performance.
During 2024, the company underwent a significant transformation of its portfolio. As a result of this transformation and in accordance with GAAP, the company started reporting some, but not all, of the businesses being exited as Discontinued Operations. For Annual Bonus Plan purposes, the Committee and the Board of Directors held the management team accountable for all the businesses, whether reported in Continued or Discontinued Operations, for as long as the company owned the businesses being exited. Accordingly, the target for each financial metric was adjusted for the actual timing of each business exited during 2024. As a result, the 2024 financial metrics reported in the table below are different than the financial results disclosed as Continuing Operations. A reconciliation is provided on page 92 of this Proxy.
Carrier delivered strong 2024 financial results, including strong operating performance while it executed on its portfolio transformation. For the 2024 Annual Bonus Plan metrics, Carrier’s performance against established targets fell slightly short of our internal annual sales and adjusted operating profit targets, and above target payout for the free cash flow target. Following the conclusion of fiscal 2024, the Compensation Committee reviewed and discussed the company’s achievement of its fiscal 2024 objectives and its publicly reported, non-GAAP financial results. As shown in the table below, as calculated, the company’s performance against established targets resulted in a company performance factor of 112% of target. Under its authority, the Committee, in consultation with management and its independent compensation consultant, exercised negative discretion to reduce the Company Performance Factor to 90% of target. In making this determination, the Committee considered strong free cash flow performance in the context of operating performance that fell below established targets.

FINANCIAL METRIC[1]	WEIGHTING	THRESHOLD 50% PAYOUT	TARGET 100% PAYOUT	MAXIMUM 200% PAYOUT	ACHIEVEMENT	COMPANY PERFORMANCE FACTOR

Sales	1/3				77.0%	25.7%

Adjusted Operating Profit	1/3				91.0%	30.3%

Free Cash Flow	1/3				168.0%	56.0%

		Company Performance Factor:				112.0%
		Negative Discretion:				(22.0)%
		Final Company Performance Factor:				90.0%

1Performance goals and results are based on non-GAAP financial measures. See Appendix A beginning on page 92 for more details.

2025 Proxy Statement	41

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
2024 Annual Bonus Plan Individual Performance Factor
NEOs, including our CEO, begin the year with individual financial, strategic and operational objectives. Based on the CEO’s assessment of each NEO’s individual performance against these, and overall individual performance, he may recommend that the Committee makes an adjustment to increase or decrease the Individual Performance Factor and final annual bonus payout. The Committee considers these recommendations and makes any adjustments it deems appropriate. Mr. Gitlin has no role in the Committee’s determination of his own annual bonus.
The Board of Directors assigned an Individual Performance Factor of 100% for Mr. Gitlin, noting that despite his strong individual performance and leadership in 2024, his 2024 annual bonus should directly align with the overall Carrier performance factor. The CEO, based on his assessment of individual performance, recommended to the Committee Individual Performance Factors of 115% for Messrs. Goris, Pandya, and Agrawal. The individual performance factors for Messrs. Goris and Agrawal were primarily tied to the notable impact each of them had on Carrier’s successful portfolio transformation, delivery of strategic objectives, and overall contributions towards achieving the company’s 2024 financial goals. The individual performance factor for Mr. Pandya was in recognition of the contributions his business unit had on overall Carrier performance for 2024.
2024 CEO and NEO Annual Bonus Final Payouts
Based on the factors discussed above, the final 2024 annual bonus payouts for the CEO and NEOs are noted below.

NEO	TARGET BONUS PERCENTAGE % OF BASE SALARY	2024 ANNUAL BONUS TARGET VALUE ($)	COMPANY/SEGMENT PERFORMANCE FACTOR	INDIVIDUAL PERFORMANCE FACTOR	TOTAL PAYOUT FACTOR	FINAL ANNUAL BONUS PAYOUT ($)
David Gitlin	175%	2,625,000	90.0%	100.0%	90.0%	2,362,500
Patrick Goris	100%	850,000	90.0%	115.0%	103.5%	879,750
Gaurang Pandya	90%	630,000	90.0%	115.0%	103.5%	652,050
Ajay Agrawal	70%	407,680	90.0%	115.0%	103.5%	421,950
Kevin O’Connor[1]	80%	589,040	—%	—%	—%	—
Jurgen Timperman[2]	90%	585,000	136.0%	100.0%	136.0%	397,800
1Mr. O’Connor’s employment ended on January 1, 2025, and he was ineligible for a 2024 Annual Bonus payout due to his resignation.
2Mr. Timperman’s employment ended on July 1, 2024, and he was eligible for a 2024 prorated Annual Bonus payout tied to Fire & Security results due to his mutually agreeable separation.
2024 Long-Term Incentives
Long-term incentives are intended to align the interests of NEOs with shareowners by linking a meaningful portion of executive compensation to shareowner value creation over a multiyear period. To ensure that the compensation of our NEOs is closely aligned with the long-term strategic objectives of the company and the interests of shareowners, the 2024 annual LTI awards for company executives were composed of only performance-based LTI instruments: SARs and PSUs. As such, we did not grant any time-based Restricted Stock Units (“RSUs”) to NEOs.

	METRIC	WEIGHTING [1]	RATIONALE	FEATURES
SARs	Not applicable	50%	Align NEO interests with those of our shareowners	▪Three-year cliff vesting ▪10-year life ▪Exercise price equal to the closing price of our common stock on the date of grant
PSUs	Adjusted Earnings Per Share (“EPS”) Compound Annual Growth Rate (“CAGR”)	25%	Motivate sustained multi-year earnings growth in support of shareowner value creation	▪Three-year cliff vesting ▪Subject to performance measured over a three-year period ▪Final earned awards contingent on achievement of three-year EPS CAGR targets
PSUs	Total Shareholder Return (“TSR”) relative to a subset of the S&P 500 Industrials Index (“Relative TSR”)	25%	Motivate and reward stock price outperformance	▪Three-year cliff vesting ▪Subject to performance measured over a three-year period ▪Final earned awards contingent on Carrier’s TSR relative to a subset of the S&P 500 Industrials Index
1The weighting of the 2024 annual LTI award for Messrs. Gitlin and Goris was 40% SARs and 60% PSUs based solely on Relative TSR.

42	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Stock Appreciation Rights (“SARs”)
SARs are a regular component of our LTI program. SARs directly align the long-term interests of our executives with those of shareowners by tying their value to sustained long-term company performance. The three-year vesting schedules and the extended terms of the SARs tied to continued employment serve to retain executive talent. SARs provide value to executives only if the price of our common stock increases after the SARs are granted. SARs are granted with an exercise price equal to the closing price of our common stock on the date of grant, generally vest 100% on the third anniversary of the date of grant and expire 10 years from the date of grant, unless terminated earlier following termination of employment.
The number of SARs granted is determined by dividing the targeted U.S. dollar value of SARs by the fair value of one SAR using a binomial lattice option pricing model.
Performance Share Units (“PSUs”)
The Committee believes PSUs are an integral component of our executive compensation program, and no less than 50% percent of an executive’s target LTI award value is delivered through PSUs. PSUs support the achievement of long-term financial and business goals and promote retention through long-term performance achievement and vesting requirements. The number of PSUs granted is determined by dividing the target dollar grant value of PSUs by the 20-day average closing price of our common stock prior to the date of grant.
The PSUs paid at the end of the three-year performance period can range from 0% to 200% of the target number of shares, based upon the achievement of preestablished performance goals. For grants made in 2024 to all NEOs, except Messrs. Gitlin and Goris, the two performance goals were EPS CAGR and Relative TSR, each weighted 50%. For the annual grants made in 2024 to Messrs. Gitlin and Goris, the 2024 PSU performance goal was 100% based on Relative TSR, as described below. As disclosed on pages 44-46, Messrs. Gitlin and Goris additionally received a performance-based supplemental grant, with 50% of the grant tied to PSUs solely based on EPS CAGR performance.
The Relative TSR metric compares Carrier share price performance with a relative performance benchmark group index that includes a subset of companies in the S&P 500 Industrials Index (“Performance Peer Group”). The Performance Peer Group includes companies in the industries most closely linked to Carrier, including those in the following industries: Building Products, Construction Machinery & Heavy Trucks, Electrical Components & Equipment, Industrial Conglomerates and Industrial Machinery. We believe that tracking Carrier’s performance against the Performance Peer Group closely ties realized compensation of our NEOs to Carrier’s performance by comparing to the performance of comparable companies in the market. The Performance Peer Group for PSU awards granted in 2024 included the 31 companies listed below.

2024 PERFORMANCE PEER GROUP[1]
3M Co.	Eaton Corporation plc	Illinois Tool Works Inc.	Pentair plc.
A. O. Smith Corporation	Emerson Electric Co.	Ingersoll Rand Inc.	Rockwell Automation, Inc
Allegion plc	Fortive Corporation	Johnson Controls International plc	Snap-On Incorporated
Ametek, Inc.	Generac Holdings Inc.	Masco Corporation	Stanley Black & Decker, Inc.
Builders FirstSource	General Electric Co.	Nordson Corporation	Trane Technologies plc
Caterpillar Inc.	Honeywell International Inc.	Otis Worldwide Corporation	Wabtec Corporation
Cummins Inc.	Hubbell	PACCAR Inc.	Xylem Inc.
Dover Corporation	IDEX Corporation	Parker Hannifin Corporation
1For 2025, the Committee has approved a revised list of 31 companies to reflect changes to the S&P 500 Industrials sub-industry designations.
The payout formula, as summarized below, aligns closely to our Compensation Peer Group’s prevalent practices to ensure we can attract and retain talent. The number of shares earned will be interpolated for results between those percentiles. If performance shares are earned but our absolute TSR is negative, the number of shares earned for the portion tied to Relative TSR will be capped at target.

	THRESHOLD	TARGET	MAXIMUM
Carrier Global Corporation TSR Performance Relative to a Subset of the S&P 500 Industrials Index	25th Percentile	50th Percentile	75th Percentile
Percent of Target Shares Earned	25%	100%	200%

2025 Proxy Statement	43

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
For EPS CAGR, the Committee works closely with management to review and establish rigorous performance metrics that are consistent with the company’s long-term strategic objectives communicated to investors, and sets a three-year growth rate target that will challenge executives to drive results that generate shareowner returns. At the end of the three-year performance period, NEOs’ earned awards are determined based on the level of achievement against this target.
2024 CEO and NEO Annual Long-Term Incentive Target Values
The Committee primarily considered the following factors in determining the grant date target value of annual LTI awards granted to each NEO in 2024:
▪Competitive market median levels in the context of total target compensation, which includes base salary, target annual bonus opportunity and target LTI
▪The scope of responsibility of the NEO relative to the other executives in the LTI program and relative importance of the NEO to the company’s long-term success
▪The LTI award recommendations of Mr. Gitlin for NEOs other than himself
The target values for the SAR and PSU awards differ from the corresponding values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table, on pages 52 and 54, respectively, due to different methodologies used in assigning the economic value of equity-based awards required for accounting and proxy statement reporting purposes. The Committee makes equity award decisions based on a formula it believes is appropriate to determine grant date expected value, including using a 20-day preceding grant date pricing average rather than a single day’s stock price, while the accounting and proxy statement values are determined in accordance with GAAP requirements.

NEO	TARGET VALUE OF SARs ($)	TARGET VALUE OF PSUs ($)	TOTAL TARGET VALUE 2024 ANNUAL LTI ($)
David Gitlin	4,460,000	6,690,000	11,150,000
Patrick Goris	1,120,000	1,680,000	2,800,000
Gaurang Pandya	1,085,000	1,085,000	2,170,000
Ajay Agrawal	524,000	524,000	1,048,000
Kevin O’Connor[1]	850,000	850,000	1,700,000
Jurgen Timperman[2]	—	—	—
1Mr. O’Connor’s employment ended on January 1, 2025, and his 2024 LTI grant was forfeited.
2Mr. Timperman did not receive a 2024 grant.
Actual awards in 2024 for Messrs. Gitlin, Goris and Pandya were consistent with the target values above. Mr. O’Connor received 115.3% of the target award in recognition of his contributions to the ongoing portfolio transformation efforts. Due to considerations relating to our portfolio transformation, Mr. Agrawal received an enhanced annual award as described further in the “Other Compensation Elements” section. All of these awards were approved by the Compensation Committee and are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table.
2024 CEO and NEO Total Target Direct Compensation

NEO	ANNUAL SALARY AS OF 12/31/2024 ($)	ANNUAL BONUS TARGET BONUS PERCENTAGE (% OF BASE SALARY)	2024 ANNUAL LTI GRANT VALUE ($)	TOTAL TARGET DIRECT COMPENSATION ($)
David Gitlin	1,500,000	175%	11,150,000	15,275,000
Patrick Goris	850,000	100%	2,800,000	4,500,000
Gaurang Pandya	700,000	90%	2,170,000	3,500,000
Ajay Agrawal	582,400	70%	1,048,000	2,038,080
Kevin O’Connor	736,300	80%	1,700,000	3,025,340
Jurgen Timperman	—	—	—	—
2024 Supplemental Equity Awards to CEO David Gitlin and CFO Patrick Goris
As previously disclosed in an 8-K filing and in last year’s proxy statement, on January 30, 2024, the Committee and the Board approved the Supplemental Equity Awards to our CEO and CFO with the approved market grant values of $48,965,385 for Mr. Gitlin and $4,896,782 for Mr. Goris. The awards are exclusively at risk and performance-based, delivered in an equal mix of PSUs and SARs.

44	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
The number of PSUs earned under the Supplemental Equity Awards will be based on the level of performance achieved against EPS CAGR goals, as further described below. Any earned PSUs are subject to additional time-based vesting requirements and will vest in three equal annual installments on the anniversary of the grant date in 2027, 2028 and 2029, requiring continuous employment through each applicable vesting date. The SARs have a 10-year term and will cliff vest on the fifth anniversary of the grant date, with no interim vesting opportunities, subject to continuous employment through such date.
The performance and vesting structure of the Supplemental Equity Awards was designed to align with the long-term nature of the business strategy and transformation timeline, and to incentivize Mr. Gitlin’s and Mr. Goris’ long-term retention, given their critical role in guiding our strategic efforts.
2024 Supplemental Equity Award Design and Vesting Summary for CEO and CFO

PSUs				PSUs are forfeited if performance goals are not met	Additional service-based vesting through 2029 for any earned PSUs
	0%-200% payout range

		3-year cliff-vesting performance period tied to rigorous EPS CAGR targets
							1/3 vests 2029

		Threshold $3.22 13.5%	Target $3.60 17.8%	Max $3.95 21.5%
						1/3 vests 2028

					1/3 vests 2027
		January 30, 2024 Grant Date

		2024	2025	2026	2027	2028	2029

SARs
	10-year term
			5-year cliff vesting

			SARs deliver value only if stock price appreciation is sustained

Why did the Compensation Committee and Board make this decision?
Under Mr. Gitlin’s leadership, Carrier has consistently exceeded expectations, delivering a $47 billion increase in the company’s market value and a 330% total shareholder return since its Separation from United Technologies in April 2020, outperforming the S&P 500 and the S&P Industrials indices by over 175% each and the Dow Jones Industrial Average by over 200%.1
These results were driven by a visionary transformation strategy architected by Mr. Gitlin, with the critical support of Mr. Goris, which aims to establish Carrier as a higher growth global leader in intelligent climate and energy solutions through a decisive and fast-paced portfolio restructure. Over the last three years alone, the company executed business divestitures generating over $10 billion in proceeds and completed multiple transformative acquisitions, including Toshiba Carrier and Viessmann Climate Solutions. The company also has launched differentiated digital platforms and has streamlined its operations to drive operational efficiencies and foster a high-performance culture.
In the second half of 2023, in the midst of this transformation effort, the Board became aware of widespread media reports that recognized Mr. Gitlin’s exceptional leadership and accomplishments, while also speculating on his potential suitability to become a CEO of another company. The Committee determined that it was critical to proactively retain Mr. Gitlin before any potential recruitment efforts became too advanced. Our Investor Relations team also had received numerous investor inquiries focused on these speculations. Those investors who reached out wanted to ensure the company secured the continued leadership and contributions of Mr. Gitlin, and Mr. Goris to sustain the superior growth momentum.
Based on these inputs, its assessment of the highly competitive talent market and associated retention risks, the Board determined it was imperative and essential to retain both Mr. Gitlin and Mr. Goris to continue leading the organization as we enter the next phase of our transformation.

2025 Proxy Statement	45

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
How did the Committee determine the award size?
The values of the Supplemental Equity Awards were determined in consultation with the Committee’s independent compensation consultant. The Committee took into account relevant benchmarking data for similar supplemental awards; the extremely competitive external market environment across our direct peers and broader industrial companies; and the associated potential magnitude of a competitive offer from another company were they to attempt to recruit Mr. Gitlin. The Committee also considered the costs associated with the potential need to attract proven executive talent of similar caliber to Mr. Gitlin and Mr. Goris were they to be recruited by another company.
Based on the totality of these considerations, the Committee structured the awards to be entirely at-risk, with an extended five-year vesting term to realize the full value of the awards. This structure is designed to support retention and reward exceptional performance only if Mr. Gitlin and Mr. Goris continue to deliver sustained superior value growth momentum for our shareowners.
How rigorous are the performance targets?
The EPS CAGR target reflects exceptionally challenging performance level, which is set above consensus estimates for Carrier EPS2, as well as the EPS CAGR targets and achieved results under the prior annual performance cycles. A three-year EPS CAGR performance target of approximately 17% is required to receive the target PSU award value, which is significantly higher than the 10% three-year EPS CAGR performance target payout goal for the recently vested 2022 PSUs disclosed in this Proxy. These aggressive goals are aligned with our commitment to drive growth and margins, which are key indicators of our ability to continue delivering superior shareowner returns.
2024 Supplemental Equity Award EPS CAGR Targets for CEO and CFO

	THRESHOLD	TARGET	MAX
2024 – 2026	$3.22	$3.60	$3.95
Three-year EPS CAGR	13.5%	17.8%	21.5%
The actual number of PSU shares eligible to be earned under the Supplemental Equity Awards will be based on the level of performance achieved against EPS CAGR performance goals during the three-year performance period of 2024 through 2026, with payout ranging from 0% to 200% of target.
No PSUs will be earned for performance below threshold performance. Payout for performance that falls between threshold and target and target and maximum payout levels will be determined using linear interpolation
How do the awards foster long-term retention?
The Supplemental Equity Awards deliver full value only if Mr. Gitlin and Mr. Goris remain with Carrier through 2029 and target performance conditions are met. Upon a termination of employment for any reason (other than death or disability), absent a change in control of Carrier, all unvested SARs and PSUs associated with this Supplemental Equity Award will be forfeited. There are no retirement-eligible provisions for these Supplemental Equity Awards.
1Source: Bloomberg Finance L.P. As of December 31, 2024. Total shareholder return for Carrier, the S&P 500 Index, the S&P Industrials Index and the Dow Jones Industrial Average was 330%, 154%, 153% and 122%, respectively, from April 3, 2020 through December 31, 2024.
2Source: Bloomberg Finance L.P. Consensus 2026 adj. EPS estimates on the grant date, January 30, 2024.

46	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
2022 PSUs Results
On February 2, 2022, the CEO and other NEOs employed on that date received an annual equity grant in the form of 50% SARs and 50% PSUs (“2022 PSUs”). The 2022 PSUs vested on February 3, 2025, based on Carrier performance over the three-year period that ended on December 31, 2024, weighted equally, of the two established performance metrics – EPS CAGR and TSR – relative to a subset of companies in the S&P 500 Industrials Index shown below. The final achieved performance factor was 159.7%.

FINANCIAL METRIC[1]	WEIGHTING	0% Payout	THRESHOLD 25% PAYOUT	TARGET 100% PAYOUT	MAXIMUM 200% PAYOUT	ACHIEVEMENT	PERFORMANCE FACTOR

EPS CAGR[1]	50%	<6% ($2.23 or less)				200.00%	100.0%

Relative TSR Percentile[2]	50%	<25th				119.35%	59.7%

			Final Performance Factor:				159.7%
1Result of $2.90 reflects Adjusted EPS for the fiscal year ended December 31, 2024, giving effect to continuing operations and discontinued operations as described in Appendix A on page 93. The EPS targets set in February 2022 were adjusted for subsequent divestitures (Fire & Security and Commercial Refrigeration) and acquisitions (Toshiba HVAC and Viessmann Climate Solutions) that occurred over the course of the three-year performance period, the impact of which could not be determined at the time the goals were initially established. The Committee adjusted the EPS targets, in accordance with the terms of the awards, to hold management accountable for the performance of divested and acquired entities for the portion of the three-year period that they were owned by Carrier. Further details on the adjustments applied from GAAP to non-GAAP EPS are included in Appendix A beginning on page 92.
2Maximum payout for rTSR is capped at 100% if TSR is negative.

2022 PERFORMANCE PEER GROUP FOR RELATIVE TSR
3M Co.	Emerson Electric Co.	IDEX Corporation	Roper Technologies, Inc.
A. O. Smith Corporation	Fastenal Co.	Illinois Tool Works Inc.	Snap-On Incorporated
Allegion plc	Flowserve Corporation	Ingersoll-Rand Inc.	Stanley Black & Decker, Inc.
Ametek, Inc.	Fortive Corporation	Masco Corporation	Trane Technologies plc
Caterpillar Inc.	Fortune Brands Innovations, Inc.	PACCAR Inc.	Wabtec Corporation
Cummins Inc.	General Electric Co.	Parker-Hannifin Corporation	W. W. Grainger, Inc.
Dover Corporation	Honeywell International Inc.	Pentair plc.	Xylem Inc.
Eaton Corporation plc	Johnson Controls International plc	Rockwell Automation, Inc.
Section IV: Other Compensation Elements
Benefits
Carrier NEOs are eligible for company-provided benefit plans, including a qualified 401(k) savings plan, health and welfare benefits, deferred compensation and other nonqualified supplemental retirement plans. NEOs generally participate in these plans on the same basis as other eligible U.S. salaried employees. Our Deferred Compensation Plan offers deferral opportunities for base salary and annual bonus compensation. Our nonqualified supplemental retirement plans use the same formula as our qualified savings plan to provide benefits that may not be paid under our qualified savings plan due to annual limitations imposed under the Internal Revenue Code (“IRC”).
Carrier also continues to pay benefits under a nonqualified defined benefit plan (the Pension Preservation Plan or “PPP”) to eligible employees hired prior to January 1, 2010. Benefits are calculated using a final average earnings (“FAE”) or cash balance formula based on dates of hire, and all future benefit accruals were frozen effective December 31, 2019. Messrs. Gitlin and Agrawal are the only NEOs eligible for benefits under the PPP. More information about their benefits can be found in the Pension Benefits and Nonqualified Deferred Compensation Table on pages 58 and 59, respectively.
Perquisites
Our NEOs receive a limited perquisite package that includes annual physicals and financial planning. The CEO is allowed personal use of the corporate aircraft for up to 50 hours per year. Personal use of the corporate aircraft is generally prohibited for other NEOs, except in rare situations and with preapproval by the CEO.

2025 Proxy Statement	47

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
NEOs are eligible to participate in the same company-funded long-term disability program as other employees, with a basic annual benefit upon disability that is equal to 60% of base salary and certain buy-up options. Messrs. Gitlin and Timperman also are eligible for a grandfathered disability benefit inherited from UTC upon the Separation in 2020 equal to 80% of base salary plus target bonus compensation.
Mr. Gitlin has company-funded life insurance coverage up to 3x his base salary at age 62 (projected or actual) (the “CEO Life Insurance Policy”), which was a UTC-grandfathered benefit.
Employment Agreements, Severance and Change-in-Control Agreements
Carrier has not entered into employment agreements with any of the NEOs. We may provide at-will offer letters to newly hired executive officers. We also do not have any agreements that would provide automatic single-trigger accelerated vesting of equity compensation or excise tax gross-up payments to any NEOs in the event of a change in control of the company.
Divestiture Performance Incentive and Retention Bonus Arrangement for Jurgen Timperman
As previously disclosed, and in connection with plans to exit the Fire & Security businesses, in 2023 the Committee approved a performance incentive (“Performance Bonus”) and deal bonus (“Deal Bonus”) arrangement for Mr. Timperman, President, Fire & Security at the time, to ensure his retention, successful delivery of the financial plan, and the achievement of a smooth and successful exit of the Fire & Security business, which occurred over the course of 2023 and 2024.
Under this arrangement, Mr. Timperman had the opportunity to earn the Performance Bonus if the Fire & Security segment achieved performance above the financial plan targets for adjusted operating profit and free cash flow, for performance years in 2023 and 2024, independently. The financial plan targets reflected Carrier’s internal business plan targets, for which achievement above those targets was challenging, yet achievable. Under the terms of the arrangement, payment of the earned Performance Bonus for both the 2023 and 2024 portions performance years (totaling $1,131,250) was made in 2024 upon Mr. Timperman’s exit. Additionally, Mr. Timperman was eligible for and earned a $1,250,000 Deal Bonus in 2024 in connection with Mr. Timperman’s retention to lead the business and the company’s successful exit of the Fire & Security business.
Enhanced Annual Award for Ajay Agrawal
The Compensation Committee approved enhancements to the 2024 annual LTI award for Mr. Agrawal in the form of an additional $2,000,000 in relation to his retention and leadership of Carrier’s successful portfolio transformation and overall contributions to the company’s strategic goals. This enhanced award is structured in the same performance-based mix (SARs and PSUs) as the normal annual LTI awards but is not eligible for retirement vesting, as described further in the Potential Payments on Termination or Change in Control Table, thus incentivizing the long-term retention of Mr. Agrawal.
Post-Employment Restrictive Covenants
To discourage executives (which includes each of the NEOs) from engaging in activities after termination or retirement that are detrimental to Carrier, such as disclosing proprietary information, soliciting Carrier employees or engaging in competitive activities, the LTI Plan includes clawback provisions that would allow Carrier to claw back LTI awards issued during the three-year period preceding termination or retirement. In addition to these clawback provisions, beginning with LTI awards granted in 2022, as a condition to award acceptance (and regardless of whether the award recipient receives any benefits in connection with the award), the Committee requires all LTI award recipients to agree to the following post-employment covenants for the protection of the company: (i) confidentiality; (ii) noncompetition; (iii) employee and customer nonsolicitation; and (iv) nondisparagement.
Clawback Provisions
Carrier’s LTI and Annual Bonus plans both provide for the clawback, recoupment and/or recovery of awards under certain circumstances. Under the Annual Bonus Plan, Carrier can claw back bonuses if a performance goal is recalculated as a result of the executive’s negligence or misconduct, and the corrected performance goal would have (or likely would have) resulted in a reduced bonus.
Under the LTI Plan, Carrier has the authority to cancel awards, including vested awards, and to recoup any gains realized by participants from previous LTI awards if a participant is terminated for cause, including as a result of willful misconduct or negligence that is injurious to the company. Carrier also may claw back LTI awards if the participant violates post-employment noncompetition, nonsolicitation or nondisparagement covenants, or if it is discovered within three years that the participant could have been terminated for cause.

48	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Pursuant to the standalone Clawback Policy adopted by the Board in 2023, the Board also is required to pursue clawbacks for excess compensation paid to Section 16 officers due to financial restatements resulting from material noncompliance with reporting requirements. The policy applies to the Annual Bonus Plan and PSU Awards granted under the LTI Plan and includes a three-year lookback on the award value exceeding amounts that would have been paid under restated financials.
Senior Executive Severance Plan
Carrier maintains a Senior Executive Severance Plan (the “Severance Plan”) to provide certainty in the event a member of the ELT is involuntary separated, including the NEOs.
The Severance Plan provides for the payment of severance and other benefits upon an involuntary termination of employment other than for Cause, Disability (as such terms are defined in the Severance Plan) or death, which are not considered a qualifying termination under the company’s Change in Control Severance Plan (as described below). Subject to the execution of a release and covenant agreement, which will contain a release of claims, perpetual covenants of confidentiality and nondisparagement and covenants of noncompetition and nonsolicitation that will extend for a period of two years after termination, the Severance Plan provides for the following payments and benefits upon a qualifying termination:
▪A lump-sum payment equal to 1.5x (2x for the CEO) the executive’s annual base salary
▪In the event an executive’s termination of employment occurs during the last fiscal quarter of the annual bonus performance period, a prorated bonus for the year of termination, calculated based on target performance for any individual performance goals and actual performance for the full year with respect to all other performance goals
▪Continued healthcare benefits for the executive (and eligible dependents) for up to 12 months at no premium cost to the executive
▪Outplacement services for up to 12 months
The value of the lump-sum payment referenced above will be offset by the value of any RSU award originally granted to the executive in connection with the executive’s appointment as a member of the legacy UTC Executive Leadership Group that vests upon the executive’s termination, as well as by any other severance benefits that the executive is entitled to receive upon termination of employment.
Change in Control Severance Plan
Carrier also offers a Change in Control Severance Plan under which any NEO who is terminated without cause or resigns for good reason on, or within the two years of, a change in control (as defined in the plan) would be entitled to receive certain benefits (subject to the NEO’s execution of a release of claims in favor of Carrier and agreement to a one-year post-termination noncompetition covenant and a two-year post-termination nonsolicitation covenant). These benefits include:
▪A lump-sum cash severance payment equal to 3x (for the CEO) or 2x (for the other NEOs) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus
▪A prorated target annual bonus for the year of termination (reduced by any annual bonus payment to which the NEO is entitled for the same period of service)
▪Up to 12 months of healthcare benefit coverage continuation at no premium cost to the NEO
▪Outplacement services for 12 months
▪Continued financial planning services for 12 months
The Change in Control Severance Plan provides that in the event that the payments and benefits to an NEO in connection with a change in control of Carrier, whether pursuant to the Severance Plan or otherwise, would be subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the IRC, then the NEO will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the NEO.

2025 Proxy Statement	49

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Section V: Other Compensation Policies and Practices
Share Ownership Requirements
To further encourage the alignment of management and shareowner interests, the Board has adopted the following share ownership requirements for the CEO, NEOs and non-employee directors.
Non-Employee Director and NEO Share Ownership Requirements

6x	5x	4x	3x

Chairman & CEO	Non-employee directors	Chief Financial Officer (“CFO”); President, HVAC Americas & CHVAC EMEA; Former President, Fire & Security	SVP, Global Services, Business Development & Chief Strategy Officer; Chief Legal Officer (“CLO”)

Under these requirements, each of our directors and NEOs is required, within five years of attaining that position, to own shares of Carrier common stock – including DSUs and RSUs but excluding stock options, SARs and unvested PSUs – equal in value to the applicable multiple of their then base salary (or base annual cash retainer for non-employee directors). Non-employee directors and ELT members who do not meet the foregoing share ownership requirements within the applicable five-year period will not be permitted to sell shares of Carrier common stock until satisfying these requirements. Each of the non-employee directors and ELT members currently comply with their respective ownership requirements or are on track to meet them within the five-year period.
No Short Sales, Pledging or Hedging of Carrier Securities and No Option Repricing
Carrier does not allow its directors, officers or employees to enter into short sales of Carrier common stock. Similarly, directors, officers and employees may not pledge or assign an interest in Carrier common stock or other equity interests as collateral for a loan. Additionally, transactions in put options, call options or other derivative securities that have the effect of hedging the value of Carrier securities are prohibited, whether or not those securities were granted to or held directly or indirectly, by the director, officer or employee. Carrier’s LTI Plan prohibits repricing of underwater stock options and SARs without shareowner approval.
Equity Grant Timing Policies
Generally, equity grants to executives have been approved at regularly scheduled Committee or Board meetings, except for special situations such as new hire grants. Since we became a public company in 2020, our annual grants to executives (including in 2024) have been approved at the first regularly scheduled meetings of the Committee and Board during the applicable year, which are scheduled long in advance. We do not time material non-public information (MNPI) disclosure for purposes of affecting the value of executive compensation. The Board and Committee do not take MNPI into account when determining the timing and terms of awards.
Tax Deductibility of Incentive Compensation
IRC section 162(m) limits Carrier’s deduction to $1 million for annual compensation paid to covered employees, as defined in IRC section 162(m). The Committee believes that the company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the nondeductibility of certain compensation under the IRC.
Risk Assessment
In 2024, the Committee and management, with the assistance of Pearl Meyer, conducted a review of Carrier’s compensation strategies, plans, programs, policies and practices, including executive compensation, major broad-based compensation programs and sales compensation. The goal of this review was to assess whether any of Carrier’s compensation strategies, plans, programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excess risks that were reasonably likely to have a material adverse impact on Carrier. The review included compensation strategy and philosophy, annual and LTI design, sales compensation, severance benefits (both absent a change in control of Carrier and following a change in control of Carrier), corporate governance, compensation policies and practices, such as clawback provisions, executive share ownership requirements and prohibition on short sales, pledging and hedging of Carrier securities. Based on the review, management and the Committee concluded that Carrier’s compensation strategies, plans, programs, policies and practices did not pose material risk due to a variety of mitigating factors.

50	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Report of the Compensation Committee
The Compensation Committee establishes and oversees the design and function of Carrier’s executive compensation program. We have reviewed and discussed the foregoing CD&A with the management of the company and have recommended to the Board that the CD&A be included in Carrier’s Proxy Statement for the 2025 Annual Meeting.
Compensation Committee
Michael A. Todman, Chair
Jean-Pierre Garnier
John J. Greisch
Susan N. Story

2025 Proxy Statement	51

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Compensation Tables
Summary Compensation Table

NAME AND POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)[1]	OPTION AWARDS ($)[2]	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)[3]	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)[4]	ALL OTHER COMPENSATION ($)[5]	TOTAL ($)
David Gitlin Chairman & Chief Executive Officer	2024	1,475,000	—	31,188,838	29,602,373	2,362,500	179,400	926,134	65,734,245
	2023	1,387,500	—	6,127,211	5,894,030	3,503,500	36,319	746,640	17,695,200
	2022	1,337,500	—	4,483,081	4,530,856	2,013,120	—	857,690	13,222,247
Patrick Goris Senior Vice President & Chief Financial Officer	2024	837,500	—	4,229,042	3,637,525	879,750	—	235,859	9,819,676
	2023	790,000	—	2,747,681	2,643,095	1,144,000	—	183,765	7,508,541
	2022	748,750	—	1,453,401	1,468,988	743,740	—	227,564	4,642,443
Gaurang Pandya, President, HVAC Americas and CHVAC EMEA	2024	700,000	—	1,113,197	1,090,253	652,050	—	125,783	3,681,283
Ajay Agrawal Senior Vice President, Global Services, Business Development & Chief Strategy Officer	2024	576,800	—	1,564,454	1,532,367	421,960	22,848	194,073	4,312,502
Kevin O’Connor Former Senior Vice President & Chief Legal Officer	2024	729,240	—	1,005,413	984,766	—	—	183,472	2,902,891
	2023	701,250	—	934,351	898,666	809,960	—	182,545	3,526,772
	2022	676,000	—	802,354	810,819	507,760	—	196,195	2,993,128
Jurgen Timperman Former President, Fire & Security	2024	327,708	—	1,862,985	2,091,554	2,447,800	—	140,043	6,870,090
	2023	642,500	—	2,198,289	2,114,464	1,167,800	—	136,794	6,259,847
	2022	615,000	—	896,804	906,171	460,350	—	168,776	3,047,101
1Stock Awards. Grant date fair value of the PSUs and RSUs granted during the applicable year, calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The grant date fair values shown for PSU awards granted in 2024 to our NEOs assume target-level performance. If the PSU awards are valued at two times the target number of shares (the maximum potential payout), then for fiscal 2024 the stock award amount would increase by $31,188,838, $4,229,042, $1,113,197, $1,565,454 and $1,005,413 for Messrs. Gitlin, Goris, Pandya, Agrawal and O’Connor, respectively. For additional information on awards made in fiscal year 2024, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table. The assumptions made in calculating the fair value of the PSUs granted on January 30, 2024, are set forth in Note 14 – Stock-Based Compensation to the Consolidated Financial Statements set forth in Carrier’s 2024 Annual Report on Form 10-K. For Mr. Timperman, for 2024, value is tied to the treatment of Mr. Timperman’s equity awards described below under the Grants of Plan-Based Awards. Mr. Timperman did not receive a 2024 PSU award.
2Option Awards. Grant date fair value of SARs granted during the applicable year, calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of the SARs granted in 2024 are set forth in Note 14 – Stock-Based Compensation to the Consolidated Financial Statements set forth in Carrier’s 2024 Annual Report on Form 10-K. For Mr. Timperman, for 2024, value is tied to the treatment of Mr. Timperman’s equity awards described below under the Grants of Plan-Based Awards. Mr. Timperman did not receive a 2024 SAR award.
3Non-Equity Incentive Plan Compensation. Amounts earned under the 2024 Annual Bonus Plan, based on the achievement of corporate, segment and individual performance objectives. See “Compensation Discussion and Analysis – Section III: 2024 CEO and NEO Compensation – 2024 Annual Bonus” for additional detail regarding the Annual Bonus Plan. For Mr. Timperman, the amount shown for 2023 includes the portion of the Performance Bonus earned based on 2023 performance ($331,350), and for 2024 reflects (i) his prorated bonus for 2024 based on actual performance through his termination date on July 1, 2024 ($397,800), (ii) the remainder of the Performance Bonus ($800,000) and (iii) the Deal Bonus based on the divestiture of the Fire & Security businesses ($1,250,000).
4Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the change, if any, in the year-over-year actuarial present value of each NEO’s accrued benefit under Carrier’s Pension Preservation Plan (“PPP”). Actuarial value computations are based on the assumptions disclosed in the Pension Benefits Table. For Messrs. Gitlin and Agrawal, the increase in the Carrier PPP benefit is primarily attributable to the impacts of aging coupled with the decrease in the discount rate used to value Carrier’s PPP benefit from 5.75% in 2023 to 5.25% in 2024. Carrier’s Deferred Compensation Plan (“DCP”) does not provide above-market rates of return, so no amounts are reported here.
5All Other Compensation. The 2024 amounts in this column consist of the following items:

52	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

NAME	PERSONAL USE OF CORPORATE AIRCRAFT ($)[a]	INSURANCE PREMIUMS ($)[b]	COMPANY CONTRIBUTIONS TO 401(K) PLANS ($)[c]	COMPANY CONTRIBUTIONS TO NONQUALIFIED RETIREMENT PLANS ($)[d]	FINANCIAL PLANNING ($)[e]	TAX PREPARATION PAYMENTS ($)[f]	HEALTH BENEFITS ($)[g]	MISCELLANEOUS ($)[h]	TOTAL ($)
D. Gitlin	175,318	115,692	27,067	550,439	18,375	—	36,997	2,246	926,134
P. Goris	13,393	—	31,395	148,922	16,080	—	24,326	1,743	235,859
G. Pandya	—	—	29,670	50,989	12,625	4,183	28,067	249	125,783
A. Agrawal	—	—	40,020	111,663	18,375	—	21,272	2,743	194,073
K. O’Connor	—	—	31,395	108,672	18,375	—	24,096	934	183,472
J. Timperman	—	—	31,395	74,455	12,000	—	22,193	—	140,043
aIncremental variable operating costs incurred for personal air travel, which includes fuel (calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs), fleet average landing and handling fees for both domestic and international trips, crew lodging and meal allowances, catering and hourly maintenance contract charges, when applicable. Because fleet-wide aircraft utilization is primarily for business purposes (approximately 95% in 2024), capital and other fixed expenditures are not treated as an incremental cost. When an NEO experienced personal travel during a trip that was classified as primarily business in nature, the incremental mileage and operating costs incurred as a result of the personal travel were allocated to the NEO. The Carrier Board of Directors authorized Mr. Gitlin to use up to 50 hours of personal time on the corporate aircraft of which 31.3 were utilized. No tax reimbursements are provided to NEOs for taxable income resulting from personal use of the aircraft.
bPremiums paid on behalf of Mr. Gitlin under the grandfathered CEO Life Insurance Policy. Under this plan, Carrier pays the premiums on a cash value life insurance contract owned by the CEO. Life insurance benefits equal up to 3x the CEO’s actual or projected base salary at age 62. Once vested, at age 55, Carrier funds the policy to maintain coverage following retirement.
cDollar value of company matching and age-based company automatic contributions made into the Carrier Retirement Savings Plan.
dDollar value of company contributions to the Carrier Savings Restoration Plan (“SRP”) and the Carrier Automatic Contribution Excess Plan (“CACEP”). Under the SRP, participants are credited with a benefit equal to the company matching contribution that the NEO did not receive under the Carrier Retirement Savings Plan due to IRC limits. The CACEP provides an additional age-based company automatic contribution for compensation earned over IRC limits.
eCosts associated with a financial planning benefit available to NEOs provided by a third party.
fCosts associated with tax preparation services provided by a third party.
gCosts incurred by the company associated with broad-based company-covered healthcare benefits. In addition, certain NEOs are eligible for grandfathered long-term disability benefits described on page 47. However, because no cost is incurred unless the NEO actually becomes disabled, no amount is reflected in this column.
hRepresents costs to the company related to mementos, meals, and activities provided to the NEO and/or the NEO’s spouse.

2025 Proxy Statement	53

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Grants of Plan-Based Awards Table

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)[3]	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)[4]
GRANT DATE[1]		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
D. Gitlin
—		438,375	2,625,000	5,250,000	—	—	—	—	—	—	—
30-Jan-2024	[5]	—	—	—	29,845	119,380	238,760	—	—	—	7,344,258
30-Jan-2024	[6]	—	—	—	—	—	—	—	307,800	56.33	4,481,568
30-Jan-2024	[7]	—	—	—	111,528	446,110	892,220	—	—	—	23,844,580
30-Jan-2024	[8]	—	—	—	—	—	—	—	1,725,330	56.33	25,120,805
P. Goris
—		141,950	850,000	1,700,000	—	—	—	—	—	—	—
30-Jan-2024	[5]	—	—	—	7,495	29,980	59,960	—	—	—	1,844,370
30-Jan-2024	[6]	—	—	—	—	—	—	—	77,295	56.33	1,125,415
30-Jan-2024	[7]	—	—	—	11,154	44,615	89,230	—	—	—	2,384,672
30-Jan-2024	[8]	—	—	—	—	—	—	—	172,535	56.33	2,512,110
G. Pandya
—		105,210	630,000	1,260,000	—	—	—	—	—	—	—
30-Jan-2024	[9]	—	—	—	2,421	19,365	38,730	—	—	—	1,113,197
30-Jan-2024	[6]	—	—	—	—	—	—	—	74,880	56.33	1,090,253
A. Agrawal
—		68,083	407,680	815,360	—	—	—	—	—	—	—
30-Jan-2024	[9]	—	—	—	3,402	27,215	54,430	—	—	—	1,564,454
30-Jan-2024	[6]	—	—	—	—	—	—	—	105,245	56.33	1,532,367
K. O’Connor
—		98,372	589,056	1,178,112	—	—	—	—	—	—	—
30-Jan-2024	[9]	—	—	—	2,186	17,490	34,980	—	—	—	1,005,413
30-Jan-2024	[6]	—	—	—	—	—	—	—	67,635	56.33	984,766
J. Timperman	[10]
—		97,695	585,000	1,170,000	—	—	—	—	—	—	—
05-Jun-2024		—	—	—	3,009	24,074	48,148	—	—	—	1,862,985
05-Jun-2024		—	—	—	—	—	—	—	95,369	21.93	2,091,554
1The Committee approved the 2024 annual LTI awards, except for Mr. Gitlin, at its regularly scheduled meeting on January 29, 2024, effective on the date of the Board meeting on January 30, 2024. Following recommendation by the Committee, the Board approved the 2024 annual LTI award for Mr. Gitlin and the Supplemental Awards for Messrs. Gitlin and Goris at its regularly scheduled meeting on January 30, 2024, effective immediately. Mr. Timperman did not receive a 2024 annual LTI award.
2Represents the 2024 annual bonus established for each NEO under the Annual Bonus Plan, which is an incentive program designed to reward achievement of annual performance goals. Threshold amounts are determined based on the assumption that only one of the performance goals is achieved at threshold. The performance measures and methodology for calculating payouts are described in “Compensation Discussion and Analysis – Section III: 2024 CEO and NEO Compensation – 2024 Annual Bonus Plan.”
3The SAR exercise price equals the closing price of Carrier common stock on the grant date.
4Grant date fair value of awards granted in 2024, with vesting assumed at 100% of target for performance-based awards. Values are calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
5Number of PSUs granted under the LTI Plan, which vest based on performance relative to three-year Relative TSR goal. The number of shares that were possible to earn at the time of the grant at target ranged from 0% to a maximum of 200% of the target number of PSUs granted. If the company’s three-year Relative TSR is negative, the payout for the TSR portion of the award is capped at 100% regardless of the company’s Relative TSR performance versus the companies within a subset of the S&P 500 Industrials Index. Each PSU corresponds to one share of Carrier common stock. Unvested PSUs do not accrue dividend equivalents. Earned PSUs vest three years from the grant date, subject to the NEO’s continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control Table. Vested PSUs are settled in unrestricted shares of Carrier common stock after the end of the performance period following the Committee’s review and approval of performance achievement levels. See “Compensation Discussion and Analysis – Section III: 2024 CEO and NEO Compensation – 2024 CEO and NEO Annual Long-Term Incentive Target Values” for more information.
6SARs vest and become exercisable three years from the grant date, subject to the NEO’s continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control Table.
7Number of PSUs granted under the LTI Plan, which vest based on performance relative to three-year EPS growth. The number of shares that were possible to earn at the time of the grant at target ranged from 0% to a maximum of 200% of the target number of PSUs granted. Each PSU corresponds to one share of Carrier common stock. Unvested PSUs do not accrue dividend equivalents. Earned PSUs, after the end of the performance period following the Committee’s review and approval of performance achievement levels, are subject to time-based vesting and will vest in three equal annual installments in each of 2027, 2028 and 2029, subject to the NEO’s continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination

54	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
or Change in Control Table. Vested PSUs are settled in unrestricted shares of Carrier common stock. See “Compensation Discussion and Analysis – Section III: 2024 CEO and NEO Compensation – 2024 CEO and NEO Annual Long-Term Incentive Target Values” for more information.
8SARs vest and become exercisable five years from the grant date, subject to the NEO’s continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control Table.
9Number of PSUs granted under the LTI Plan, which vest based on performance relative to three-year EPS growth (weighted at 50%) and a three-year Relative TSR goal (weighted at 50%). The number of shares that were possible to earn at the time of the grant at target ranged from 0% to a maximum of 200% of the target number of PSUs granted. If the company’s three-year Relative TSR is negative, the payout for the TSR portion of the award is capped at 100% regardless of the company’s Relative TSR performance versus the companies within a subset of the S&P 500 Industrials Index. Each PSU corresponds to one share of Carrier common stock. Unvested PSUs do not accrue dividend equivalents. Earned PSUs vest three years from the grant date, subject to the NEO’s continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control Table. Vested PSUs are settled in unrestricted shares of Carrier common stock after the end of the performance period following the Committee’s review and approval of performance achievement levels. Threshold amounts are determined based on the assumption that only one of the PSU performance goals vests at threshold. See “Compensation Discussion and Analysis – Section III: 2024 CEO and NEO Compensation – 2024 CEO and NEO Annual Long-Term Incentive Target Values” for more information.
10Mr. Timperman did not receive new equity awards in 2024. He was eligible for the retirement vesting provisions of our standard equity awards. Given his departure in 2024 in connection with our successful divestiture activities and after meeting the retirement provisions in his other awards, the Compensation Committee approved the same treatment for Mr. Timperman’s 2023 Enhanced Annual Awards such that the SARs vested in connection with his termination of employment on July 1, 2024, and the PSUs will continue to vest, subject to performance adjustment, until their scheduled vest date February 1, 2026. The amount set forth in this line item and in the Summary Compensation Table reflects the incremental fair value for this treatment of the 2023 Enhanced Annual Awards.

2025 Proxy Statement	55

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Outstanding Equity Awards at Fiscal Year-End Table
This table reflects awards that relate to Carrier shares. Upon the Separation that occurred on April 3, 2020, vested UTC SARs were converted into vested SARs of Carrier, RTX and Otis that remain exercisable until the expiration of their term, regardless of continued employment with Carrier. Only such vested Carrier SARs are included in this table.

	OPTION AWARDS					STOCK AWARDS
NAME / GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)[1]	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)[2]		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)[3]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)[4]		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)[5]
D. Gitlin
30-Jan-2024	—	307,800	[6]	56.33	29-Jan-2034	—		—	119,380		8,148,879
30-Jan-2024	—	1,725,330	[7]	56.33	29-Jan-2034	—		—	446,110	[8]	30,451,469
01-Feb-2023	—	506,360	[9]	46.14	31-Jan-2033	—		—	255,620		17,448,621
02-Feb-2022	—	421,475	[10]	47.51	01-Feb-2032	—		—	152,361		10,400,162
04-Feb-2021	440,315	—		38.33	03-Feb-2031	—		—	—		—
14-May-2020	331,000	—		16.55	13-May-2030	—		—	—		—
14-May-2020	330,400	—		16.55	13-May-2030	—		—	—		—
04-Feb-2020	544,370	—		25.58	03-Feb-2030	—		—	—		—
05-Feb-2019	607,182	—		20.19	04-Feb-2029	—		—	—		—
12-Nov-2013	—	—		—	—	102,559	[11]	7,000,677	—		—
P. Goris
30-Jan-2024	—	77,295	[6]	56.33	29-Jan-2034	—		—	29,980		2,046,435
30-Jan-2024	—	172,535	[7]	56.33	29-Jan-2034	—		—	44,615	[8]	3,045,420
01-Feb-2023	—	227,070	[9]	46.14	31-Jan-2033	—		—	114,630		7,824,644
02-Feb-2022	—	136,650	[10]	47.51	01-Feb-2032	—		—	49,395		3,371,703
04-Feb-2021	139,925	—		38.33	03-Feb-2031	—		—			—
01-Dec-2020	182,900	—		37.60	30-Nov-2030	—		—	—		—
G. Pandya
30-Jan-2024	—	74,880	[6]	56.33	29-Jan-2034	—		—	19,365		1,321,855
01-Nov-2023	—	—		—	—	61,131	[12]	4,172,802	—		—
01-May-2023	—	—		—	—	49,712	[12]	3,393,341	—		—
01-Feb-2023	—	31,790	[9]	46.14	31-Jan-2033	—		—	16,050		1,095,573
01-Aug-2022		—		—	—	19,063	[12]	1,301,240	—		—
02-Feb-2022		23,695	[10]	47.51	01-Feb-2032	—		—	8,567		584,783
04-Feb-2021	23,425	—		38.33	03-Feb-2031	—		—	—		—
04-Feb-2020	24,053	—		47.51	03-Feb-2030	—		—	—		—
A. Agrawal
30-Jan-2024	—	105,245	[6]	56.33	29-Jan-2034	—		—	27,215		1,857,696
01-Feb-2023	—	31,790	[9]	46.14	31-Jan-2033	—		—	16,050		1,095,573
02-Feb-2022	—	31,060	[10]	47.51	01-Feb-2032	—		—	11,226		766,287
04-Feb-2021	36,990	—		38.33	03-Feb-2031	—		—	—		—
14-May-2020	110,200	—		16.55	13-May-2030	—		—	—		—
04-Feb-2020	76,570	—		25.58	03-Feb-2030	—		—	—		—
05-Feb-2019	110,668	—		20.19	04-Feb-2029	—		—	—		—
K. O’Connor
30-Jan-2024		67,635	[6]	56.33	29-Jan-2034	—		—	17,490		1,193,867
01-Feb-2023	—	77,205	[9]	46.14	31-Jan-2033	—		—	38,980		2,660,775
02-Feb-2022	—	75,425	[10]	47.51	01-Feb-2032	—		—	27,268		1,861,314
04-Feb-2021	83,175	—		38.33	03-Feb-2031	—		—	—		—
14-May-2020	78,200	—		16.55	13-May-2030	—		—	—		—
04-Feb-2020	185,445	—		25.58	04-Feb-2030	—		—	—		—
02-Jan-2020	—	—		—	—	41,585	[11]	2,838,592	—		—
J. Timperman
01-Feb-2023	—	—		—	—	—		—	91,710		6,260,125
02-Feb-2022	—	—		—	—	—		—	30,478		2,080,428

56	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
1The exercise price of each SAR is equal to the closing price on the NYSE of Carrier common stock on the grant date. For SARs granted prior to April 3, 2020, exercise prices shown were adjusted upon the Separation by using the conversion methodology detailed in the Employee Matters Agreement, dated as of April 2, 2020, among the company, UTC and Otis Worldwide Corporation (“Otis”), which was filed as Exhibit 10.3 to the company’s current report on Form 8-K filed with the SEC on April 3, 2020 (the “Employee Matters Agreement”).
2Reflects RSUs, including dividend equivalents reinvested as additional RSUs each time Carrier pays a dividend to shareowners during the vesting period for eligible awards. The reinvested RSUs vest on the same date as the underlying RSUs. For RSUs granted prior to April 3, 2020, the number of RSUs was adjusted upon the Separation by using the conversion methodology detailed in the Employee Matters Agreement.
3Calculated by multiplying the number of unvested RSUs by $68.26, the NYSE closing price of Carrier common stock on the last trading day of 2024.
4PSUs that are subject to vesting contingent on company performance relative to preestablished performance goals measured over a three-year period and the NEO’s continued service, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change in Control Table. The three-year performance period for awards granted on January 30, 2024, scheduled to vest on January 30, 2027 (except for awards detailed in footnote 8), is January 1, 2024, through December 31, 2026, and the number of shares shown assumes target-level performance. The three-year performance period for awards granted on February 1, 2023, scheduled to vest on February 1, 2026, is January 1, 2023, through December 31, 2025, and the number of shares shown assumes maximum-level performance. The three-year performance period for awards granted on February 2, 2022, was January 1, 2022, through December 31, 2024. The number of shares shown reflects vesting at 159.7% based on actual performance at the end of the performance period. The service condition for this award was satisfied on February 3, 2025.
5Calculated by multiplying the number of unvested PSUs by $68.26, the NYSE closing price of Carrier common stock on the last trading day of 2024.
6SARs scheduled to vest on January 30, 2027, subject to the NEO’s continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
7SARs scheduled to vest on January 30, 2029, subject to the NEO’s continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
8PSUs that are subject to vesting contingent on company performance relative to preestablished performance goals measured over a three-year period and the NEO’s continued service, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change in Control Table. The three-year performance period for awards granted on January 30, 2024, which also are subject to time-based vesting and will vest in three equal annual installments in each of 2027, 2028 and 2029, is January 1, 2024, through December 31, 2026, and the number of shares shown assumes target-level performance.
9SARs scheduled to vest on February 1, 2026, subject to the NEO’s continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
10SARs that vested on February 2, 2025, and PSUs that vested on February 3, 2025.
11One-time legacy RSU grant (originally granted by UTC), which will vest in the event of a mutually agreeable separation following three years of grant date, upon death, disability or qualified termination following a change in control.
12Retention RSU awards granted to Mr. Pandya (before he was a NEO) which will vest on the third anniversary of the grant date, subject to continued service or earlier as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
Option Exercises and Stock Vested Table
This table reflects exercises of Carrier SARs, or vesting of Carrier PSUs or RSUs, during fiscal year 2024.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)[1]	VALUE REALIZED ON EXERCISE ($)[2]	NUMBER OF SHARES ACQUIRED ON VESTING (#)[3]	VALUE REALIZED ON VESTING ($)[4]
D. Gitlin	473,269	16,030,812	210,857	11,972,460
P. Goris	—	—	67,011	3,804,885
G. Pandya	107,600	3,806,022	11,222	637,185
A. Agrawal	93,320	4,032,357	17,715	1,005,858
K. O’Connor	249,150	12,418,222	39,836	2,261,888
J. Timperman	533,405	15,389,763	105,786	6,297,848
1SARs exercised during fiscal 2024. Includes exercises by Mr. Timperman after termination of employment as permitted per the applicable post-termination exercise period in the associated Schedule of Terms for SARs that were outstanding and vested at the time of termination of employment.
2Calculated by multiplying the number of shares acquired on exercise by the difference between the market price of Carrier common stock on the exercise date and the exercise price of the SAR.
3PSUs that vested in 2024. For Mr. Timperman, includes the one-time legacy RSUs from 2017 that vested in connection with his separation from service on July 1, 2024.
4Calculated by multiplying the number of vested RSUs and PSUs by the market price of Carrier common stock on the vesting date.

2025 Proxy Statement	57

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Pension Benefits
Overview of Pension Preservation Plan (“PPP”)
Carrier inherited a frozen executive nonqualified PPP from UTC/RTX upon the Separation. Based on date of hire, participants either accrued benefits using a final average earnings (“FAE”), cash balance or hybrid formula. Effective December 31, 2019, benefit accruals under the PPP were frozen, other than with respect to interest credits which continue to accrue for participants eligible for the cash balance accrual formula. Messrs. Gitlin and Agrawal are the only NEOs eligible for this legacy plan. Mr. Gitlin’s benefit under the PPP is composed of both FAE and cash balance benefits, and Mr. Agrawal’s benefit is determined using the cash balance formula.
Distribution Options
Plan participants may elect the following distribution options:

PLAN	FAE BENEFIT FORMULA	CASH BALANCE BENEFIT FORMULA
Pension Preservation Plan (PPP)	▪Lump-sum payment[1]	▪Lump-sum payment
	▪Annuity payments	▪Annuity payments
	▪Two- to 10-year annual installments	▪Two- to 10-year annual installments
NEO Election	▪Mr. Gitlin: Lump-sum payment	▪Mr. Gitlin: Lump-sum payment
▪Mr. Agrawal: Lump-sum payment
1Uses a discount rate equal to the Barclay’s 10-Year (8-12) Municipal Bond Yields over five years (currently 2.202%). Note that this rate uses the November 30, 2024, yield in the average, which is consistent with ASC 715-30 year-end 2024 disclosure reporting. Actual lump sums paid in 2025 will be based on a PPP lump-sum rate of 2.260% which uses the Barclay’s 10-Year (8-12) Municipal Bond Yields as of December 31, 2024. This non-taxable investment index is intended to yield an after-tax income stream on the net after-tax proceeds reinvested in tax-free bonds that are comparable to a more tax efficient annuity distribution.
Vesting and Retirement
Under Carrier’s PPP, vesting requires three years of service. The normal retirement age under both the FAE and the cash balance benefit formulas is 65, but the FAE formula also provides full retirement benefits at age 62 for a participant who retires with at least 10 years of service. Early retirement benefits also are available under the FAE formula beginning at age 55 with at least 10 years of service, reduced by 0.2% for each month by which retirement precedes age 62. The value of the cash balance account is not impacted by an employee’s age at retirement. As of December 31, 2024, Mr. Gitlin is eligible for early retirement under the FAE formula.

NAME	PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)[1]	PAYMENTS DURING LAST FISCAL YEAR ($)
D. Gitlin[2]	Pension Preservation Plan	22	2,042,884	—
P. Goris[3]	Pension Preservation Plan	—	—	—
G. Pandya[3]	Pension Preservation Plan	—	—	—
A. Agrawal[2,4]	Pension Preservation Plan	15	326,600	—
K. O’Connor[3]	Pension Preservation Plan	—	—	—
J. Timperman[3]	Pension Preservation Plan	—	—	—
1The following assumptions were used to determine the present value of the accumulated pension benefit: (i) the NEOs are assumed to retire at age 62 for the final average earnings benefit and age 65 for the cash balance benefit, which are the earliest dates at which the NEOs can retire without a reduction of benefits due to age; and (ii) projected lump-sum payments under the PPP final average earnings benefit are calculated using 2.202% for 2024 retirements and grading up to an ultimate long-term interest rate of 4.0% (for retirements in 2029 and later years). There are no additional service credits for accrual purposes under the PPP. This table does not include UTC’s Employee Retirement Plan, which remained with UTC/RTX and has no relation to Carrier service following the Separation.
2The estimated lump-sum values of the nonqualified portion of the retirement benefits accrued under the PPP are $2,576,300 and $334,289 for Messrs. Gitlin and Agrawal, respectively, assuming retirement or termination on December 31, 2024, payable as of such date or attainment of age 55 (if later) assuming payment following December 31, 2024, on a lump-sum basis.
3Messrs. Goris and O’Connor were hired by Carrier after January 1, 2010, and, therefore, do not participate in the PPP. Messrs. Pandya and Timperman transitioned to be a U.S.-based employee after January 1, 2010, and, therefore, do not participate in the PPP.
4Mr. Agrawal was hired after July 1, 2002, and, therefore, his entire pension benefit is determined based on the cash balance formula.

58	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Nonqualified Deferred Compensation Table
Carrier offers NEOs the opportunity to participate in certain nonqualified deferred compensation plans that provide the NEOs with longer-term savings opportunities on a tax-efficient basis.
The Savings Restoration Plan is an unfunded, nonqualified plan that permits NEOs to defer up to an additional 6% of their compensation once they have exceeded the IRC compensation limits applicable to Carrier’s qualified 401(k) plan. This plan also matches the deferral contributions using the same matching formula that would apply under the 401(k) plan were it not for IRC contribution limits.
The Automatic Contribution Excess Plan is an unfunded, nonqualified plan providing the age-based company automatic and matching contributions NEOs would have received under Carrier’s qualified 401(k) plan were it not for IRC compensation and contribution limits.
The Deferred Compensation Plan is an unfunded, nonqualified plan that permits NEOs to defer up to 50% of their base salary and up to 70% of their annual bonus.

NAME	PLAN[1]	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)[2]	REGISTRANT CONTRIBUTIONS IN LAST FY ($)[3]	AGGREGATE EARNINGS IN LAST FY ($)[4]	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AS OF DECEMBER 31, 2024 ($)[5]
D. Gitlin	Savings Restoration Plan	278,010	166,806	765,678	—	4,720,520
	Automatic Contribution Excess Plan	—	383,633	199,923	—	1,813,542
P. Goris	Savings Restoration Plan	98,190	58,914	101,663	—	587,875
	Automatic Contribution Excess Plan	—	90,008	65,032	—	370,788
G. Pandya	Automatic Contribution Excess Plan	—	50,989	25,848	—	162,421
A. Agrawal	Deferred Compensation Plan	155,836	—	155,122	—	1,130,268
	Savings Restoration Plan	51,309	30,785	102,565	—	892,117
	Automatic Contribution Excess Plan	—	80,878	34,806	—	344,617
K. O’Connor	Savings Restoration Plan	71,652	42,991	40,773	—	443,301
	Automatic Contribution Excess Plan	—	65,681	7,645	—	274,068
J. Timperman[6]	Savings Restoration Plan	48,993	29,396	65,383	—	639,129
	Automatic Contribution Excess Plan	—	45,059	8,948	—	300,457
1NEOs are eligible to participate in various deferred compensation plans as detailed above.
2Amounts shown in this column are included in the Salary and Bonus columns of the Summary Compensation Table on page 52.
3Amounts shown in this column are included in the All Other Compensation column of the Summary Compensation Table on page 52.
4Amounts shown reflect hypothetical investment returns to accounts based on fixed income, bond, target date and equity indices selected by the participant.
5The sum of contributions (both by the NEO and Carrier) and credited earnings on those deferrals, less withdrawals. Of these totals, the following amounts have been included in the Summary Compensation Table in prior years: $2,597,860 (Mr. Gitlin); $472,005 (Mr. Goris); $460,299 (Mr. O’Connor); and $538,807 (Mr. Timperman).
6Mr. Timperman ended employment on July 1, 2024, and his balances will begin to be distributed, in accordance with the terms of each respective plan, in the year following retirement (2025) per the distribution elections by plan.

2025 Proxy Statement	59

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Potential Payments on Termination or Change in Control Table
The table below estimates the value of payments and benefits that each NEO would have been entitled to receive had employment terminated on December 31, 2024, under various hypothetical circumstances. Under Carrier’s programs, benefit eligibility and the value of benefits the NEO may receive vary depending on the reason for termination and whether the NEO is eligible for retirement at that time. The equity amounts reflect the applicable unvested portion that would become vested as a result of the identified termination event.
Mr. Timperman is not included in the table because his employment ended on July 1, 2024, and, therefore, he was not eligible for termination payments at year-end. Upon his departure, he received 12 months of health benefits and a prorated 2024 annual bonus based on performance, as approved by the Committee. As described elsewhere in this Proxy Statement, based on the mutually agreeable separation, retirement and other provisions of our equity awards and Committee approvals (including as reflected in the Summary Compensation Table on page 52), his eligible SARs vested and the one-time legacy RSU award vested in lieu of cash severance (as reflected in the Option Exercises and Stock Vested Table on page 57), and eligible PSUs (as set forth in the Outstanding Equity Awards at Fiscal Year-End Table on page 56) will continue to vest subject to performance achievement until their scheduled vest date. In addition, he remained eligible for his accrued deferred compensation and retirement benefits described above.
Carrier does not provide automatic single-trigger accelerated vesting of equity compensation or excise tax gross-up payments to any NEOs in the event of a change in control of the company. Carrier offers NEOs the opportunity to participate in the nonqualified deferred compensation plans described above. Please see Pension Benefits on page 58 and Nonqualified Deferred Compensation Table on page 59 for information regarding the amount and form of benefits that will be paid out in the event of a termination.

TERMINATION REASON	D. GITLIN ($)	P. GORIS ($)	G. PANDYA ($)	A. AGRAWAL ($)	K. O’CONNOR ($)
Voluntary Termination (Retirement)
Cash Payment	—	—	—	—	—
Equity[1,2]	19,946,289	—	—	1,347,690	—
Total due to Termination	19,946,289	—	—	1,347,690	—
Involuntary Termination (not for cause)
Cash Payment[3]	—	2,127,329	1,681,726	1,282,397	—
Benefit Continuation and Other Programs[4]	76,872	67,105	68,482	64,055	66,842
Equity[5]	26,946,966	4,553,792	927,297	1,347,690	5,451,281
Total due to Termination	27,023,838	6,748,226	2,677,505	2,694,142	5,518,123
Death or Disability[6]
Cash Payment[7]	2,625,000	850,000	630,000	407,680	589,056
CEO Life Insurance[8]	7,000,000	—	—	—	—
Equity[9,10]	105,039,211	21,954,206	13,191,424	5,488,613	10,608,115
Total due to Termination	114,664,211	22,804,206	13,821,424	5,896,293	11,197,171
Termination Following a Change in Control[11]
Cash Payment[12]	15,000,000	4,250,000	3,290,000	2,387,840	3,239,808
Benefit Continuation and Other Programs[13]	76,872	67,105	68,482	64,055	66,842
Equity[14]	116,595,750	26,653,572	13,891,558	6,256,598	12,473,353
Total due to Termination	131,672,622	30,970,677	17,250,040	8,708,493	15,780,003
1In the event of voluntary termination, unvested SAR and RSU awards granted under Carrier’s annual LTI Plan that are outstanding for more than one year will vest only after attaining qualifying retirement under the LTI Plan, defined as either: (i) age 65; (ii) age 55 plus 10 years of service; or (iii) “Rule of 65” – age 50 to 54 plus years of service add up to 65 or more. For NEOs who have attained qualifying retirement status, unvested PSUs granted under Carrier’s annual LTI Plan that are outstanding for more than one year will remain eligible to vest at the completion of the performance period to the extent performance targets are achieved. Messrs. Gitlin and Agrawal have satisfied a qualifying retirement condition. For non-retirement eligible NEOs, all unvested awards are cancelled, and vested SARs may be exercised up to 90 days following separation. Special out-of-cycle, enhanced annual awards (SARs and PSUs), supplemental awards (SARs and PSUs) and one-time RSU awards do not have retirement eligibility treatment and, therefore, forfeit upon voluntary termination.
2Equity awards are valued based on the closing price of Carrier common stock on the NYSE on the last trading day of 2024 ($68.26). For SARs, that value is based on the difference between the closing price and the exercise price (as long as that value is positive) multiplied by the number of SARs. For the 2024 PSU portion of the annual grant or supplement grant, values shown reflect target performance as of December 31, 2024. For the 2023 PSU portion of the annual grant or enhanced annual grant, values shown reflect estimated payout based on performance as of December 31, 2024. For the 2022 PSU portion of the annual grant, values shown also reflect the actual payout based on performance through December 31, 2024.
3In the event of a qualifying involuntary termination (not for cause), the Senior Executive Severance Plan provides cash severance based on the NEO’s annual base salary in effect at the time of termination in the amount of (i) 2x annual base salary for the CEO, and (ii) 1.5x annual base salary for all other NEOs. The Senior Executive Severance Plan also provides for a prorated payout of the NEO’s target annual bonus based on the number of days worked in the fiscal year up until the date of termination. Messrs. Gitlin and O’Connor would receive a cash severance payment if the value of their one-time legacy RSU awards is less than what the cash severance payment would be under the Senior Executive Severance Plan, reduced by the value of the one-time RSU award at termination.

60	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
4In the event of an involuntary termination (not for cause), the Senior Executive Severance Plan provides for the continuation of medical benefits and financial planning services for 12 months following the termination. The Senior Executive Severance Plan also provides for 12 months of outplacement services for each NEO.
5In the event of involuntary termination (not for cause), for NEOs who have attained qualifying retirement status, SAR awards granted under Carrier’s annual LTI Plan that are outstanding for more than one year will vest. PSUs granted under Carrier’s annual LTI Plan that are outstanding for more than one year will remain eligible to vest at the completion of the performance period to the extent performance targets are achieved. For NEOs who have not yet qualified for retirement, but have awards granted under Carrier’s annual LTI Plan that are outstanding for more than one year, a prorated portion of SARs will vest. A prorated portion of annual PSU awards will remain eligible to vest at the completion of the performance period to the extent performance goals are achieved. Special out-of-cycle, enhanced annual awards (SARs and PSUs), supplemental awards (SARs and PSUs) and one-time RSU awards do not have retirement eligibility treatment and, therefore, forfeit upon involuntary termination (not for cause). One-time RSUs will vest in the case of mutually agreeable separation following three years of service from the date of grant. As of December 31, 2024, Messrs. Gitlin and O’Connor have met the service condition. Equity awards are valued based on the closing price of Carrier common stock on the NYSE on the last trading day of 2024 ($68.26). For SARs, that value is based on the difference between the closing price and the exercise price (as long as that value is positive) multiplied by the number of SARs.
6Messrs. Gitlin and O’Connor also are eligible for a grandfathered long-term disability benefit equal to 80% of their base salary plus target bonus compensation as part of the Legacy UTC Compensation Arrangement. In the event of an NEO’s disability, the NEO’s estate would be eligible to receive a prorated payout of the annual bonus at target. In the event of an NEO’s death, the estate would be treated the same.
7In the event of an NEO’s disability, the NEO’s estate would be eligible to receive a prorated payout of the annual bonus at target. In the event of an NEO’s death, the estate would be treated the same.
8In the event of the death of the CEO, Mr. Gitlin, the CEO Life Insurance Policy provides a death benefit that the beneficiary would be paid assuming the insured’s death occurs at the end of the policy year.
9In the event of a termination due to death, the LTI Plan provides for the accelerated vesting of all outstanding equity awards as of the date of death (including awards outstanding for less than one year, special out-of-cycle awards, enhanced annual awards, supplemental awards and one-time RSU awards). Equity awards are valued based on the closing price of Carrier common stock on the NYSE on the last trading day of 2024 ($68.26). For SARs that value is based on the difference between the closing price and the exercise price (as long as that value is positive) multiplied by the number of SARs. For the PSU portion of awards, values shown reflect target performance as of December 31, 2024.
10In the event of a termination due to disability, the LTI Plan provides that no outstanding awards will be forfeited (including awards outstanding for less than one year and one-time awards). Awards granted by UTC prior to January 1, 2019, will continue to vest in accordance with their terms that applied prior to the Separation. Awards granted on or after January 1, 2019, will continue to vest on the earlier of (i) the vesting date specified in the schedule of terms, or (ii) 29 months following the date the NEO incurs the disability. For the PSU portion of awards, values shown reflect target performance as of December 31, 2024.
11In the event the payments would be subject to the golden parachute excise tax under IRC Section 280G, the Change in Control Severance Plan provides that the NEO will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the NEO. Given the uncertainty of these calculations, this table does not reflect the impact of the better net after-tax calculation.
12In the event of a qualifying termination following a change in control, the Change in Control Severance Plan provides cash severance based on the NEO’s annual base salary and target annual bonus in effect at the time of termination in the amount of (i) 3x annual base salary plus target annual bonus for the CEO, and (ii) 2x annual base salary plus target annual bonus for all other NEOs. The Change in Control Severance Plan also provides for a prorated payout of the NEO’s target annual bonus based on the number of days worked in the fiscal year up until the date of termination.
13In the event of a qualifying termination following a change in control, the Change in Control Severance Plan provides for the continuation of medical benefits and financial planning services for 12 months following the termination. The Change in Control Severance Plan also provides for 12 months of outplacement services for each NEO.
14In the event of a qualifying termination following a change in control, the LTI Plan provides for the accelerated vesting of all outstanding equity awards (including awards outstanding for less than one year and one-time awards). Equity awards are valued based on the closing price of Carrier common stock on the NYSE on the last trading day of 2024 ($68.26). For SARs, that value is based on the difference between the closing price and the exercise price (as long as that value is positive) multiplied by the number of SARs. PSUs granted under the LTI Plan vest at the greater of target or actual performance. For the 2024 PSU portion of the annual grant or supplemental grant, values shown reflect target performance as of December 31, 2024. For the 2023 PSU portion of the annual grant or enhanced annual grant, values shown reflect estimated payout based on performance as of December 31, 2024. For the 2022 PSU portion of the annual grant, values shown also reflect the actual payout based on performance through December 31, 2024.
CEO Pay Ratio
Background
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the CEO. The following section explains the methodology that we used, in accordance with the SEC rules, to identify the median employee and to calculate the 2024 ratio.
How We Identified the Median Employee
The following parameters were used for fiscal year 2024 to identify the employee whose pay was at the median of all Carrier employees globally.

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Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Consistently Applied Compensation Measure
The compensation measure we used to identify the median employee was gross cash compensation paid to employees from October 1, 2023, to September 30, 2024. Gross cash compensation varies by country and is based on local pay practices, but generally includes:
▪Base salary (including any local allowances)
▪Incentive pay (including cash bonuses, sales incentives and other variable pay programs)
▪Any other cash awards or payments1
Employees Included and Excluded
For the purposes of identifying the median employee, we considered approximately 60,000 active Carrier employees (excluding the CEO, but including all temporary and seasonal employees and employees in businesses that were divested in late 2024). These employees were identified as of October 1, 2024, and were located in 45 countries in which Carrier has operations (approximately 11,000 were U.S. based).
We then excluded 2,851 employees from 10 countries under the SEC’s de minimis exemption.2 The remaining population of approximately 58,000 workers in 35 countries represents approximately 95% of active employees on that date.
Methodology and Material Assumptions
Annualized pay. Pay was annualized for employees who worked a partial year between October 1, 2023, and September 30, 2024. Partial-year employees include midyear hires, employees on paid or unpaid leave, and employees on active military duty.
Foreign exchange rates. Foreign currencies were converted into U.S. dollars as of the applicable measurement dates to determine the median employee and the associated total annual compensation.
Calculating the Ratio
Summary Compensation Table Values
2024 total compensation was calculated for the CEO and the median employee for the full year using the same methodology required by the SEC for reporting in the Summary Compensation Table (see page 52). For the CEO and the median employee, the Summary Compensation Table values include employee fringe benefits, such as company contributions to healthcare and retirement plans.
Results
The 2024 total annual compensation value for Mr. Gitlin was $65,734,245 and for Carrier’s global median employee was $51,001, resulting in a ratio of 1,289:1.
If the significant one-time impact of the CEO’s Supplemental Award were removed from the calculations, the total annual compensation value for Mr. Gitlin would have been $16,768,860 and the resulting ratio would have been 329:1.
Comparing Carrier’s Ratio to Other Companies
This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. Because applicable SEC rules permit various methodologies, assumptions and exclusions, our CEO pay ratio may not be comparable to ratios calculated and disclosed by other companies.
1In some countries, due to differences in payroll systems and local laws and regulations, gains realized on the vesting and/or exercise of equity awards, as well as company contributions to government-sponsored benefit plans, may be included.
2The countries and approximate number of Carrier employees excluded from the calculation are as follows: Chile (21), Czech Republic (551), Hungary (370), Malaysia (344), Saudi Arabia (262), Spain (1,008), Sri Lanka (2) and Turkey (293).

62	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Pay Versus Performance Disclosure

Year (a)	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR CEO ($)[1] (b)	COMPENSATION ACTUALLY PAID (“CAP”) TO CEO ($)[2] (c)	AVERAGE SCT TOTAL FOR NON-CEO NEOS ($)[3] (d)	AVERAGE CAP TO NON-CEO NEOS ($)[4] (e)	VALUE OF INITIAL FIXED $100 INVESTED BASED ON		NET INCOME (GAAP) ($B)[7] (h)	ADJUSTED DILUTED EARNINGS PER SHARE (EPS) ($)[8] (i)
					CUMULATIVE TOTAL SHAREOWNER RETURN (TSR) ($)[5] (f)	CUMULATIVE DOW JONES INDUSTRIAL INDEX TSR ($)[6] (g)
2024	65,734,245	112,171,337	5,517,288	9,534,871	430	222	5.604	2.90
2023	17,695,200	42,696,403	5,310,858	8,750,047	358	193	1.349	2.73
2022	13,222,247	(20,060,104)	3,819,391	(6,280,707)	253	166	3.534	2.34
2021	14,892,815	61,128,628	4,734,191	17,061,157	327	179	1.664	2.27
2020	15,440,951	64,414,726	5,764,240	18,823,830	225	148	1.982	1.66
1The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Gitlin (our CEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Compensation Tables – Summary Compensation Table.”
2The dollar amounts reported in column (c) represent the amount of CAP to Mr. Gitlin, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gitlin during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Gitlin’s total compensation for each year to determine the CAP:

Year	REPORTED SCT TOTAL FOR CEO ($)	REPORTED VALUE OF EQUITY AWARDS ($)[a]	EQUITY AWARD ADJUSTMENTS ($)[b]	REPORTED CHANGE IN THE ACTUARIAL PRESENT VALUE OF PENSION BENEFITS ($)[c]	PENSION BENEFIT ADJUSTMENTS ($)[d]	CAP TO CEO
2024	65,734,245	(60,791,211)	107,407,703	(179,400)	—	112,171,337
2023	17,695,200	(12,021,241)	37,058,763	(36,319)	—	42,696,403
2022	13,222,247	(9,013,937)	(24,268,414)	—	—	(20,060,104)
2021	14,892,815	(9,067,330)	55,303,143	—	—	61,128,628
2020	15,440,951	(10,997,911)	60,274,303	(302,617)	—	64,414,726
aThe grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for the CEO.
bThe equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vested in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. For 2020 only, the change in fair value uses a starting measurement period beginning at the Separation date of April 3, 2020. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	YEAR-END FAIR VALUE (FV) OF EQUITY AWARDS GRANTED IN THE YEAR ($)	YEAR-OVER- YEAR CHANGE IN FV OF OUTSTANDING AND UNVESTED EQUITY AWARDS ($)	FV AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	YEAR-OVER- YEAR CHANGE IN FV OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	FV AT THE END OF THE PRIOR YEAR OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR ($)	VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE REFLECTED IN FV OR TOTAL COMPENSATION ($)	TOTAL EQUITY AWARD ADJUSTMENTS ($)
2024	93,741,792	6,543,629	—	7,122,282	—	—	107,407,703
2023	18,973,490	14,865,035	—	3,220,238	—	—	37,058,763
2022	7,609,658	(30,657,192)	—	(1,220,880)	—	—	(24,268,414)
2021	17,023,203	38,207,535	—	72,405	—	—	55,303,143
2020	35,607,693	21,373,460	—	3,293,150	—	—	60,274,303
cThe amounts included in this column are the amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for each applicable year for the CEO.
dAs described in the Pension Benefits Table on page 58 the PPP, the company’s nonqualified and unfunded defined benefit plan, was frozen effective December 31, 2019. Therefore, there are no service costs or prior service costs to report.

2025 Proxy Statement	63

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
3The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s NEOs as a group (excluding Mr. Gitlin, who has served as our CEO since 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Gitlin) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Goris, Pandya, Agrawal, O’Connor and Timperman; (ii) for 2023, Messrs. Goris, Timperman, White, O’Connor and Nelson; (iii) for 2022 and 2021, Messrs. Goris, Nelson, White and Timperman; and (iv) for 2020, Messrs. Goris, Nelson, McLevish, Appel and O’Connor.
4The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Gitlin), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Gitlin) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Gitlin) for each year to determine the CAP, using the same methodology described above in Note 2:

Year	AVERAGE REPORTED SCT TOTAL FOR NON-CEO NEOS	AVERAGE REPORTED VALUE OF EQUITY AWARDS ($)[a]	AVERAGE EQUITY AWARD ADJUSTMENTS ($)[b]	AVERAGE REPORTED CHANGE IN THE ACTUARIAL PRESENT VALUE OF PENSION BENEFITS ($)[c]	AVERAGE PENSION BENEFIT ADJUSTMENTS ($)[d]	AVERAGE CAP TO NON-CEO NEOS
2024	5,517,288	(3,822,311)	7,844,464	(4,570)	—	9,534,871
2023	5,310,858	(3,784,413)	7,229,085	(5,483)	—	8,750,047
2022	3,819,391	(2,189,525)	(7,910,573)	—	—	(6,280,707)
2021	4,734,191	(2,724,373)	15,051,339	—	—	17,061,157
2020	5,764,240	(4,198,950)	17,333,302	(74,762)	—	18,823,830
aThe grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for the non-CEO NEOs.
bThe amounts deducted or added in calculating the total average equity award adjustments for non-CEO NEOs in accordance with the methodology outlined in footnote 2(b) above are as follows:

Year	YEAR-END AVERAGE FAIR VALUE (FV) OF EQUITY AWARDS GRANTED IN THE YEAR ($)	YEAR-OVER- YEAR AVERAGE CHANGE IN FV OF OUTSTANDING AND UNVESTED EQUITY AWARDS ($)	AVERAGE FV AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	YEAR-OVER- YEAR AVERAGE CHANGE IN FV OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	AVERAGE FV AT THE END OF THE PRIOR YEAR OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR ($)	AVERAGE VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE REFLECTED IN FV OR TOTAL COMPENSATION ($)	TOTAL AVERAGE EQUITY AWARD ADJUSTMENTS ($)
2024	4,592,567	1,831,659	—	1,420,238	—	—	7,844,464
2023	4,271,355	2,152,742	—	804,988	—	—	7,229,085
2022	1,848,414	(4,513,074)	—	(5,245,913)	—	—	(7,910,573)
2021	4,292,775	9,886,398	—	872,166	—	—	15,051,339
2020	10,834,669	6,498,633	—	—	—	—	17,333,302
cThe amounts included in this column are the total average amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for each applicable year for non-CEO NEOs.
dAs described in the Pension Benefits Table on page 58, the PPP, the company’s nonqualified and unfunded defined benefit plan, was frozen effective December 31, 2019. Therefore, there are no service costs or prior service costs to report.
5Cumulative TSR is calculated by (i) dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment; and (ii) the difference between the company’s share price at the end and the beginning of the measurement period by the company’s share price at the beginning of the measurement period. The company’s TSR and Dow Jones Industrial Index TSR are calculated using a measurement period beginning at the Separation date of April 3, 2020, through and including the end of the applicable fiscal year and based on a fixed investment of $100 at the measurement point.
6Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones Industrial Index.
7The dollar amounts reported represent the amount of net earnings reflected in the company’s audited financial statements for the applicable year.
8Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, amortization of acquired intangibles and other significant items. Also see Appendix A beginning on page 92 for a reconciliation.
Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareowners. The most important financial performance measures used by the company to link executive compensation actually paid (“CAP”) to the company’s NEOs, for the most recently completed fiscal year, to the company’s performance are as follows:
▪Relative TSR (the company’s TSR as compared to the Performance Peer Group established by the Compensation Committee)
▪Adjusted EPS
▪Sales
▪Adjusted Operating Profit
▪Free Cash Flow

64	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Analysis of the Information Presented in the Pay Versus Performance Disclosure
While the company utilizes several performance measures to align executive compensation with company performance, not all of those performance measures are presented in the Pay Versus Performance Disclosure Table. Moreover, the company generally seeks to incentivize long-term performance, and, therefore, does not specifically align the company’s performance measures with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Disclosure Table.
Compensation Actually Paid and Cumulative TSR
As demonstrated by the CAP vs. Cumulative TSR graph below, the amount of CAP to Mr. Gitlin and the average amount of CAP to the company’s NEOs as a group (excluding Mr. Gitlin) is aligned with the company’s cumulative TSR over the five years presented in the table.
The alignment of CAP with the company’s cumulative TSR over the period presented is the result of a significant portion of the CAP to Mr. Gitlin and to the other NEOs being composed of equity awards. As described in more detail in “Compensation Discussion and Analysis,” the company targets that 73% of the value of total compensation for Mr. Gitlin and more than 59% of the value of total compensation awarded to the other NEOs is to be composed of equity awards, the value of which is 100% performance-based. In addition, since the company’s Separation, 75% of the annual LTI Plan awards for Mr. Gitlin and the NEOs have been linked to stock price performance through the use of SARs and the Relative TSR metric included in our PSUs. In 2024, 100% of the PSUs awarded to Messrs. Gitlin and Goris as part of the annual award were linked to the Relative TSR metric as previously noted.
As reflected in the graphs below, both the company’s TSR and our NEO’s CAP increased in 2024, while the company delivered strong financial results and outpaced comparators in the S&P 500 Index and Dow Jones Industrials Index. This further illustrates the strong correlation between delivering shareowner value and our NEO’s CAP.

Carrier Cumulative TSR vs. Cumulative TSR of Comparators[1]	CAP vs. Cumulative TSR

$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$430
$327
$358
$253
$254
$225
$203
$197
$161
$222
$153
$193
$179
$100
$166
$148
4/3/2020
12/31/2020
12/31/2021
12/31/2022
12/31/2023
12/31/2024
Carrier Global
S&P 500 Index
Dow Jones Industrials Index

Cumulative TSR
CAP ($M)
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
120
105
90
75
60
45
30
15
0
-15
-30
$64.4M
$61.1M
-$20.1M
$42.7M
$112.2M
$18.8M
$17.1M
-$6.3M
$8.8M
$9.5M
$225
$327
$253
$358
$430
$148
$179
$166
$193
$222
2020
2021
2022
2023
2024
CEO CAP
Avg CAP to NEOs
Co TSR
Industry TSR

1This graph compares the cumulative TSR of our common stock against the cumulative total return of the S&P 500 Index and the Dow Jones Industrials Index for the period from April 3, 2020, to December 31, 2024, assuming in each case a fixed investment of $100 at the respective closing prices of April 3, 2020, the date of Carrier’s Separation, including reinvestment of dividends.
Compensation Actually Paid and Net Income
As demonstrated by the graph below, the CAP to Mr. Gitlin and the average amount of CAP to the company’s NEOs as a group (excluding Mr. Gitlin) is generally aligned with the company’s net income over the five years presented in the table, with the exception of 2022. In 2024, the CAP to Mr. Gitlin and the company’s other NEOs increased as the company delivered strong financial results. As noted previously, the 2022 GAAP net income was significantly higher than in other years due to proceeds received from the divestiture of the Chubb business, which occurred in January 2022. In 2024, GAAP net income was significantly higher than in other years due to proceeds received from the divestitures of Global Access Solutions, Industrial Fire, Commercial Refrigeration and Commercial & Residential Fire businesses.
While the company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure of adjusted operating profit, which is a performance metric in the company’s

2025 Proxy Statement	65

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Annual Bonus Plan. As described in more detail in “Compensation Discussion and Analysis,” approximately 18% of the value of total target compensation awarded to the NEOs consists of amounts determined under the company’s Annual Bonus Plan.

CAP vs. GAAP Net Income

Compensation Actually Paid and Adjusted Earnings Per Share
As demonstrated by the following graph, the CAP to Mr. Gitlin and the average CAP to the company’s NEOs as a group (excluding Mr. Gitlin) is generally aligned with the company’s adjusted EPS over the five years presented in the table. Adjusted EPS represents diluted earnings per share, excluding restructuring costs, amortization of acquired intangibles and other significant items. While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has assessed and determined that adjusted EPS is the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link NEO’s CAP to company performance.
In support of this determination, the company utilizes adjusted EPS when setting goals in the company’s LTI compensation program, composed of SARs and PSUs in 2024. The company targets 73% of the value of total compensation for Mr. Gitlin and more than 59% of the value of total compensation awarded to the NEOs is to be composed of equity awards, of which 100% is performance-based with a specific emphasis on stock price. 50% of the PSUs awarded to the NEOs in 2024 are linked to the company’s adjusted EPS CAGR over a three-year performance period. In 2024, none of the PSUs awarded to Messrs. Gitlin and Goris as part of the annual award were linked to adjusted EPS CAGR metric, instead 100% of PSUs awarded as part of the Supplemental Award are linked to the adjusted EPS CAGR metric as previously noted.
Adjusted EPS has increased each of the five years following the company’s Separation in 2020, further highlighting the company’s exceptional financial performance and creation of shareowner value during this time. As noted previously, CAP declined in 2022 due to stock price decline, despite continuing to deliver strong financial results, including a 3% increase in adjusted EPS.

66	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

CAP vs. Adjusted EPS

2025 Proxy Statement	67

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

PROPOSAL 3:
AMENDMENT TO THE CARRIER GLOBAL CORPORATION 2020 LONG-TERM INCENTIVE PLAN
WHAT ARE YOU VOTING ON?
We are requesting that our shareowners approve an amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan (as amended from time to time, including by the amendment described in this proposal, the “2020 LTIP”) to increase the number of shares of Carrier common stock authorized for issuance thereunder by an additional 17,000,000 shares (the “Amendment”). No other changes to the 2020 LTIP are being requested. Upon the recommendation of the Compensation Committee, the Board has approved the Amendment, which is attached as Appendix B beginning on page 95 to this Proxy Statement.
We believe that the benefits to our shareowners from equity award grants to our officers, other employees and non-employee directors outweigh the potential dilutive effect of grants. Carrier believes that paying a significant portion of annual variable compensation in the form of equity awards is an effective method of aligning the interests of management and other employees with those of our shareowners, encouraging ownership in Carrier, and retaining, attracting and rewarding talented individuals.

Board Recommendation:	Vote FOR

Background
The 2020 LTIP was initially approved in 2020 by United Technologies Corporation (“UTC”) in connection with our Separation from UTC. The Board is asking our shareowners to approve the Amendment in order to allow us to continue to use equity-based awards, including performance-based awards, to retain, attract and motivate employees and to further align the interests of our employees with those of our shareowners.
As of February 13, 2025, approximately 7,484,000 shares of our common stock remained available for grants under the 2020 LTIP. If the Amendment is approved by our shareowners, an additional 17,000,000 shares will become available under the 2020 LTIP, for an aggregate of 24,484,000 shares available for grant. If the Amendment is not approved by our shareowners, we will continue to grant equity incentive awards under the existing share reserve under the 2020 LTIP until it expires or there is no remaining capacity under such plan. To the extent awards outstanding under the 2020 LTIP are forfeited or cancelled, the corresponding number of shares will become available under the 2020 LTIP.
In connection with approving the Amendment, our Board and Compensation Committee considered our equity compensation practices and the advice of the Compensation Committee’s independent compensation consultant, as well as the dilutive impact and our past share usage for equity awards. Below is a summary of awards outstanding and shares available for issuance under the 2020 LTIP, which is our only equity compensation plan, as of February 13, 2025. Also see the detailed Share Usage and Impact of the Amendment tables on page 70.
▪We had outstanding options and SARs to purchase 21,943,000 shares of our common stock, with a weighted average exercise price of $37.95 and a weighted average remaining term of 6.2 years.
▪We had outstanding unvested RSUs and PSUs (as granted at target) with respect to 3,302,000 shares of our common stock.
▪A total of 7,484,000 shares were available for grant under the 2020 LTIP.
▪The closing price of our common stock on the NYSE was $63.67, on February 13, 2025.

68	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Reasons Why You Should Vote in Favor of the Amendment
Our Board recommends a vote FOR the Amendment to increase the number of shares available under the 2020 LTIP by 17,000,000 shares because it believes the plan is in the best interests of Carrier and its shareowners.
▪Equity compensation aligns director, employee and shareowner interests. Our long-term incentives compensate participants with equity awards that provide value tied to our share price and fosters equity ownership, thereby aligning the interests of key personnel with the interests of our shareowners. For members of our senior leadership team, their annual equity award grants consist solely of awards that tie to performance through a combination of PSUs, which vest only upon the achievement of performance metrics, and of SARs, which have value only with an increase in stock price after the grant date, thus further aligning with shareowners.
▪We carefully consider our share usage and dilution. We believe our historical share usage under the 2020 LTIP has been modest, and even with the Amendment, the number of shares available for future issuance under the 2020 LTIP will be modest. We believe the number of additional shares being requested for authorization under the Amendment will last for approximately five years of grants, based on current grant practices and share price. Also see “Share Usage and Impact of the Amendment Table” on page 70.
▪Our equity compensation program incorporates best corporate governance features. As further described under “Governance Best Practices” below, the 2020 LTIP has sound governance features.
▪Equity compensation is a critical aspect of attracting and retaining key talent. The 2020 LTIP is a critical tool to the continued success of Carrier by continuing to attract, retain and motivate key personnel and providing participants with incentives directly related to increases in the value of Carrier.
▪Approval of the Amendment is necessary to continue our equity-based compensation program over the long term. If our shareowners do not approve the Amendment, we may have to shift to a long-term compensation program that is more heavily paid in cash, which would less closely align with the interests of our shareowners and negatively impact our cash management. Based on the remaining capacity in our Plan, we expect we may not have sufficient capacity to make the annual equity awards following the 2026 equity award cycle if the Amendment is not approved.
Governance Best Practices
The 2020 LTIP incorporates the current governance best practices that protect the interests of our shareowners:
▪Minimum vesting condition. The 2020 LTIP provides that awards granted to participants under the plan will not vest (or have applicable restrictions lapse) prior to the one-year anniversary of the date of grant (the “Minimum Vesting Condition”), with only narrow exceptions, which we believe strengthen our employees’ interest in creating long-term value for our shareowners.
▪No evergreen provision. The number of shares of our common stock available for issuance under the 2020 LTIP is fixed and will not adjust based upon the number of shares outstanding.
▪Dividends subject to restrictions. Dividends or dividend equivalents, if any, paid on any equity award are subject to the same vesting requirements as the underlying award.
▪Stock options and stock appreciation rights are not discounted. Stock options and stock appreciation rights are not discounted. The 2020 LTIP prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of our common stock on the grant date, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock, or reorganizations.
▪No repricing or exchange without shareowner approval. The 2020 LTIP prohibits the repricing of outstanding stock options or SARs without shareowner approval, except in connection with certain corporate transactions involving Carrier.
▪No liberal share counting provisions. The following types of shares will be deemed to have been issued under the 2020 LTIP: (i) shares withheld to cover the exercise price or strike price of awards, and (ii) shares withheld to cover the payment of taxes with respect to any award. In addition, for purposes of calculating the number of shares that remain available for issuance under the 2020 LTIP, (a) each share granted pursuant to a stock option or SAR is deemed to be an issuance of one share under the 2020 LTIP, and (b) each share granted pursuant to a full-value award (i.e., restricted stock, RSUs, PSUs and any other award that is not a stock appreciation right or stock option) is deemed to be an issuance of two shares under the 2020 LTIP.
▪Double-trigger vesting following a change in control. The 2020 LTIP provides that upon a change in control, acceleration of the vesting of outstanding awards will occur on a double-trigger basis rather than a single-trigger basis, which means that awards do not vest upon a change in control except upon either (i) a participant’s qualifying termination of employment on or within 24 months following such change in control, or (ii) the failure of the successor corporation to assume or continue the awards following such change in control.
▪Clawback provision. The 2020 LTIP contains a clawback provision, which provides that a participant’s vested and unvested awards shall be subject to clawback and forfeiture upon the occurrence of any of specified events, as further described below.
▪Share ownership guidelines. Our directors and officers are subject to share ownership requirements as described under “Share Ownership Requirements” on page 26.

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Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Share Usage and Impact of the Amendment
The Amendment would result in modest dilution, which further aligns our equity compensation program with the interests of our shareowners. The amount originally reserved under the 2020 LTIP was 90,000,000 shares, with an additional 17,000,000 shares requested by the Amendment. Below is further information regarding the potential dilution to our shareowners as measured by our run rate, overhang and projected future share usage.
Share Usage. Our equity compensation share usage over 2022, 2023 and 2024 represented a three-year average run rate of 0.57%, as shown in the table below. This modest share usage demonstrates our reasonable approach to granting equity incentive awards and our commitment to aligning our equity compensation program with the interests of our shareowners. Each share of our common stock issued pursuant to a full-value award (i.e., RSUs or PSUs) will reduce the number of shares available for issuance under the 2020 LTIP by two.

Run Rate
Fiscal Year	SARs (or Stock Options) Granted	RSUs Granted	PSUs Granted[1]	Total Awards Granted	Weighted Average Common Shares Outstanding	Run Rate[2]
2024	4,186,755	307,151	1,151,799	5,645,705	898,206,397	0.63%
2023	3,494,280	627,778	902,857	5,024,915	837,314,612	0.60%
2022	2,775,265	602,228	653,225	4,030,718	843,447,804	0.48%
Three-Year Average Run Rate						0.57%
1Reflects PSUs granted at target.
2Run rate is calculated by dividing the number of awards granted by our weighted average common shares outstanding.
Fiscal 2025. For Fiscal 2025, based on grants made to date and current projections for the remainder of the year, we project that our run rate will be approximately 0.35%.
Dilution/Overhang. We carefully consider the impact on shareowner dilution of our equity compensation program. The number of shares requested by the Amendment reflects approximately 1.97% of our common shares outstanding. If the Amendment is approved by our shareowners, our overhang would be 5.8% as set forth below. We calculate overhang as the total of (a) SARs plus (b) shares underlying outstanding awards (including PSUs granted at target) plus (c) shares available for issuance for future awards, divided by (d) common shares outstanding.

As of	SARs or Stock Options			Total Full- Value Awards Outstanding (b)[1]	Plan Information
	Number Outstanding (a)	Weighted Average Exercise Price	Weighted Average Remaining Term (years)		Shares Available (c)	Total Shares Within Plan (Outstanding and Available) (a)+(b)+(c)	Common Shares Outstanding (d)	Total Equity Dilution
February 13, 2025	21,943,000	$37.95	6.2	3,302,000	7,484,000	32,729,000	863,987,572	3.8%
Additional shares requested					17,000,000	17,000,000
Total after approval of additional shares requested	21,943,000	$37.95	6.2	3,302,000	24,484,000	49,729,000	863,987,572	5.8%
1Includes RSUs and PSUs granted at target.

70	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Summary of the 2020 LTIP
The following is a summary of the 2020 LTIP, which is qualified in its entirety by reference to the complete text of the 2020 LTIP, as previously filed with the SEC as an exhibit to our Form 10-K, as well as the proposed Amendment as set forth in Appendix B beginning on page 95. In the event the Amendment is not approved, the 2020 LTIP as it currently exists will remain in effect.
Purpose of the 2020 LTIP. The purpose of the 2020 LTIP is to enable Carrier to implement a compensation program that correlates compensation opportunities with shareowner value, focuses management on long-term sustainable performance and provides Carrier with a competitive advantage in attracting, retaining and motivating officers, employees and directors.
Administration of the 2020 LTIP. The 2020 LTIP is generally administered by the Board or, if the Board elects, by the Compensation Committee or any other committee of the Board as designated by the Board from time to time. All references in this section to “the Committee” refer to the Board as a whole or the applicable committee designated by the Board. Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or other persons it selects, provided that no delegation of authority will be permitted that would cause a transaction pursuant to the 2020 LTIP to be subject to (and not exempt from) Section 16(b) of the Exchange Act.
Subject to the terms and conditions of the 2020 LTIP, the Committee (or its delegate) will have absolute authority to administer the 2020 LTIP, including the authority to select the eligible individuals to receive awards, to determine the type of each award, the number of shares to be granted and the terms and conditions of the awards. The Committee also has authority to adopt procedures or sub-plans as necessary or advisable to comply with foreign legal or regulatory provisions for awards granted to participants outside of the United States.
Authorized Shares. Upon adoption of the 2020 LTIP in April 2020, an aggregate of 90,000,000 shares of Carrier common stock were reserved for issuance. If the Amendment is approved, the amount reserved will increase by 17,000,000 shares. At the sole discretion of the Committee, shares issued under the 2020 LTIP may be authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
Each share of our common stock issued pursuant to a full-value award (i.e., restricted stock, RSUs, PSUs and any other award that is not a SAR or stock option) will reduce the number of shares available for issuance under the 2020 LTIP by two. Each share of our common stock issued pursuant to a SAR or stock option will reduce the number of shares available for issuance under the 2020 LTIP by one.
An employee participant may not be granted: (i) SARs and stock options in excess of 2,500,000 shares during any calendar year; (ii) full-value awards in excess of 600,000 shares during any calendar year; or (iii) cash awards in excess of $10,000,000 during any calendar year. Compensation payable by Carrier to any non-employee director of Carrier, including awards granted under the 2020 LTIP (with awards valued based on the fair value on the grant date for accounting purposes) and cash fees paid or credited, may not exceed $1,500,000 during any single calendar year. Such limitations do not apply to equity-based compensation awards issued in connection with the adjustment of outstanding UTC equity-based compensation awards as a result of the Separation from UTC in 2020.
To the extent that any award under the 2020 LTIP is forfeited, terminates, expires or lapses instead of being exercised, or any award is settled for cash, the shares subject to such awards are not counted as shares issued under the 2020 LTIP. If the exercise price of any SAR or stock option and/or the tax withholding obligations relating to any award are satisfied by delivering shares or Carrier withholding shares relating to such award, the gross number of shares subject to the award is nonetheless deemed to have been issued under the 2020 LTIP.
Eligibility. Directors, officers and employees of Carrier and its subsidiaries and affiliates, and prospective directors, officers and employees who have accepted offers of employment from Carrier and its subsidiaries and affiliates, are eligible to receive awards under the 2020 LTIP. With the Separation in 2020, certain Carrier employees, officers and directors, as well as companies involved in the Separation and their respective subsidiaries, received equity-based compensation awards under the 2020 LTIP in connection with the adjustment of outstanding UTC equity-based compensation awards subject to the Separation. As of February 13, 2025, there were approximately 600 employees and 9 non-employee directors eligible to receive awards under the 2020 LTIP.
Types of Awards. The 2020 LTIP provides for the grant of different types of equity awards described below. All types of awards shall be subject to the terms and conditions established by the Compensation Committee and specified in an award agreement. A brief description of each award type follows.
Stock Appreciation Rights (SARs) and Stock Options. SARs and stock options entitle the participant to receive an amount in cash or shares with a value equal to the product of: (a) the difference between the fair market value of one share on the exercise date less the fair market value of one share on the grant date (“the spread”), multiplied by (b) the number of shares in respect of which the SARs or stock options have been exercised. Stock options granted under the 2020 LTIP may be either incentive stock options (“ISOs”), which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. The exercise price will be determined

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by the Committee and provided in the applicable award agreement and will not be less than the fair market value (as defined in the 2020 LTIP) on the grant date. In no event may any SAR or stock option granted under the 2020 LTIP be amended (other than under “Plan and Award Adjustments” on page 73) to: (i) decrease the exercise price; (ii) cancel in exchange for cash or other awards or in conjunction with the grant of any new SAR or stock option with a lower exercise price; or (iii) be subject to any action that would be treated, under the applicable stock exchange listing standards or for accounting purposes, as a “repricing,” unless such amendment, cancellation or action is approved by shareowners. The term of each SAR and stock option is fixed by the Committee but cannot be more than 10 years after the grant date. The effect of a participant’s termination of service on any award held by the participant will be described in the applicable award agreement.
A stock option that is intended to qualify as an ISO may not be granted to an eligible individual who at grant owns more than 10% of the total combined voting power of all classes of Carrier stock, unless at the time the exercise price of such ISO is at least 110% of the fair market value of a share and is not exercisable after the fifth anniversary of the grant date. In addition, the aggregate fair market value of the shares at grant for which ISOs become exercisable by a participant during any calendar year may not exceed $100,000.
Restricted Stock. Shares of restricted stock are actual shares of Carrier common stock issued to a participant. The Committee determines: (i) the participants eligible to receive restricted stock; (ii) the timing of grants; (iii) the number of shares to be awarded; (iv) the vesting conditions of awards; (v) the conditions in which an award may be subject to forfeiture; and (vi) any other terms and conditions of the award, in addition to those contained in the 2020 LTIP. A participant holding restricted shares will have all the rights of a shareowner of Carrier holding shares of common stock, including, if applicable, the right to vote the shares and the right to receive any dividends (except as otherwise noted under “Dividends and Dividend Equivalents” below).
Restricted Stock Units (RSUs). RSUs are awards denominated in shares that will be settled, subject to the applicable award’s terms and conditions, in a specified number of shares of Carrier common stock or cash equal to the fair market value of the number of shares of common stock. The Committee may require that RSUs vest based on either the continued service of the participant, the attainment of performance goals or a combination of both. RSUs will be settled upon vesting or at a later time if permitted pursuant to a deferred compensation arrangement. Certain RSUs may be eligible for dividend equivalents, subject to the terms described under “Dividends and Dividend Equivalents” below.
Other Stock-Based Awards. The Committee may grant equity-based or equity-related awards not otherwise described in the 2020 LTIP in such amounts and subject to such terms and conditions consistent with the terms of the 2020 LTIP as the Committee shall determine. Without limiting the generality of the preceding sentence, each other stock-based award may: (i) involve the transfer of actual shares to participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares; (ii) be subject to performance-based and/or service-based conditions; (iii) be in the form of phantom stock, restricted stock, RSUs, performance shares, deferred share units or share-denominated performance units, or other awards denominated in, or with a value determined by reference to, a number of shares that is specified at the time of the grant of such award; and (iv) be designed to comply with applicable laws of jurisdictions other than the United States.
Cash Awards. The Committee may grant awards that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of the 2020 LTIP as the Committee shall determine.
Performance Goals. The grant or vesting of awards under the 2020 LTIP may be conditioned on the achievement of performance goals established by the Committee, which may be based on attainment of specified levels of one or more of the following measures, or of any other measures determined by the Committee in its discretion. This includes stock price; total shareholder return; earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); earnings per share; return on equity; return on sales; return on assets or operating or net assets; market share; objective customer service measures or indices; pre- or after-tax income; net earnings; cash flow (before or after dividends or other adjustments); free cash flow; cash flow per share (before or after dividends or other adjustments); gross margin; working capital and gross inventory turnover; risk-based capital; revenues; revenue growth; return on capital (whether based on return on total capital or return on invested capital); cost control; gross profit; operating profit; unit volume and sales, in each case with respect to Carrier or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).
Dividends and Dividend Equivalents. Any dividends or dividend equivalents credited with respect to any award under the 2020 LTIP will be subject to the same time and/or performance-based vesting conditions applicable to such award and will, if vested, be delivered or paid at the same time as the underlying award. The schedule of terms for the award will specify if the award is subject to dividend or dividend equivalent payments. SARs and stock options cannot receive dividend or dividend equivalent payments under the 2020 LTIP.
Minimum Vesting Period. The Committee may not grant awards with a designated vesting period of less than one year, except for awards granted to a maximum of 5% of the authorized share reserve under the 2020 LTIP. Such minimum vesting period does not apply to equity-based compensation awards issued in connection with the adjustment of outstanding UTC equity-based compensation awards in connection with the Separation from UTC.

72	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Plan and Award Adjustments. The Committee has discretion to make adjustments to the 2020 LTIP and outstanding awards in limited circumstances, as described below.
Corporate Transactions and Other Corporate Events. In the event of a: (i) a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of an equity interest in a subsidiary or affiliate, or similar event affecting Carrier or any of its subsidiaries; or (ii) a stock dividend, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting Carrier’s capital structure, or a disaffiliation, separation or spinoff, or other extraordinary dividend, the Committee may, in its discretion, in the case of events described in clauses (i) and (ii), make such substitutions or adjustments as it deems appropriate and equitable to: (a) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the 2020 LTIP; (b) the various maximum limitations on the grants to individuals of certain types of awards; (c) the number and kind of shares or other securities subject to outstanding awards; (d) financial goals or results relating to a performance goal; and (e) the exercise price of outstanding awards. In the case of certain corporate transactions, any such adjustments may consist of cancellation of outstanding awards in exchange for payments of cash, property or a combination of both having an aggregate value equal to the value of such awards, which in the case of an option may be the excess, if any, if the deal consideration per share is over the per share exercise price.
Change in Control. In the event of a change in control (as defined in the 2020 LTIP) of Carrier, participants in the 2020 LTIP will be granted replacement awards by the acquiring or surviving company that are of the same type held prior to the change in control. Performance awards will be converted into replacement time-based awards for the remainder of the applicable performance period (or such shorter period determined by the Committee), with the number of underlying shares determined based on the greater of actual performance through the latest practicable date prior to the change in control and target performance. Replacement awards will generally continue to vest on the same schedule as the original awards, except that, if a participant’s employment is terminated by Carrier other than for cause, or if the participant terminates for “good reason,” in each case, within the 24 months following the change in control, the participant’s replacement awards will become vested in full. In the event an acquiring or surviving company refuses to issue replacement awards, or if the acquiring or surviving company is not a publicly held company, all awards under the 2020 LTIP will become vested in full upon the change in control, with performance awards vesting at the greater of actual performance through the latest practicable date prior to the change in control and target performance. The terms “cause,” “good reason” and “change in control” are defined in the 2020 LTIP, except, in the case of a participant who is covered by the Carrier Change in Control Severance Plan, the terms “cause” and “good reason” are defined in that plan.
Plan and Award Amendments. The Board or the Committee may amend, alter or discontinue the 2020 LTIP at any time, subject to two limitations. First, no amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously granted award without the participant’s consent unless the amendment is required to comply with applicable law, stock exchange rules, tax rules or accounting rules. Second, an amendment must receive approval of shareowners, if required by applicable law or stock exchange listing standards. The Committee may unilaterally amend the terms of any outstanding award, but no such amendment shall, without the participant’s consent and except as otherwise described above, materially impair the rights of any participant with respect to an award, except if such an amendment is made to cause the 2020 LTIP or award to comply with applicable law, applicable stock exchange listing standards or accounting rules.
Clawback Provisions. The Compensation Committee has the authority, in the event of certain types of misconduct or upon the occurrence of specified events, to cancel awards, including vested awards, and to recoup gains realized by participants from previous awards under the 2020 LTIP. A participant’s vested and unvested awards shall be subject to clawback and forfeiture upon the occurrence of any of the following events, as determined by the Committee (each, a “Clawback Event”) if: (i) the participant is terminated for cause (or, within three years following a termination for any reason other than cause, the Committee determines that the participant engaged in conduct prior to such termination that would have constituted the basis for a termination for cause); (ii) the participant, within 24 months following a termination of employment, solicits any individual currently employed or engaged by Carrier or who previously was employed or engaged by Carrier during the three-month period preceding the solicitation; (iii) the participant, within 24 months following a termination of employment, publicly disparages Carrier or any of its officers, directors or senior executives or otherwise makes any public statement that is materially detrimental to the interests of Carrier or such individuals; or (iv) the participant, within 12 months following a termination of employment, becomes employed by, consults for or otherwise renders services to a competitor of Carrier or the business unit or segment that employed the participant. Upon the occurrence of a Clawback Event, all rights of the participant under the 2020 LTIP and any agreements evidencing an award then held by the participant will terminate and be forfeited, and the participant will be required to surrender and return to Carrier any shares received, and/or to repay any profits or any other economic value made or realized by the participant, as determined by the Committee. To the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd Frank Act), awards shall be subject to clawback, forfeiture or similar requirement. Unless otherwise determined by the Committee, awards to executive officers also are subject to Carrier’s Clawback Policy.
Transferability. Except as otherwise determined by the Committee, awards under the 2020 LTIP are not transferable except by will or by laws of descent and distribution.

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Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Term of the 2020 LTIP. The 2020 LTIP was initially effective April 3, 2020, and, unless terminated earlier by the Committee, will terminate on the 10th anniversary of the effective date.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2020 LTIP and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Internal Revenue Code (IRC) and the regulations thereunder. This summary is not intended to be a complete statement of applicable law nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options. The IRC requires that, for treatment of an option as an incentive stock option, shares of Carrier common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise of the option. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the spread at exercise will be an item of tax preference, which may give rise to alternative minimum tax liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, Carrier will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the amount realized on the subsequent disposition of the shares. That amount will generally be deductible by Carrier for federal income tax purposes, subject to the possible limitations on deductibility under the IRC, including for compensation paid to certain executives. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a nonqualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a nonqualified stock option”). Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. Carrier generally will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under the IRC, including for compensation paid to certain executives.
SARs. No income will be recognized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. Carrier generally will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under the IRC, including for compensation paid to certain executives.
Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the IRC. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the IRC to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. Carrier generally will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under the IRC, including for compensation paid to certain executives.
RSUs. A participant will not be subject to tax upon the grant of an RSU award. Rather, upon the delivery of shares or cash pursuant to an RSU award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. Carrier generally will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under the IRC, including for compensation paid to certain executives.
Section 409A of the Code. Section 409A of the IRC generally affects amounts deferred by a participant. Section 409A provides that “deferred compensation” must comply with Section 409A of the IRC. If it does not, the compensation is subject to a 20% additional excise tax plus, in certain cases, an interest charge.

74	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
As stated earlier, the foregoing discussion is a summary only and does not purport to be complete. In addition, the information is based upon existing U.S. tax laws and regulations and, therefore, is subject to change when those laws or rules change. Moreover, because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax advisor as to the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of any award.
Interests of Certain Persons in the Action Taken
Each of our directors and executive officers is a potential recipient of awards under the 2020 LTIP. While as of the date this Proxy Statement is first sent to shareowners, the Board and the Compensation Committee have not committed to grant any specific awards to any director or executive officer not otherwise disclosed herein, we expect that the Board and Compensation Committee will grant awards to such participants in accordance with the 2020 LTIP and our compensation policies and practices in effect from time to time.
New Plan Benefits
It is not possible to determine the benefits or amounts that will be received by or allocated to participants because awards will be made at the discretion of the Compensation Committee. The 2020 LTIP was in effect during the most recent year. Information on equity-based awards granted in 2024 under the 2020 LTIP to each of our NEOs and directors is provided in the Grants of Plan-Based Awards and 2024 Director Compensation tables on pages 54 and 25, respectively, along with the information set forth in this proposal under “Share Usage and Impact of the Amendment” starting on page 70.
Prior SAR and Stock Option Grants Under the 2020 LTIP. Pursuant to SEC rules, the table below sets forth the aggregate number of shares subject to stock options or SARs granted under the 2020 LTIP that have been received by or allocated since its effective date on April 3, 2020, as of February 13, 2025, to the following persons or groups:

Name and Position	Number of SARs Granted
David Gitlin, Chairman & Chief Executive Officer	6,009,471
Patrick Goris, Senior Vice President & Chief Financial Officer	1,033,780
Gaurang Pandya, President, HVAC Americas and CHVAC EMEA	458,152
Ajay Agrawal, Senior Vice President, Global Services, Business Development & Chief Strategy Officer	651,607
Kevin O’Conner, Former Senior Vice President & Chief Legal Officer	816,235
Jurgen Timperman, Former President, Fire & Security	1,293,792
Current Executive Officers as a Group	11,381,818
All Employees (Excluding Current Executive Officers) as a Group	42,167,446
Equity Compensation Plan Information
The following table sets forth certain equity compensation plan information as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights1 (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) 1 (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (a) 2 (c)
Equity compensation plans approved by shareowners	13,696,000	35.52	11,100,000
1Consists of the following issuable shares of common stock awarded under the 2020 LTIP: (i) shares of common stock issuable upon the exercise of outstanding nonqualified stock options; (ii) shares of common stock issuable upon the exercise of outstanding SARs; (iii) shares of common stock issuable pursuant to outstanding RSU and PSU awards granted at the target level (up to an additional 2,706,000 shares of common stock could be issued if performance goals are achieved above target); and (iv) shares of common stock issuable upon the settlement of outstanding deferred stock units awarded under the 2020 LTIP. Under the 2020 LTIP, each SAR referred to in clause (ii) is exercisable for a number of shares of common stock having a value equal to the increase in the market price of a share of such stock from the date the SAR was granted. For purposes of determining the total number of shares to be issued in respect of outstanding SARs as reflected in column (a) above, we have used the NYSE closing price for a share of common stock on December 31, 2024, of $68.26. The weighted-average exercise price of outstanding options, warrants and rights shown in column (b) takes into account only the shares identified in clauses (i) and (ii).
2Represents the maximum number of shares of common stock available to be awarded under the 2020 LTIP as of December 31, 2024. PSUs and RSUs (full-value awards) will result in a reduction in the number of shares of common stock available for delivery under the 2020 LTIP in an amount equal to 2x the number of shares to which the award corresponds. Stock options and SARs do not constitute full-value awards and will result in a reduction in the number of shares of common stock available for delivery under the 2020 LTIP on a one-for-one basis.

2025 Proxy Statement	75

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
The following table sets forth certain equity compensation plan information as of February 13, 2025 excluding the 2022 awards that vested in February 2025 and including the annual awards granted in February 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights1 (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) 1 (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) 2 (c)
Equity compensation plans approved by shareowners	12,506,000	37.06	7,500,000
1Consists of the following issuable shares of common stock awarded under the 2020 LTIP: (i) shares of common stock issuable upon the exercise of outstanding nonqualified stock options; (ii) shares of common stock issuable upon the exercise of outstanding SARs; (iii) shares of common stock issuable pursuant to outstanding RSU and PSU awards granted at the target level (up to an additional 2,654,000 shares of common stock could be issued if performance goals are achieved above target); and (iv) shares of common stock issuable upon the settlement of outstanding deferred stock units awarded under the 2020 LTIP. Under the 2020 LTIP, each SAR referred to in clause (ii) is exercisable for a number of shares of common stock having a value equal to the increase in the market price of a share of such stock from the date the SAR was granted. For purposes of determining the total number of shares to be issued in respect of outstanding SARs as reflected in column (a) above, we have used the NYSE closing price for a share of common stock on February 13, 2025, of $63.67. The weighted-average exercise price of outstanding options, warrants and rights shown in column (b) takes into account only the shares identified in clauses (i) and (ii).
2Represents the maximum number of shares of common stock available to be awarded under the 2020 LTIP as of February 13, 2025. PSUs and RSUs (full-value awards) will result in a reduction in the number of shares of common stock available for delivery under the 2020 LTIP in an amount equal to 2x the number of shares to which the award corresponds. Stock options and SARs do not constitute full-value awards and will result in a reduction in the number of shares of common stock available for delivery under the 2020 LTIP on a one-for-one basis.
Vote Required
Approval of this action requires the affirmative vote of the shareowners of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors recommends that you vote FOR the approval of the Amendment.

76	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
AUDIT MATTERS
Report of the Audit Committee
The Audit Committee assists the Board in its oversight responsibilities relating to: the integrity of Carrier’s financial statements; the independence, qualifications and performance of Carrier’s internal and external auditors; the company’s compliance with its policies and procedures, internal controls, Code of Ethics and applicable laws and regulations; policies and procedures with respect to risk assessment and management; and such other responsibilities as delegated by the Board from time to time. The Audit Committee’s specific responsibilities and duties are set forth in the Audit Committee Charter, which is available on the company’s website (see page 3).
Management has the primary responsibility for the financial statements and the financial reporting processes, including the system of internal accounting controls. PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm and the company’s independent auditor, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles in the United States (“GAAP”) and on the effectiveness of the company’s internal control over financial reporting.
In performing its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditor the company’s audited financial statements for the year ended December 31, 2024, as well as the representations of management and the independent auditor’s opinion thereon regarding the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. The Audit Committee discussed with PwC and Carrier’s internal auditors the overall scope and plans for their respective audits. The Audit Committee met with PwC and the internal auditors, with and without management present, to discuss the results of their examinations, the evaluation of Carrier’s internal controls, management’s representations regarding internal control over financial reporting and the overall quality of Carrier’s financial reporting.
The Audit Committee has discussed with PwC the matters required by the applicable requirements of the Public Company Accounting and Oversight Board (“PCAOB”). It also has discussed with PwC its independence from Carrier and its management, including the written disclosures and letter from PwC required by the applicable requirements of the PCAOB. The Audit Committee has concluded that PwC’s provision of non-audit services as described in the table on page 78 is compatible with PwC’s independence.
PwC represented to the Audit Committee that Carrier’s audited financial statements were fairly presented in accordance with GAAP. Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in Carrier’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC. The Audit Committee recommended to the Board, and the Board approved, the appointment of the firm of PwC as Carrier’s independent auditor for 2025.
Audit Committee
Charles M. Holley, Jr., Chair
Amy E. Miles
Susan N. Story
Virginia M. Wilson

2025 Proxy Statement	77

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

PROPOSAL 4:
RATIFY APPOINTMENT OF INDEPENDENT AUDITOR FOR 2025
WHAT ARE YOU VOTING ON?
As required by our Bylaws, we are asking shareowners to vote on a proposal to ratify the appointment of a firm of independent registered public accountants to serve as Carrier’s independent auditor until the next annual meeting. PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as Carrier’s independent auditor in 2024, and the Audit Committee has appointed, and the Board has approved, the firm to serve again as Carrier’s independent auditor for 2025 until the next Annual Meeting in 2026, subject to shareowner ratification.

Board Recommendation:	Vote FOR

Frequently Asked Questions About the Auditor
How Is the Auditor Reviewed by the Company?
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the company’s independent auditor. To fulfill this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence, and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm to serve in that capacity.
Is the Audit Partner Rotated?
In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years a partner may provide service to our company. For lead and concurring audit partners, the maximum number of consecutive years of service in that role is five. The selection process for the lead audit partner pursuant to this rotation policy includes meetings between the chair of the Audit Committee and several candidates.
Will the Auditor Participate in the Annual Meeting?
Representatives of PwC will attend the 2025 Annual Meeting. They will be available to respond to appropriate shareowner questions and will have the opportunity to make a statement if they desire to do so.
What Happens if Shareowners Do Not Ratify the Appointment of PwC?
The vote is an advisory vote and, therefore, it is not binding. The Board, however, would reconsider the appointment if the proposal is rejected by shareowners.
What Were the Auditor’s Fees in 2024 and 2023?

(IN THOUSANDS)	AUDIT ($)	AUDIT-RELATED ($)	TAX ($)	ALL OTHER ($)	TOTAL ($)
2023	17,088	9,950	9,875	268	37,181
2024	18,845	7,845	19,255	10	45,955

78	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Audit Fees. Fees in 2024 and 2023 include fees for the audit of Carrier’s consolidated annual financial statements, the review of interim financial statements in Carrier’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements, fees associated with the issuance of comfort letters and consents, and fees for the audit of the effectiveness of Carrier’s internal control over financial reporting. Audit fees for statutory audits were $6.9 million in 2024 and $7.3 million in 2023, respectively.
Audit-Related Fees. Fees in 2024 and 2023 include audit-related fees for employee benefit plan audits, advice regarding the application of generally accepted accounting principles for proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments and pre-implementation reviews of processes or systems. Fees in 2024 and 2023 also include fees associated with carve-out audit and review procedures associated with Carrier’s announced portfolio transformation and the issuance of comfort letters and consents associated with our acquisition of Viessmann Climate Solutions in 2023.
Tax Fees. In 2024, tax fees included approximately $1.0 million for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $18.3 million for tax consulting and advisory services. In 2023, tax fees included approximately $0.1 million for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services and approximately $9.8 million for tax consulting and advisory services. Of the $9.8 million, approximately $6.0 million represent nonrecurring fees related to work performed to support Carrier’s announced portfolio transformation, including legal entity separation activity.
All Other Fees. In 2024 and 2023, all other fees primarily consisted of due diligence services and accounting research software.
How Does the Audit Committee Monitor and Control Non-Audit Services?
The Audit Committee has adopted procedures requiring its review and approval in advance of all non-audit services provided by the company’s independent auditor. All of the engagements and fees for 2024 and 2023 were approved by the Audit Committee. The Audit Committee reviews with PwC whether the non-audit services to be provided are compatible with maintaining the firm’s independence. The Board also has adopted the policy that in any year fees paid to the independent auditor for non-audit services shall not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as included in the tax fees and all other fees categories.
Why Should I Vote For This Proposal?
The Audit Committee and the Board believe that the continued retention of PwC as our independent auditor is in the best interest of the company and our shareowners.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the company’s independent auditor for 2025.

2025 Proxy Statement	79

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix

PROPOSAL 5
SHAREOWNER PROPOSAL REQUESTING A LOBBYING TRANSPARENCY REPORT
WHAT ARE YOU VOTING ON?
We have been advised by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, that he has continuously owned no fewer than 50 shares of Carrier common stock since September 20, 2021, and that he intends to present the shareowner proposal and supporting statement set forth below on this page 80 for consideration at the 2025 Annual Meeting. We are not responsible for its accuracy or content.

Board Recommendation:	Vote AGAINST – see Statement by our Board of Directors on pages 81 to 82

Shareowner Proposal and Supporting Statement
Proposal 5 – Transparency in Lobbying
Resolved, the shareowners of Carrier request the preparation of a report, updated annually, disclosing:
1Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2Payments by Carrier used for (a) director or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3Carrier’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4Description of management’s decision-making process and the Board’s oversight for making payments described above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Carrier is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Governance Committee and posted on Carrier’s website.
Supporting Statement
Full disclosure of Carrier’s lobbying activities and expenditures is needed to assess whether its lobbying is consistent with its expressed goals and shareholder interests. Carrier spent $8.2 million from 2020 - 2023 on federal lobbying. This does not include state lobbying, where Carrier also lobbies but disclosure is uneven or absent. For example, Carrier spent $439,000 on lobbying in California from 2020-2023.

80	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity. These groups may be spending “at least double what’s publicly reported.”1 Carrier fails to disclose its payments to trade associations and social welfare groups (SWG), or the amounts used for lobbying, to shareholders. Carrier discloses memberships in the Business Roundtable and National Association of Manufacturers (NAM), which together have spent over $625 million on federal lobbying since 1998, and fails to disclose memberships in social welfare groups that lobby, like the Alliance for Competitive Taxation.
Carrier’s lack of disclosure presents reputational risk when its lobbying contradicts company public positions. For example, Carrier publicly supports addressing climate change and, as a provider of healthy, safe, sustainable and intelligent building and cold chain solutions, ranked eighth on Barron’s 2023 list of the 100 most sustainable companies.2 Yet the Business Roundtable filed an amicus brief opposing the Securities and Exchange Commission climate risk disclosure rules3 and NAM leverages its “influence to obstruct climate policy progress in the U.S. at the federal, state and local levels.”4
Reputational damage stemming from these misalignments could harm shareholder value. Shareholders ask Carrier to expand its lobbying disclosure.
Statement by Our Board of Directors Against Proposal 5
Our Board of Directors unanimously recommends a vote AGAINST this shareowner proposal. The Board reviewed Proposal 5 and, for the following reasons, has determined that its approval would not be in the best interests of the company or our shareowners.
The Board believes it is in the best interests of our shareowners and other stakeholders for Carrier to be an effective participant in the legislative and regulatory process.
We are subject to extensive regulation at the federal, state and local levels. Legislative and regulatory initiatives across a broad spectrum of policy areas often have significant effects on our business, employees, customers and the communities that we serve. Carrier believes that participating in the legislative and regulatory process (including lobbying and maintaining memberships in trade associations) benefits our shareowners and stakeholders, enhances shareowner value, and is an important part of responsible corporate citizenship.
Carrier has already adopted effective policies and procedures related to its lobbying activities and compliance. Further, these policies and procedures, and much of the other information requested by the proposal, are publicly disclosed.
Because Carrier believes that participation in the legislative and regulatory process is important, the Board and management have adopted and publicly disclosed detailed policies and procedures related to such activities. In addition, in 2024, Carrier created a new page on its website that sets forth in one place these policies and other lobbying and political activity reports and disclosures. This new page is available on www.corporate.carrier.com under Corporate Responsibility – Governance – Political Activities. Below are highlights of the information that is available on the website.
▪Policies and Procedures Governing Lobbying. Carrier’s Corporate Policy Manual Sections 12 and 12A sets forth policies and procedures that address, among other things, Carrier’s political and public policy advocacy, including lobbying activity. Our lobbying activities must also comply with our Code of Ethics. These policies and the Code of Ethics are all available on the Carrier website at www.corporate.carrier.com under Corporate Responsibility – Governance.
These corporate policies require that all lobbying (undertaken by Carrier employees or lobbyists on our behalf) must be preapproved by and coordinated with Carrier’s Office of Global Government Relations. All lobbying reports required to be filed for federal or state lobbyists and any grassroots efforts are reviewed and approved in advance by Carrier’s Vice President, Global Government Relations, or his designee and are made available on our Political Activities page. Written or oral testimony submitted to any legislative or administrative bodies must also be preapproved by Carrier’s Vice President, Global Government Relations, and its Chief Legal Officer.
1https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported.
2https://www.prnewswire.com/news-releases/carrier-ranks-no-8-on-barrons-100-most-sustainable-companies-2023-list-301763675.html.
3https://www.eenews.net/articles/investors-questions-business-roundtables-climate-rule-battle/.
4https://www.greenbiz.com/article/dont-play-both-sides-take-3-steps-now-fix-your-trade-group-gap.

2025 Proxy Statement	81

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
▪Payments Used for Lobbying and Disbursements by Carrier PAC. Carrier publicly discloses its federal lobbying expenditures on quarterly reports as required by law. These reports (i) disclose our lobbying expenditures, which include dues paid to membership organizations, and (ii) detail our lobbying activities. We report these expenditures based on the Internal Revenue Code’s definition for such expenses, which is broader than what is required by federal law and the definition used by some of our competitors, but which we believe is a more comprehensive disclosure. This may result in our lobbying expenditures appearing larger than some of our competitors’ lobbying expenditures. We make these quarterly reports available on our Political Activities page, and they are also available at https://disclosurespreview.house.gov.
▪Carrier also files publicly available lobbying reports with state and local agencies as required by state and local law. Further, contributions by Carrier’s political action committee (“Carrier PAC”) are disclosed on the Federal Election Commission’s website available at www.fec.gov/data, which is also linked and accessible through our Political Activities page. Carrier PAC’s contributions to candidates for U.S. federal, state and local office are subject to the strict limits set out in Carrier’s Corporate Policy Manual, and Carrier adheres to all applicable U.S. laws and regulations with respect to the operation of the Carrier PAC. Additionally, Carrier’s Corporate Policy Manual generally prohibits direct corporate political contributions to federal, state and local candidates.
▪Dues for Tax-Exempt, Lobbying Organizations. Carrier is a member of various trade organizations that engage in lobbying and other political activities to advocate and protect Carrier, our industry and the customers who rely on our products and services. We provide a list of trade organizations in which we participate on our Political Activities page. Carrier is not a member of any organization dedicated to drafting model legislation, although we belong to groups that represent the interests of their members and such groups’ advocacy may result in the drafting of legislative language for specific purposes. Our participation in trade associations is subject to management oversight and membership requires management approval pursuant to the Government Relations Policy in our Corporate Policy Manual.
▪Decision-Making and Oversight for Lobbying-Related Payments. Carrier’s decision-making and oversight process for lobbying-related payments is already disclosed to Carrier’s shareowners. As described in our Board Governance Committee Charter (which is available on our website at www.corporate.carrier.com under Corporate Responsibility – Governance), our Governance Committee, composed solely of independent directors, assists the Board in overseeing Carrier’s government relations and positions on significant public issues, including the Carrier PAC and political expenditures. The Governance Committee reviews and discusses the company’s political activities, including lobbying activities and expenditures. Our Office of Global Government Relations, managed by our Vice President, Global Government Relations, oversees our lobbying activities.
The Board believes expanded disclosure would put Carrier at a competitive disadvantage by adding unnecessary cost and revealing our strategies and priorities in the legislative and regulatory process.
As we note above, Carrier has robust disclosure on its lobbying and political activities. Any additional unilateral expanded disclosure could benefit parties with interests adverse to Carrier, or those motivated by special or short-term interests by attempting to pressure us to alter our political participation in a manner that could harm the interests of Carrier and our shareowners.
Conclusion
In light of Carrier’s existing disclosures of its policies, procedures, management and Board oversight of its political giving and lobbying activities, we do not believe the benefits, if any, of additional disclosures as requested by the proponent, justify the costs and risks to Carrier associated therewith. Any potential value provided by the requested additional disclosures does not merit the resources required to provide the report requested by the proposal.

The Board unanimously recommends a vote AGAINST this shareowner Proposal 5.

82	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

YOUR VOTE is important
Why Am I Being Provided with These Proxy Materials?
We are providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at our 2025 Annual Meeting of Shareowners and at any postponed or reconvened meeting.

When and Where Is the Annual Meeting?
The 2025 Annual Meeting will be held on April 9, 2025, at 8:30 a.m. Eastern time, in a virtual-only format.
Who Can Attend the Meeting and Vote?
Shareowners are eligible to attend the 2025 Annual Meeting of Shareowners and vote if they owned shares of Carrier common stock at the close of business on February 13, 2025, which is referred to as the “record date.”
May I Vote and Ask Questions in Advance of the Meeting?
Yes. Eligible shareowners may vote in advance of the Annual Meeting via internet and telephone until 11:59 p.m. Eastern time on April 8, 2025, and via mail – please see page 85 for detailed instructions – and may submit questions in advance of the Annual Meeting via internet at www.proxyvote.com until 11:59 p.m. Eastern time on April 8, 2025.
How May I Attend the Meeting?
Eligible shareowners will be able to attend the Annual Meeting virtually, but not in person, by accessing a live audio webcast via internet at www.virtualshareholdermeeting.com/CARR2025. Once on that website, eligible shareowners will need to log in using the control number on their proxy card, voting instruction form or notice regarding the availability of proxy materials. Eligible shareowners may log in at www.virtualshareholdermeeting.com/CARR2025 beginning at 8:15 a.m. Eastern time on April 9, 2025.
How Can I Participate During the Meeting?
We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as shareowners would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Shareowners will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CARR2025, as further described above.
The virtual Annual Meeting format allows shareowners to communicate with Carrier during the Annual Meeting so they can ask questions of Carrier’s management and Board, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CARR2025, clicking the Q&A button on your screen and typing your question into the provided text field.
We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website www.carrier.com, as soon as practicable after the Annual Meeting.
Additional information regarding the ability of shareowners to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/CARR2025.

2025 Proxy Statement	83

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Who Can I Contact if I Have Technical Difficulties Accessing or Participating in the Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/CARR2025. The virtual Annual Meeting platform is fully supported across browsers (Chrome, Edge, Firefox and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.
Does the Company Have a Policy Requiring that Directors Attend Annual Meetings?
The company does not have a written policy requiring that directors attend the Annual Meeting, but directors are encouraged to do so unless there is an unavoidable scheduling conflict. This year, while the company is not hosting an in-person meeting, directors are similarly encouraged to participate unless they have a conflict. All of our directors at the time attended the 2024 Annual Meeting, which was held virtually.
What is the Quorum Requirement for the Annual Meeting?
Under the company’s Bylaws, a quorum is required to transact business at the Annual Meeting. The owners of a majority of the outstanding shares of Carrier common stock as of the record date, present either in person or by proxy and entitled to vote, will constitute a quorum. As of the record date, 863,987,572 shares of Carrier common stock were issued and outstanding.

84	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
How Do I Vote?
Registered Shareowners

BY THE INTERNET
Before the meeting you can vote online at: www.proxyvote.com.
BY TELEPHONE
In the United States or Canada, you can vote by using any touch-tone telephone and calling the phone number shown on your voting materials. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern time on April 8, 2025.
To authenticate your internet or telephone vote, you will need to enter your voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card or voting instruction card.

BY MAIL
You can mail the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form, and return it in the prepaid envelope we have provided or in an envelope addressed to:
Vote Processing
c/o Broadridge Financial Solutions
51 Mercedes Way
Edgewood, NY 11717
Please allow sufficient time for the delivery of your proxy card if you vote by mail.
DURING THE ANNUAL MEETING
During the meeting go to www.virtualshareholdermeeting.com/CARR2025 and log in using your voter control number. See page 83 for more information about the virtual meeting.
If you have already voted online, by telephone or by mail, then your vote during the Annual Meeting will supersede your earlier vote.

Beneficial Shareowners
If you own shares in street name through an account with a bank, brokerage firm or other intermediary, your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions that the intermediary provides to you.
Changing Your Vote
If you are a registered shareowner:

▪If you voted by telephone or the internet, access the method you used and follow the instructions given for revoking a proxy.
▪If you mailed a signed proxy card, mail a new proxy card with a later date, which will override your earlier proxy card.

▪Write to the Carrier Corporate Secretary (see page 88 for contact information) providing your name and account information, but allow sufficient time for delivery.
▪Vote during the virtual Annual Meeting.

If you are a beneficial shareowner, ask your bank, brokerage firm or other intermediary how to revoke or change your voting instructions.

2025 Proxy Statement	85

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
How Will My Shares Be Voted?
Each share of Carrier common stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the internet, the proxy holders – who are the individuals identified on your proxy card – will have the discretion to vote your shares on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting. Shareowners are not permitted to vote for a greater number of persons for election as directors than the number of nominees named in this Proxy Statement.
If your shares are registered in your name and you sign and return a proxy card or vote by telephone or the internet but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a broker and do not give voting instructions on a matter, your broker is permitted under NYSE rules to vote your shares in its discretion only on Proposal 4 (Ratify Appointment of Independent Auditor for 2025) and is required to withhold a vote on each of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall voting results is shown in the table below.
How Do Voting Abstentions and Broker Non-Votes Affect the Voting Results?

MATTER	VOTE REQUIRED FOR APPROVAL	IMPACT OF ABSTENTIONS	IMPACT OF BROKER NON-VOTES

Election of Directors	Votes FOR a nominee must exceed 50% of the votes cast.	Not counted as votes cast. No impact on outcome.	Not counted as votes cast. No impact on outcome.

Advisory Vote to Approve Named Executive Officer Compensation	Votes FOR the proposal must exceed votes AGAINST it.	Counted as shares present, or represented by proxy and entitled to vote on the matter. Impact is same as a vote AGAINST.	Not counted as shares present, or represented by proxy and entitled to vote on the matter. No impact on outcome.

Approve an Amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan	Votes FOR the proposal must exceed votes AGAINST it.	Counted as shares present, or represented by proxy and entitled to vote on the matter. Impact is same as a vote AGAINST.	Not counted as shares present, or represented by proxy and entitled to vote on the matter. No impact on outcome.

Ratify Appointment of Independent Auditor for 2025	Votes FOR the proposal must exceed votes AGAINST it.	Counted as shares present, or represented by proxy and entitled to vote on the matter. Impact is same as a vote AGAINST.	Not applicable. There will not be broker non-votes because brokers are permitted to vote your shares on this item in their discretion.

Shareowner Proposal Requesting a Lobbying Transparency Report	Votes FOR the proposal must exceed votes AGAINST it.	Counted as shares present, or represented by proxy and entitled to vote on the matter. Impact is same as a vote AGAINST.	Not counted as shares present, or represented by proxy and entitled to vote on the matter. No impact on outcome.

What Happens if a Director in an Uncontested Election Receives More Votes “Against” Than “For” His or Her Election?
In an uncontested election of directors, any nominee for director who is an incumbent director and who receives a greater number of votes cast “Against” than votes “For” his or her election must, under Carrier’s Corporate Governance Principles, promptly tender his or her resignation to the Chair of the Governance Committee following certification of the shareowner vote. The Governance Committee must promptly make a recommendation to the Board about whether to accept or reject the tendered resignation. The director who tendered a resignation may not participate in the Governance Committee’s recommendation or the Board’s consideration.
Under our Corporate Governance Principles, the Board must act on the Governance Committee’s recommendation no later than 90 days after the date of the shareowners’ meeting. Regardless of whether the Board accepts or rejects the resignation, Carrier must promptly file a Report on Form 8-K with the SEC that explains the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

86	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
If a director’s resignation is accepted, the Governance Committee also will recommend to the Board whether to fill the vacancy or to reduce the size of the Board. Under Carrier’s Bylaws, a vacancy arising in these circumstances may be filled at the discretion of the Board by a majority vote of the directors or at a special meeting of shareowners called by the Board.
Who Counts the Votes?
Broadridge Financial Solutions (“Broadridge”), an independent entity, will tabulate the votes. A representative of Broadridge will act as the independent Inspector of Election for the Annual Meeting and in this capacity will supervise the voting and certify the results.
Broadridge has been instructed to keep the vote of each shareowner confidential, and the vote may not be disclosed except in legal proceedings or for the purpose of soliciting shareowner votes in a contested proxy solicitation.
How May the Company Solicit My Proxy?
Employees of Carrier may solicit proxies on behalf of the Board by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. Carrier will bear the cost of soliciting proxies and will reimburse banks, brokerage firms and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareowners. Carrier has retained Innisfree M&A Incorporated to assist in soliciting proxies for a fee of $25,000 plus expenses.
Why Did I Receive a Notice of Internet Availability?
To conserve natural resources and reduce costs, we are sending most shareowners a Notice of Internet Availability of Proxy Materials (“Notice”), as permitted by SEC rules. The Notice explains how you can access Carrier’s proxy materials on the internet and, if you prefer, how to obtain printed copies. The Notice also explains how you can choose print delivery of proxy materials for future annual meetings.
How Can I Receive My Proxy Materials Electronically?
To conserve natural resources and reduce costs, we encourage shareowners to access their proxy materials electronically. If you are a registered shareowner, you can sign up at www.computershare-na.com/green to get electronic access to proxy materials for future meetings, rather than receiving them in the mail. Once you sign up, you will receive an email each year explaining how to access Carrier’s Annual Report and Proxy Statement and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.
If you are a beneficial shareowner, you may obtain electronic access to proxy materials by contacting your bank, brokerage firm or other intermediary, or by contacting Broadridge at https://enroll.icsdelivery.com/CARR to enroll in electronic delivery.
What Materials Are Mailed to Me When I Share the Same Address as Another Carrier Shareowner?
If you share an address with one or more other Carrier shareowners, you may have received only a single copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your entire household. This practice, known as “householding,” is intended to reduce printing and mailing costs.
If you are a registered shareowner and you prefer to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding” and receive a single copy, please contact Computershare at 1-866-507-8028. Written requests may be sent to Computershare Trust Company, N.A. by mail to P.O. Box 43006, Providence, RI 02940-3006 or by courier delivery to 150 Royall Street, Suite 101, Canton, MA 02021. If you are a beneficial shareowner, please contact your bank, brokerage firm or other intermediary to make your request. There is no charge for separate copies.
Will Any Other Business Be Presented at the Annual Meeting?
As of the date of this Proxy Statement, the Board knows of no other matter that will be properly presented for shareowner action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareowners properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will have the discretion to vote on those matters for you.

2025 Proxy Statement	87

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
How Do I Submit Proposals and Nominations for the 2026 Annual Meeting?
Shareowner Proposals Included in the Proxy Statement
To submit a shareowner proposal to be considered for inclusion in Carrier’s Proxy Statement for the 2026 Annual Meeting under SEC Rule 14a-8, you must send the proposal to our Corporate Secretary. The Corporate Secretary must receive the proposal in writing by November 5, 2025.
Shareowner Proposals Introduced at the 2026 Annual Meeting
To introduce a proposal for vote at the 2026 Annual Meeting (other than a shareowner proposal included in the Proxy Statement in accordance with SEC Rule 14a-8), Carrier’s Bylaws require that the shareowner send advance written notice to the Carrier Corporate Secretary at the company’s principal executive offices (at the address below) for receipt no earlier than December 11, 2025, and no later than January 10, 2026. This notice must include the information specified by Section 1.9 of the Bylaws, a copy of which is available on the Corporate Responsibility section of our website (see page 3).
Director Nominations Submitted for the 2026 Annual Meeting
Carrier’s Bylaws require that a shareowner who wishes to nominate a candidate for election as a director at the 2026 Annual Meeting (other than pursuant to the “proxy access” provisions of Section 1.16 of the Bylaws) must send advance written notice to the Carrier Corporate Secretary at the company’s principal executive offices for receipt no earlier than December 11, 2025, and no later than January 10, 2026. This notice must include the information, documents and agreements specified by Section 1.9 of the Bylaws, a copy of which is available on the Corporate Responsibility section of our website (see page 3).
Director Nominations by Proxy Access
Carrier’s Bylaws require that an eligible shareowner who wishes to have a nominee of that shareowner included in Carrier’s proxy materials for the 2026 Annual Meeting pursuant to the “proxy access” provisions of Section 1.16 of our Bylaws must send advance written notice to the Carrier Corporate Secretary for receipt no earlier than October 6, 2025, and no later than November 5, 2025. This notice must include the information, documents and agreements specified by Section 1.16 of the Bylaws, a copy of which is available on the Corporate Responsibility section of our website (see page 3).
Solicitation of Proxies in Support of Non-Company Director Nominees
To comply with the universal proxy rules, shareowners who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than February 9, 2026.
How Do I Contact the Corporate Secretary’s Office?
Shareowners may contact Carrier’s Corporate Secretary’s Office in one of the three methods shown below:

WRITE A LETTER	SEND AN EMAIL	CALL

Carrier Corporate Secretary Carrier Global Corporation 13995 Pasteur Boulevard Palm Beach Gardens, FL 33418	corpsec@carrier.com	1-561-365-2335

Our Bylaws and other governance documents are available on the Corporate Responsibility section of the company’s website (see page 3).

88	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
OTHER IMPORTANT INFORMATION
Cautionary Note Concerning Factors That May Affect Future Results
This Proxy Statement contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “scenario” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Carrier, Carrier’s plans with respect to our indebtedness, statements with respect to current and future implications of corporate responsibility and sustainability topics, research, development and anticipated technology developments, anticipated impacts of our products including with respect to our customers’ goals relating to sustainability targets and otherwise, anticipated impacts of our portfolio transformation, anticipated impacts of our compensation programs, secular and macroeconomic trends and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.
In addition, our 2024 Annual Report on Form 10-K includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. See the Notes to the Consolidated Financial Statements in our 2024 Annual Report on Form 10-K under the heading “Note 23 – Commitments and Contingent Liabilities,” the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business Overview,” “Results of Operations,” “Liquidity and Financial Condition,” and “Critical Accounting Estimates,” and the section entitled “Risk Factors.” Our 2024 Annual Report on Form 10-K also includes important information as to these factors in the “Business” section under the headings “General,” “Other Matters Relating to Our Business as a Whole,” and in the “Legal Proceedings” section. Any forward-looking statement speaks only as of the date on which it is made, and Carrier assumes no obligation to update or revise any such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Corporate Governance Information, Our Code of Ethics and How to Contact the Board
Carrier’s Corporate Governance Principles (and related documents), the charters for each committee, our Code of Ethics and excerpts from our Corporate Policy Manual are available on Carrier’s website provided on page 3. Printed copies will be provided, without charge, to any shareowner upon a request addressed to the Corporate Secretary through the contact information provided on page 88.
Our Code of Ethics applies to all directors and employees, including the principal executive and financial and accounting officers.
Shareowners and other interested persons may send communications to the Board, the Lead Independent Director or one or more independent directors by: (i) using the contact information provided on the Corporate Responsibility section of Carrier’s website (see page 3); (ii) letter addressed to the Carrier Corporate Secretary (see page 88 for contact information); or (iii) using Carrier’s Anonymous Reporting program (contact information is available on Carrier’s website provided on page 3). Communications relating to Carrier’s accounting, internal controls, auditing matters or business practices will be reviewed by the Chief Compliance Officer and reported to the Audit Committee pursuant to Carrier’s Corporate Governance Principles. All other communications will be reviewed by the Corporate Secretary and reported to the Board, as appropriate, pursuant to our Corporate Governance Principles.
Transactions With Related Persons
Carrier has a written policy, which is available under Governance on the Corporate Responsibility section of our website (see page 3), for the review of transactions with related persons. The Related Person Transactions Policy requires review, approval or ratification of transactions in which Carrier is a participant and in which a Carrier director, executive officer, a beneficial owner of more than 5% of Carrier’s outstanding shares, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. Any such transaction must be reported for review by the Corporate Secretary who will, in consultation with the company’s Chief Compliance Officer, assess whether the transaction is a transaction with a related person, as that term is

2025 Proxy Statement	89

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
defined under Carrier’s policy. Following this review, the Board’s Governance Committee will then determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of Carrier and its shareowners. In making this determination, the Governance Committee takes into consideration, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available in transactions with unaffiliated third parties under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Each director and executive officer completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and Carrier other than those previously disclosed to the company. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.
Carrier’s policy generally permits the employment of relatives of related persons possessing the requisite skills and qualifications consistent with Carrier’s policies and practices for employing an unrelated person in similar circumstances, provided the employment is approved by the Senior Vice President & Chief Human Resources Officer and the Chief Compliance Officer.
From time to time, Carrier purchases services in the ordinary course of business from financial institutions that beneficially own more than 5% of our common stock. In 2024, Carrier paid $389,959 to Blackrock, Inc., for services related to certain employee benefit plans.
As previously disclosed, on January 2, 2024, we completed our acquisition of Viessmann Climate Solutions. Upon the completion of the acquisition, Max Viessmann was appointed as a member of the Board. In light of Mr. Viessmann’s current service as Chief Executive Officer and a member of the Executive Board of Viessmann Generations Group, and the ownership by Mr. Viessmann, together with other members of the Viessmann family, of a majority of the capital stock of Viessmann Generations Group, Viessmann Generations Group became a “related party” of Carrier. Since the beginning of our last fiscal year until on or about February 1, 2025, the amount of our payments to Viessmann Generations Group in connection with the agreements described below amounted to approximately $11.3 billion, excluding 58,608,959 shares of our common stock paid as partial consideration for the acquisition. In connection with the acquisition, Carrier entered into the following agreements with Viessmann Generations Group:
Share Purchase Agreement pursuant to which we acquired Viessmann Climate Solutions, which was entered into on April 25, 2023, and which contained certain closing conditions and termination rights, as well as customary representations, warranties and covenants and which provides that, for specified time periods following the closing of the acquisition and subject to certain exceptions, certain aspects of the Viessmann Climate Solutions business will be operated as they were at the time of the execution of the Share Purchase Agreement;
Investor Rights Agreement under which Viessmann Generations Group has the right to nominate one member of our Board for a period of 10 years following the closing of the acquisition, has agreed to certain voting restrictions, and has customary standstill, lockup and transfer restrictions and customary resale, demand and piggyback registration rights;
License Agreement through which Viessmann Generations Group has granted an exclusive, worldwide license to use the “Viessmann” trademarks in connection with the Viessmann Generations Group in exchange for an annual royalty of €12 million for the first five years of the term of the License Agreement and royalties thereafter determined based on net sales of licensed products sold by us for the remainder of the term;
Transitional Services Agreement under which each of Carrier and Viessmann Generations Group will provide to the other on an interim, transitional basis, various services for agreed-upon charges; and
Additional Agreements entered into, or that Carrier and Viessmann Generations Group intend to enter into, including framework agreements, lease agreements and a paying agent agreement providing for payments to certain Viessmann Generations Group employees.
Incorporation by Reference
In connection with our discussion of director and executive compensation, we have incorporated by reference in this Proxy Statement certain information from Note 14 – Stock-Based Compensation to the Consolidated Financial Statements in Carrier’s 2024 Annual Report on Form 10-K filed with the SEC on February 11, 2025; these are the only portions of such filings that are incorporated by reference in this Proxy Statement.
The company shall deliver, without charge, a copy of Carrier’s 2024 Annual Report on Form 10-K (excluding exhibits) to shareowners who make a request to the Corporate Secretary through the contact information provided on page 88.
References in this Proxy Statement to our website or third party websites are for the convenience of readers, and information and documents available at or through such websites are not incorporated by reference in this Proxy Statement.

90	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Code of Ethics and Corporate Policy Manual
Our Code of Ethics focuses on the core values that serve as the foundation of our culture: respect, integrity, inclusion, innovation and excellence. It embodies our culture and the values that guide how we operate and achieve our goals the right way. Employees are required to annually review and acknowledge their adherence to our Code of Ethics. We encourage you to visit the Corporate Responsibility section of our website (www.corporate.carrier.com) to access Carrier’s Code of Ethics, excerpts from our Corporate Policy Manual and Sustainability and Impact documents.
Prohibited Securities Trading Practices
We have adopted an insider trading policy applicable to our directors, officers, employees and certain other parties identified by the company from time to time (collectively, “covered persons”) that we believe is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations. Among other things, our insider trading policy (i) prohibits trading by covered persons in our securities while aware of material non-public information (“MNPI”) about the company except under preapproved 10b5-1 trading plans or in the securities of other publicly traded companies, and disclosing MNPI to others who may trade the securities of the company or other publicly traded company on the basis of such MNPI, and (ii) specifies our open quarterly trading windows (and who is subject to such windows), our pre-clearance procedures (and who is subject to such procedures) and requirements regarding preapproved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act. Our insider trading policy was filed as Exhibit 19 to our 2024 Annual Report on Form 10-K filed with the SEC on February 11, 2025.
Company Names, Trademarks and Trade Names
Carrier Global Corporation and its subsidiaries’ names, abbreviations thereof, logos and product and service designators are all either the registered or unregistered trademarks or trade names of Carrier Global Corporation and its subsidiaries. Names, abbreviations of names, logos and products, and service designators of other companies and organizations are either the registered or unregistered trademarks or trade names of their respective owners. As used herein, the terms “we,” “us,” “our,” “the company” or “Carrier,” unless the context otherwise requires, mean Carrier Global Corporation and its subsidiaries.

2025 Proxy Statement	91

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
APPENDIX A:
RECONCILIATION OF GAAP MEASURES TO CORRESPONDING NON-GAAP MEASURES
Operating Profit, Operating Margin and Earnings Per Share

(UNAUDITED)
	FOR THE YEAR ENDED DECEMBER 31, 2024				FOR THE YEAR ENDED DECEMBER 31, 2023
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	REPORTED	ADJUSTMENTS		ADJUSTED	REPORTED	ADJUSTMENTS		ADJUSTED
Net sales	$22,486	$—		$22,486	$18,951	$—		$18,951
Operating profit	2,646	896	a	3,542	2,160	489	a	2,649
Operating margin	11.8%			15.8%	11.4%			14.0%
Earnings before income taxes	2,274	831	a,b	3,105	1,999	538	a,b	2,537
Income tax (expense) benefit	(1,062)	400	c	(662)	(521)	(47)	c	(568)
Effective tax rate	46.7%			21.3%	26.1%			22.4%

Earnings from continuing operations attributable to common shareowners	$1,108	$1,231		$2,339	$1,387	$491		$1,878
Summary of Adjustments:
Restructuring costs		$108	a			$75	a
Amortization of acquired intangibles		689	a			143	a
Acquisition step-up amortization[1]		282	a			41	a
Acquisition/divestiture-related costs		95	a			123	a
CCR gain		(318)	a			—
Viessmann-related hedges		86	a			96	a
Gain on liability adjustment[2]		(46)	a			—
TCC acquisition-related gain[3]		—				8	a
Debt extinguishment (gain)		(97)	b			—
Debt prepayment costs		32	b			—
Bridge loan financing costs[4]		—				52	a, b
Total adjustments		$831				$538

Tax effect on adjustments above		($262)				($83)
Tax specific adjustments[5]		662				36
Total tax adjustments		$400	c			($47)	c

Diluted shares outstanding	911.7			911.7	853.0			853.0

Diluted earnings per share:
Continuing operations	$1.22			$2.56	$1.63			$2.20
1Amortization of the step-up to fair value of acquired inventory and backlog.
2Gain associated with an adjustment to our tax-related liability owed to UTC.
3The carrying value of our previously held Toshiba Carrier Corporation equity investments were recognized at fair value and subsequently adjusted.
4Includes commitment fees recognized in Selling, general and administrative.
52024 includes tax expense associated with the integration of the Viessmann and Carrier legal entity structure.

92	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Discontinued Operations, net of tax Reconciliation

(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	FOR THE YEAR ENDED DECEMBER 31, 2024
Discontinued operations, net of tax	$4,496

Summary of adjustments, net of tax:
Divestiture-related costs	$154
Restructuring	15
Gain on sale of discontinued businesses	(5,176)
AFFF reserve	565
Tax specific adjustments	250
Total adjustments	($4,192)

Adjusted discontinued operations, net of tax	304
Adjusted diluted earnings per share	$0.34
Reconciliation of 2022 PSU Adjusted EPS Results

(UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2024
Continuing operations	$2.56
Discontinued operations	0.34
Total	$2.90
Free Cash Flow Reconciliation

(UNAUDITED)
(IN MILLIONS)	FOR THE YEAR ENDED DECEMBER 31, 2024	FOR THE YEAR ENDED DECEMBER 31, 2023
Net cash flows provided by operating activities	$563	$2,607
Less: Capital expenditures - continuing operations	(519)	(439)
Less: Capital expenditures - discontinued operations	(14)	(30)
Free cash flow	$30	$2,138
Reconciliation of 2024 Incentive Compensation Results

(UNAUDITED)
	FOR THE YEAR ENDED DECEMBER 31, 2024
(IN MILLIONS)	NET SALES	OPERATING PROFIT	FREE CASH FLOW
Adjusted financial results	$22,486	$3,542	$30
Performance adjustments:
Constant currency	136	—	—
Divestitures	2,324	390	—
Tax on divestiture gains	—	—	1,710
Non-operational items	—	—	422
Performance adjusted results	$24,946	$3,932	$2,162

2025 Proxy Statement	93

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
Factors Contributing to Total Percent Change in Net Sales

(UNAUDITED)
	FOR THE YEAR ENDED DECEMBER 31, 2024 vs. 2023
	HVAC	REFRIGERATION	GENERAL CORPORATE EXPENSES AND ELIMINATIONS AND OTHER	CONSOLIDATED
Organic	5%	(1%)	—%	3%
FX Translation	—%	—%	—%	—%
Acquisitions/Divestitures, net	21%	(8%)	—%	16%
Other	—%	—%	—%	—%
Total	26%	(9%)	—%	19%
Use and Definitions of Non-GAAP Financial Measures
Carrier reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.
Organic sales, adjusted operating profit, adjusted operating margin, adjusted earnings per share (“EPS”) and adjusted effective tax rate are non-GAAP financial measures and are associated with our continuing operations unless specifically noted.
Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding 12 months, and other significant items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “other significant items”). Adjusted operating profit represents operating profit (a GAAP measure), excluding restructuring costs, amortization of acquired intangibles and other significant items. Adjusted operating margin represents adjusted operating profit as a percentage of net sales (a GAAP measure). Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, amortization of acquired intangibles and other significant items. The adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding restructuring costs, amortization of acquired intangibles and other significant items. For the business segments, when applicable, adjustments of operating profit and operating margins represent operating profit, excluding restructuring, amortization of acquired intangibles and other significant items.
Free cash flow is a non-GAAP financial measure that represents net cash flows provided by continuing operating activities (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Carrier’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of Carrier’s common stock and distribution of earnings to shareowners.
Sales, adjusted operating profit and free cash flow used to determine 2024 annual bonus payments (see “Compensation Discussion and Analysis – Section III: 2024 CEO and NEO Compensation”) are non-GAAP measures that are further adjusted for the impact of acquisitions, divestitures, foreign exchange and other items to show changes in our financial results without giving effect to period-to-period fluctuations due to the impact of acquisitions, divestitures, foreign currency exchange rates and other items not included in our established targets.
Management believes that the non-GAAP measures described above are useful in providing period-to-period comparisons of the results of the company’s ongoing operational performance.
When we provide our expectations for organic sales, adjusted operating profit, adjusted operating margin, adjusted effective tax rate, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected net sales, operating profit, operating margin, effective tax rate, diluted EPS and net cash flows provided by continuing operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, future restructuring costs and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

94	Carrier Global Corporation

Our Company	Proxy Summary	Proposal 1: Election of Directors	Share Ownership	Proposal 2: NEO Compensation	Proposal 3: LTIP Share Approval	Audit Matters	Proposal 4: Independent Auditor	Proposal 5: Shareowner Proposal	FAQs	Other Information	Appendix
APPENDIX B:
SECOND AMENDMENT TO THE CARRIER GLOBAL CORPORATION 2020 LONG-TERM INCENTIVE PLAN
The Carrier Global Corporation 2020 Long-Term Incentive Plan, effective April 3, 2020 (the “Plan”), of Carrier Global Corporation, a Delaware corporation (the “Company”), is hereby amended, effective as of the Amendment Effective Date (as defined below), as follows:
1.Amendment to Section 3(a) of the Plan. Section 3(a) of the Plan is hereby deleted and replaced in its entirety with the following:
(a)    Authorized Shares. The maximum number of Shares that may be issued pursuant to Awards granted under this Plan from the Effective Date shall be 107,000,000 which includes Shares subject to Assumed Spin-Off Awards. The maximum number of shares that may be issued pursuant to Incentive Stock Options under this Plan shall be 90,000,000. Shares issued under this Plan may be authorized and unissued Shares, treasury Shares, or Shares purchased in the open market or otherwise, at the sole discretion of the Committee. Each Share issued pursuant to a Full-Value Award will result in a reduction of the number of Shares available for issuance under this Plan by 2 Shares. Each Share issued pursuant to a Stock Option or Stock Appreciation Right will result in a reduction of the number of Shares available for issuance under this Plan by one Share.
2.Effectiveness. In accordance with the Plan, the effectiveness of this Second Amendment to the Plan (this “Amendment”) is subject to the approval of the Company’s shareholders at the Company’s 2025 annual general meeting of shareholders (the date of such approval, the “Amendment Effective Date”). For the avoidance of doubt, if shareholder approval is not obtained, then this Amendment shall be void ab initio and of no force and effect.
3.Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
4.Effect on the Plan. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Plan not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Plan are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the Amendment Effective Date, each reference in the Plan to “this Plan,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Plan as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Plan, such provision of this Amendment shall prevail and govern for all purposes and in all respects.
IN WITNESS WHEREOF, the undersigned, being authorized by the Board of Directors of the Company (the “Board”) to execute this Amendment, as evidenced by the approval and adoption of this Amendment by the Board, has executed this Amendment.
CARRIER GLOBAL CORPORATION
By:____________________________________
Name:
Title:

2025 Proxy Statement	95

VOTE BY INTERNET
CARRIER GLOBAL CORPORATION	Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above
13995 PASTEUR BOULEVARD PALM BEACH GARDENS, FL 33418
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on Tuesday, April 8, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/CARR2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on Tuesday, April 8, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it in your own envelope by mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the cost incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     D95493-P82835            KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARRIER GLOBAL CORPORATION

The Board of Directors recommends a vote FOR each of the following director nominees:					The Board of Directors recommends a vote FOR proposals 2, 3 and 4:

1.Election of Directors	For	Against	Abstain			For	Against	Abstain

1a. Jean-Pierre Garnier	☐	☐	☐		2. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

1b. David Gitlin	☐	☐	☐		3. Approve an Amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan	☐	☐	☐

1c. John J. Greisch	☐	☐	☐		4. Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025	☐	☐	☐

1d. Charles M. Holley, Jr.	☐	☐	☐

1e. Michael M. McNamara	☐	☐	☐		The Board of Directors recommends a vote AGAINST proposal 5:

1f. Amy E. Miles	☐	☐	☐			For	Against	Abstain

1g. Susan N. Story	☐	☐	☐		5. Shareowner Proposal Requesting a Lobbying Transparency Report	☐	☐	☐

1h. Michael A. Todman	☐	☐	☐

1i. Maximilian (Max) Viessmann	☐	☐	☐

1j. Virginia M. Wilson	☐	☐	☐

Address changes can be directed to Computershare by calling 1-866-507-8028

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)	Date

Annual Meeting of Shareowners of Carrier Global Corporation
Wednesday, April 9, 2025, 8:30 a.m. Eastern time
www.virtualshareholdermeeting.com/CARR2025

The purpose of the meeting is to consider the following matters:
1.Election of the 10 Director Nominees Named in the Proxy Statement
2.Advisory Vote to Approve Named Executive Officer Compensation
3.Approve an Amendment to the Carrier Global Corporation 2020 Long-Term Incentive Plan
4.Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025
5.Shareowner Proposal Requesting a Lobbying Transparency Report

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2025 Annual Meeting of Shareowners and Proxy Statement and the 2024 Annual Report are available at: www.proxyvote.com
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D95494-P82835

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Carrier Global Corporation.

The undersigned hereby appoints Charles M. Holley, Jr., Michael A. Todman and Virginia M. Wilson, and each of them, each with power of substitution and revocation, as proxies for the undersigned to act and vote at the Annual Meeting of Shareowners of Carrier Global Corporation to be held on April 9, 2025, and at any postponed or reconvened meeting, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement and, in their discretion, upon any other business that may properly come before said meeting, including an adjournment. If this Proxy Card is properly signed and returned, but does not provide voting instructions, then the votes represented by this Proxy Card will be voted FOR the election of the director nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies designated above cannot vote these shares unless you sign and return this Proxy Card.